UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.   )
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Monmouth Real Estate Investment Corporation
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December 21, 2021
PROPOSED TRANSACTION—YOUR VOTE IS VERY IMPORTANT
The board of directors of Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth”), has unanimously approved an Agreement and Plan of Merger, dated as of November 5, 2021 (as it may be amended, the “Merger Agreement”), with Industrial Logistics Properties Trust, a Maryland real estate investment trust (“ILPT”), and Maple Delaware Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of ILPT (“Merger Sub”). Pursuant to the Merger Agreement and subject to the terms and conditions thereof, ILPT will acquire Monmouth through a merger of Monmouth with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of ILPT. If the Merger is completed pursuant to the Merger Agreement, (i) each share of common stock, par value $0.01 per share, of Monmouth (“Monmouth Common Stock”) will be converted into the right to receive $21.00 per share in cash, without interest and subject to applicable withholding tax, and (ii) each share of 6.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Monmouth (“Monmouth Preferred Stock”) will be converted into the right to receive an amount in cash equal to $25.00 per share plus accumulated and unpaid dividends to, but not including, the date the Merger is completed.
Monmouth is sending you the accompanying proxy statement to ask you to attend virtually a special meeting (the “Special Meeting”) of shareholders of Monmouth, or to vote your shares by proxy, in respect of the following proposals in connection with the Merger:
1.	To approve the Merger pursuant to the Merger Agreement (“Merger Proposal”);
2.
To approve on a non-binding, advisory basis, certain compensation that may be paid or become payable to Monmouth’s named executive officers in connection with the Merger Agreement and the transactions contemplated thereby (“Compensation Proposal”); and

3.	To approve any adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal (“Adjournment Proposal”).
After careful consideration, Monmouth’s board of directors has determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, and recommends that you vote “FOR” each of the foregoing proposals.
The accompanying proxy statement provides you with information about the Merger Agreement, the Merger and the Special Meeting. Monmouth encourages you to read the proxy statement carefully and in its entirety, including the Merger Agreement, which is attached as Annex A. You may also obtain more information about Monmouth from documents Monmouth has filed with the Securities and Exchange Commission as described under the section titled “Where You Can Find More Information” in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT. The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of at least two-thirds of the shares of Monmouth Common Stock outstanding on the record date. Accordingly, whether or not you plan to attend the Special Meeting, Monmouth urges you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on attending the Special Meeting or voting your shares, please refer to the section titled “Questions and Answers About the Special Meeting” in this proxy statement. Returning the proxy does not deprive you of your right to attend the Special Meeting and to vote your shares at the Special Meeting.
Sincerely,

Eugene W. Landy Chairman of the Board of Directors
This proxy statement is dated December 21, 2021 and, together with the accompanying proxy card, is first being mailed or otherwise distributed to shareholders of Monmouth on or about December 21, 2021.

Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD AT 11:00 A.M. EASTERN TIME ON FEBRUARY 17, 2022
To the Shareholders of Monmouth Real Estate Investment Corporation:
Notice is hereby given that a special meeting of the shareholders (the “Special Meeting”) of Monmouth Real Estate Investment Corporation, a Maryland corporation (“Monmouth”), will be held in a virtual-only format on February 17, 2022, commencing at 11:00 a.m., Eastern Time. The Special Meeting will be held online via a live webcast at www.virtualshareholdermeeting.com/MNR2022SM.
At the Special Meeting, Monmouth’s shareholders will be asked to consider and vote upon the following proposals:
1.
To approve the merger (the “Merger”) of Monmouth with and into Maple Delaware Merger Sub LLC (“Merger Sub”), a subsidiary of Industrial Logistics Properties Trust, a Maryland real estate investment trust (“ILPT”), pursuant to the Agreement and Plan of Merger, dated as of November 5, 2021 (as it may be amended, the “Merger Agreement”), by and among Monmouth, ILPT, and Merger Sub (the “Merger Proposal”);

2.
To approve on a non-binding, advisory basis, certain compensation that may be paid or become payable to Monmouth’s named executive officers in connection with the Merger Agreement and the transactions contemplated thereby (the “Compensation Proposal”); and

3.	To approve any adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).
Please refer to the attached proxy statement for further information with respect to the business to be transacted at the Special Meeting.
Monmouth’s board of directors has fixed the close of business on December 20, 2021 as the record date for the Special Meeting. Only holders of record of shares of common stock, par value $0.01 per share, of Monmouth (“Monmouth Common Stock”) on December 20, 2021 are entitled to notice of, and to vote at, the Special Meeting. Further information regarding voting rights, the matters to be voted upon and instructions to attend the Special Meeting is presented in the accompanying proxy statement.
YOUR VOTE IS IMPORTANT. Each of the proposals to be considered and voted upon at the Special Meeting is subject to a separate vote by Monmouth common shareholders. The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of at least two-thirds of the shares of Monmouth Common Stock outstanding on the record date. Accordingly, whether or not you plan to attend the Special Meeting, Monmouth urges you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on attending the Special Meeting or voting your shares, please refer to the section titled “Questions and Answers About the Special Meeting” in this proxy statement. Returning the proxy does not deprive you of your right to attend the Special Meeting and to vote your shares at the Special Meeting.
Instructions on the different ways to vote are found on the enclosed proxy card or voting instruction form. Please vote each and every proxy card or voting instruction form you receive. You may revoke your proxy at any time before it is voted at the Special Meeting by following the procedures set forth in the accompanying proxy statement or voting instruction form, as applicable.

Monmouth’s board of directors has determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, and recommends that you vote “FOR” each of the proposals to be considered and voted upon at the Special Meeting.
We appreciate your continued support of Monmouth.
By Order of the Board of Directors of Monmouth Real Estate Investment Corporation,

Michael D. Prashad
General Counsel and Secretary

December 21, 2021

i

LIST OF ANNEXES
Annex A	Merger Agreement
Annex B	Opinion of J.P. Morgan Securities LLC
Annex C	Opinion of CSCA Capital Advisors, LLC
ii

SUMMARY
The Companies
Monmouth Real Estate Investment Corporation (see page 20)
Monmouth Real Estate Investment Corporation (“Monmouth”), a Maryland corporation, is a New Jersey-based, internally-managed and self-advised REIT that derives its income primarily from owning and leasing industrial and commercial real estate. Monmouth’s investment focus is to own well-located, modern, single-tenant industrial buildings, leased primarily to investment-grade tenants or their subsidiaries on long-term net leases.
As of September 30, 2021, Monmouth’s portfolio consisted of 122 properties with a total of 24.9 million leasable square feet, including 121 wholly owned industrial and logistics properties and one retail property owned by a joint venture in which Monmouth holds a majority interest. As of September 30, 2021, Monmouth’s occupancy rate was 99.7%. Monmouth’s properties are located across 32 states: Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington and Wisconsin. Of Monmouth’s 122 properties, 65 properties, located across 27 states and representing approximately 47% of Monmouth’s total leasable square footage, are leased to subsidiaries of FedEx Corporation. An additional five properties, located across four states and representing approximately 6% of Monmouth’s total leasable square footage, are leased to subsidiaries of Amazon.com, Inc. All of Monmouth’s leases are separate, stand-alone leases and none of Monmouth’s properties are subject to a master lease or any cross-collateralization agreements.
Shares of Monmouth’s common stock, par value $0.01 per share (“Monmouth Common Stock”), are listed on the New York Stock Exchange (the “NYSE”), trading under the symbol “MNR.”
Monmouth is one of the oldest public equity REITs in the world, having been originally established in 1968 as a New Jersey business trust. In 1990, the business trust merged into a newly-formed Delaware corporation and, in May 2003, Monmouth reincorporated in Maryland by merging with and into a newly-formed Maryland corporation. Monmouth’s principal executive offices are located at 101 Crawfords Corner Road, Suite 1405, Holmdel, NJ 07733, and its telephone number is (732) 577-9996. Monmouth’s website is located at https://mreic.reit. The information found on, or otherwise accessible through, Monmouth’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document Monmouth files with or furnishes to the Securities and Exchange Commission (the “SEC”).
Industrial Logistics Properties Trust (see page 20)
Industrial Logistics Properties Trust (“ILPT”), a Maryland real estate investment trust, has a portfolio of 294 wholly owned industrial and logistics properties located throughout the United States as of September 30, 2021. ILPT’s principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. ILPT’s telephone number is (617) 219-1460. ILPT’s website is located at www.ilptreit.com. The information found on, or otherwise accessible through, ILPT’s website is not incorporated into, and does not form a part of, this proxy statement.
Maple Delaware Merger Sub LLC (see page 20)
Maple Delaware Merger Sub LLC (“Merger Sub”), a Delaware limited liability company, is a wholly owned subsidiary of ILPT, whose principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Merger Sub’s telephone number is (617) 219-1460. Merger Sub was formed solely for the purpose of facilitating ILPT’s acquisition of Monmouth.
Proposals
The Merger Proposal (see page 17)
Monmouth is asking its common shareholders to vote on a proposal to approve the merger of Monmouth with and into Merger Sub (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of November 5, 2021 (as it may be amended, the “Merger Agreement”), by and among Monmouth, ILPT, and Merger Sub (the “Merger Proposal”).

Approval of the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the shares of Monmouth Common Stock outstanding as of the record date for the special meeting of Monmouth’s common shareholders (the “Special Meeting”). For approval of the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on the Merger Proposal, your shares of Monmouth Common Stock will be voted in accordance with the recommendation of Monmouth’s board of directors, which is “FOR” the Merger Proposal. Because the required vote for the Merger Proposal is based on the number of votes Monmouth common shareholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.
If Monmouth common shareholders fail to approve the Merger Proposal, the Merger will not occur.
Monmouth’s board of directors recommends that you vote “FOR” the approval of the Merger Proposal.
The Compensation Proposal (see page 18)
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Monmouth is asking its common shareholders to vote at the Special Meeting on an advisory basis regarding the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”).
The common shareholder vote on executive compensation is an advisory vote only, and it is not binding on Monmouth, its board of directors or ILPT. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, Monmouth’s named executive officers will be eligible to receive the compensation that may be paid or become payable to Monmouth’s named executive officers that is based on or otherwise relates to the Merger, in accordance with the terms and conditions applicable to such compensation. Approval of the Compensation Proposal is not a condition to the completion of the Merger.
Approval of the Compensation Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on the Compensation Proposal, your shares of Monmouth Common Stock will be voted in accordance with the recommendation of Monmouth’s board of directors, which is “FOR” the Compensation Proposal. An abstention (which will count as present for purposes of determining presence of a quorum) or failure to vote on the Compensation Proposal (including failure to give voting instructions to your broker, bank or other nominee) will have no effect on the approval of the Compensation Proposal, assuming a quorum is otherwise present at the Special Meeting.
Monmouth’s board of directors recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Monmouth’s named executive officers that is based on or otherwise relates to the Merger.
The Adjournment Proposal (see page 19)
Monmouth is asking its common shareholders to vote on a proposal to approve any adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).
Approval of the Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on the Adjournment Proposal, your shares of Monmouth Common Stock will be voted in accordance with the recommendation of Monmouth’s board of directors, which is “FOR” the Adjournment Proposal. An abstention (which will count as present for purposes of determining presence of a quorum) or failure to vote on the Adjournment Proposal (including failure to give voting instructions to your broker, bank or other nominee) will have no effect on the approval of the Adjournment Proposal, assuming a quorum is otherwise present at the Special Meeting.

Monmouth’s board of directors recommends that you vote “FOR” the approval of the Adjournment Proposal.
Special Meeting of Shareholders of Monmouth
The Special Meeting (see page 21)
The Special Meeting will be held in a virtual-only format on February 17, 2022, commencing at 11:00 a.m., Eastern Time. The Special Meeting will be held online via a live webcast at www.virtualshareholdermeeting.com/ MNR2022SM.
To participate in the Special Meeting, you will need the control number included on your proxy card or the instructions that accompanied your proxy materials to attend the Special Meeting. If you hold shares through a bank, broker or other institution, you may contact that institution if you have questions about obtaining your control number. The Special Meeting webcast will begin promptly at 11:00 a.m. Eastern Time. Monmouth encourages you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Record Date for the Special Meeting (see page 21)
Only holders of record of shares of Monmouth Common Stock at the close of business on December 20, 2021, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment of the Special Meeting.
As of December 20, 2021, there were 98,486,382 shares of Monmouth Common Stock outstanding, held by approximately 1,179 holders of record. Each share of Monmouth Common Stock is entitled to one vote on each proposal presented at the Special Meeting.
The Merger
General Description of the Merger (see page 25)
Under the terms of the Merger Agreement, ILPT will acquire Monmouth and its subsidiaries through the merger of Monmouth with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ILPT. At the effective time of the Merger (the “Effective Time”) and by virtue of the Merger, each share of Monmouth Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be converted into the right to receive $21.00 in cash (the “Merger Consideration”), without interest, subject to any applicable withholding taxes. At the Effective Time and by virtue of the Merger, each share of Monmouth’s 6.125% Series C Cumulative Redeemable Preferred Stock (“Monmouth Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be converted into the right to receive an amount in cash equal to $25.00 plus accumulated and unpaid dividends to, but not including, the date the Merger is completed (the “Preferred Stock Consideration”).
Recommendation of Monmouth’s Board of Directors and Its Reasons for the Merger (see page 32)
Monmouth’s board of directors recommends that you vote “FOR” each of the proposals to be considered and voted upon at the Special Meeting. In evaluating the Merger, Monmouth’s board of directors consulted with Monmouth’s management and its legal and financial advisors and, after careful consideration, Monmouth’s board of directors unanimously determined and declared that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, approved, adopted, and authorized in all respects the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and authorized the execution and delivery by Monmouth of the Merger Agreement. See “The Merger—Recommendation of Monmouth’s Board of Directors and Its Reasons for the Merger” for more information about the factors considered by Monmouth’s board of directors in determining and declaring that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, in approving, adopting, and authorizing the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, in authorizing the execution and delivery by Monmouth of the Merger Agreement, and in recommending that Monmouth shareholders vote to approve the Merger Agreement and the other transactions contemplated thereby, including the Merger.
Opinions of Monmouth’s Financial Advisors (see page 35)
Opinion of J.P. Morgan
In connection with the Merger, J.P. Morgan Securities LLC (“J.P. Morgan”), Monmouth’s financial advisor, delivered to Monmouth’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated November 4, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to Monmouth’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders.
The full text of the written opinion of J.P. Morgan, dated November 4, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Monmouth’s common shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to Monmouth’s board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the consideration to be paid to Monmouth’s common shareholders in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Monmouth or as to the underlying decision by Monmouth to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Monmouth as to how such shareholder should vote with respect to the Merger or any other matter. For a description of the opinion that Monmouth received from J.P. Morgan, see the section entitled “The Merger—Opinions of Monmouth’s Financial Advisors—Opinion of J.P. Morgan.”
Opinion of CSCA
CSCA Capital Advisors, LLC (“CSCA”) was engaged by Monmouth to serve as a financial advisor in connection with the Merger. On November 4, 2021, CSCA rendered its oral opinion (which was subsequently confirmed in writing by delivery of CSCA’s written opinion dated November 4, 2021) to Monmouth’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration to be received by the holders of Monmouth Common Stock was fair, from a financial point of view, to Monmouth’s common shareholders.
The full text of CSCA’s written opinion, dated as of November 4, 2021, is attached as Annex C to this proxy statement. CSCA’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by CSCA in rendering its opinion. You are encouraged to read CSCA’s opinion carefully in its entirety. For a summary of CSCA’s opinion and the methodology that CSCA used to render its opinion, see the section entitled “The Merger—Opinions of Monmouth’s Financial Advisors—Opinion of CSCA.”
Financing (see page 52)
The obligation of ILPT under the Merger Agreement to complete the Merger is not conditioned on ILPT’s obtaining funds or financing.
The funds required to consummate the transaction contemplated by the Merger Agreement (including the fees and expenses associated with the acquisition and financing) will be obtained by one or more of the following:
•
debt financing committed by certain lenders, pursuant to a commitment letter, dated as of the date of the Merger Agreement, to make available to ILPT a bridge loan, under which ILPT may borrow up to $4.0 billion on a short-term basis for 364 days, or alternative financing as permitted under the Merger Agreement;

•	an equity contribution through investments by equity partners; and/or
•	other funds available to ILPT, including through alternative or substitute financing.
Interests of Monmouth’s Executive Officers and Directors in the Merger (see page 53)
In considering the recommendation of Monmouth’s board of directors to approve the Merger, Monmouth’s shareholders should be aware that Monmouth’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of Monmouth’s shareholders generally, including the receipt of consideration in exchange for cancellation of outstanding unvested equity awards, the receipt of contractual severance and/or transaction bonus payments by certain executive officers, and the right to continued indemnification and insurance coverage. For a description of these interests, see the information provided in the section entitled “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger.”
Regulatory Matters (see page 58)
Monmouth is unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the completion of the Merger, other than the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of Maryland and certificate of merger by the Secretary of State of the State of Delaware, in each case with respect to the Merger.
Voting Agreement (see page 58)
In connection with the Merger, Mr. Eugene W. Landy, the Chairman of Monmouth’s board of directors, and Mr. Michael P. Landy, Monmouth’s President and Chief Executive Officer, have entered into a voting agreement with ILPT pursuant to which, in their capacity as shareholders, they have agreed, subject to the terms and conditions of such voting agreement, to vote their shares of Monmouth Common Stock in favor of the Merger. The shares of Monmouth Common Stock subject to the voting agreement represent approximately 3% of the outstanding voting power of Monmouth Common Stock as of the record date for the Special Meeting.
Material U.S. Federal Income Tax Consequences of the Merger (see page 58)
For U.S. federal income tax purposes, the parties will treat the Merger as a taxable sale by Monmouth of all of Monmouth’s assets to ILPT in exchange for the Merger Consideration and the Preferred Stock Consideration, the assumption of all of Monmouth’s liabilities and any other applicable amounts, followed immediately by the distribution of such Merger Consideration and Preferred Stock Consideration (and any other applicable amounts) to the holders of equity interests in Monmouth in complete liquidation of Monmouth pursuant to Revenue Ruling 69-6, 1969-1 C.B. 104, Section 331(a) of the Internal Revenue Code (the “Code”) and Section 562(b)(1) of the Code. Because, as a REIT, Monmouth is entitled to receive a deduction for liquidating distributions, and Monmouth anticipates that its deemed liquidating distribution will exceed its taxable income recognized as a result of the Merger (together with any other undistributed taxable income recognized in the taxable year of the Merger), Monmouth anticipates that it will not be subject to U.S. federal income tax on any gain recognized in connection with the Merger and the other transactions contemplated by the Merger Agreement.
For further discussion of the U.S. federal income tax consequences of the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”
Dividends (see page 61)
The Merger Agreement permits Monmouth to declare and pay quarterly cash dividends on the outstanding shares of Monmouth Common Stock in an amount not exceeding $0.18 per share for each completed quarter until the consummation of the Merger, quarterly cash dividends on its outstanding Monmouth Preferred Stock in an amount equal to $0.3828125 per share, and distributions reasonably necessary for Monmouth to maintain its REIT status and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law).
In the event that Monmouth declares or pays any dividend or other distribution that is reasonably necessary to maintain its REIT status and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law) in excess of the permitted $0.18 per share of Monmouth Common Stock per quarter, such excess amount will reduce the Merger Consideration on a dollar-for-dollar basis.

Delisting and Deregistration of Monmouth Common Stock and Preferred Stock (see page 61)
After the Merger is completed, the shares of Monmouth Common Stock and Monmouth Preferred Stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.
Litigation Relating to the Merger (see page 62)
Beginning on December 13, 2021, purported shareholders of Monmouth filed two lawsuits against Monmouth and members of Monmouth’s board of directors, challenging disclosures related to the Merger. The complaints (the “Complaints”), Wang v. Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-10632 (S.D.N.Y.) and Whitfield v. Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-10854 (S.D.N.Y.), allege, among other things, that Monmouth and its directors violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and that Monmouth’s directors violated Section 20(a) of the Exchange Act by causing the filing of a proxy statement relating to the Merger with the SEC that misstates or omits certain allegedly material information.
The Complaints seek, among other things, injunctive relief enjoining the consummation of the Merger, rescission of the Merger to the extent implemented (or rescissory damages), accounting for damages, declaration that Monmouth and its directors violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9 thereunder, and an award of the plaintiff’s costs, including attorneys’ and experts’ fees. Monmouth believes that all of the claims asserted in the Complaints are without merit and intends to defend vigorously against such actions. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that the defense of the actions will be successful. If the lawsuits are successful, they could prevent or delay completion of the Merger and result in costs to Monmouth. Additional lawsuits relating to the Merger may also be filed in the future.
The Merger Agreement
Form and Timing of the Merger (see page 67)
The Merger Agreement provides that under the terms and subject to the conditions set forth therein, Monmouth will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ILPT.
The Merger Agreement provides that the closing of the Merger (the “Closing”) will take place at 8:00 a.m., New York City time, on the fifth business day (the “Closing Date”) after the day on which the last of the closing conditions to be satisfied or waived (excluding conditions that, by their terms, cannot be satisfied or waived until the Closing) is satisfied or waived in accordance with the Merger Agreement (the “Condition Satisfaction Date”). Notwithstanding the foregoing, the parties may agree on another time or date. In addition, in the event that the closing conditions are satisfied or waived such that the Closing Date would otherwise occur prior to the date that is 90 days after the date of the Merger Agreement (February 3, 2022), ILPT has the right to extend the Closing Date once to a date that is no later than February 3, 2022 by providing written notice to Monmouth no later than the Condition Satisfaction Date. If the closing conditions are satisfied or waived such that the Closing Date would otherwise occur on or after February 3, 2022, ILPT does not have the right to extend the Closing Date. ILPT also has the right to accelerate the then-scheduled Closing Date to a date specified by ILPT by giving at least three business days written notice to Monmouth at any time after the Condition Satisfaction Date.
Merger Consideration (see page 67)
At the Effective Time and by virtue of the Merger, each share of Monmouth Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be converted into the right to receive $21.00 in cash, without interest, subject to any applicable withholding tax.
At the Effective Time and by virtue of the Merger, each share of Monmouth Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be converted into the right to receive $25.00 in cash plus all accumulated and unpaid dividends to, but not including, the Closing Date.

Nonsolicitation and Recommendation Withdrawal (see page 79)
The Merger Agreement restricts Monmouth’s ability to solicit competing takeover proposals from third parties, to discuss or negotiate with a third party regarding any competing takeover proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing takeover proposal, or to furnish to any person any non-public material information in connection with any competing takeover proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a competing takeover proposal. In addition, the Merger Agreement restricts the ability of Monmouth’s board of directors to change its recommendation that the holders of Monmouth Common Stock approve the Merger.
Notwithstanding this obligation, at any time prior to obtaining the approval of the Merger by Monmouth’s common shareholders, Monmouth may under certain circumstances furnish information with respect to Monmouth and its subsidiaries to a person or group making a competing takeover proposal or participate in discussions or negotiations with a person or group making a competing takeover proposal, in each case in response to an unsolicited written competing takeover proposal received after the date of the Merger Agreement that did not arise as a result of a material breach of Monmouth’s nonsolicitation obligations, if Monmouth’s board of directors determines in good faith (after consultation with Monmouth’s financial advisors and its outside legal counsel) that such a proposal constitutes or is reasonably likely to lead to a superior proposal and that the failure to take such actions would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law. Monmouth’s board of directors may also change its recommendation that the holders of Monmouth Common Stock approve the Merger in certain circumstances.
Conditions to Completion of the Merger (see page 81)
The respective obligations of Monmouth, ILPT and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by law, waiver, on or prior to the Closing Date, of the following conditions:
•	Approval by Monmouth’s common shareholders of the Merger;
•
Absence of any law, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by a governmental entity of competent jurisdiction after the date of the Merger Agreement that makes consummation of the Merger illegal or otherwise prohibits the consummation of the Merger;

•	Accuracy of the other party’s representations and warranties, subject to customary materiality and material adverse effect qualifications with respect to certain representations and warranties;
•	The other party’s performance or compliance in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing;
•	Receipt of a certificate from an executive officer of the other party confirming the satisfaction of the two immediately preceding conditions; and
•
In the case of ILPT and Merger Sub, receipt of a tax opinion of Stroock & Stroock & Lavan LLP or other nationally recognized tax counsel to Monmouth, dated as of the Closing Date, to the effect that, for all taxable periods of Monmouth commencing with Monmouth’s taxable year that ended on September 30, 2017, (i) Monmouth has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) Monmouth’s prior, current and proposed ownership, organization and method of operation have enabled Monmouth to continue to meet the requirements for qualification and taxation as a REIT under the Code (A) for all such taxable periods through and including its most recently completed taxable year and (B) for its final taxable year commencing immediately after the end of its most recently completed taxable year and concluding with (and inclusive of) the Effective Time.

Termination of the Merger Agreement (see page 82)
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger by Monmouth’s common shareholders:
•	by mutual written consent of ILPT and Monmouth;
•
by either ILPT or Monmouth, if the Merger is not consummated on or before May 5, 2022 (the “Outside Date”), provided that a party whose breach of any of its regulatory efforts obligations has been a principal cause of the failure of the Merger to be consummated by the Outside Date may not invoke this termination right;

•
by either ILPT or Monmouth, if, after the date of the Merger Agreement, any governmental entity of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action has become final and non-appealable, provided that a party whose breach of any of its regulatory efforts obligations has been a principal cause of such order or action may not invoke this termination right;

•
by either ILPT or Monmouth, if the approval of the Merger by Monmouth’s common shareholders is not obtained upon a vote taken thereon at a meeting of Monmouth’s shareholders (or at any adjournment or postponement thereof);

•
by either ILPT or Monmouth, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, generally subject to a 45 day cure period, and such breach or failure to perform would result in a failure of a closing condition with respect to representations and warranties and covenants, provided that a party may not invoke this termination right if it is then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement;

•
before the approval of the Merger by Monmouth’s common shareholders, by ILPT, if Monmouth’s board of directors or any committee thereof withholds, withdraws (or modified or qualifies in a manner adverse to ILPT) the recommendation that the holders of Monmouth Common Stock approve the Merger, fails to include such recommendation in the proxy statement, authorize, approve, adopt or recommend any competing takeover proposal, fails to recommend against any then-pending tender or exchange offer that constitutes a competing takeover proposal within certain specified time periods, or, upon ILPT’s written request, fails to reaffirm, upon certain specified circumstances and within certain specified time periods, its recommendation that Monmouth’s common shareholders approve the Merger; or

•
before the approval of the Merger by Monmouth’s common shareholders, by Monmouth in order to enter into a definitive agreement with respect to a superior takeover proposal, subject to certain requirements.

Upon a termination of the Merger Agreement under certain circumstances, Monmouth will be required to pay ILPT a termination fee of $72 million or reimburse ILPT for all its out-of-pocket expenses up to $10 million.
Certain Sales Activities (see page 75)
Monmouth has agreed to use reasonable best efforts (including causing its subsidiaries and representatives to use their respective reasonable best efforts) to provide to ILPT all pre-closing cooperation reasonably requested by ILPT in writing in connection with any sales or marketing efforts relating to potential sales of Monmouth’s real properties, subject to certain limitations.

Other Items
Market Price of Monmouth Common Stock (see page 63)
The Monmouth Common Stock is listed on the NYSE under the symbol “MNR.” On December 20, 2021, 2021, the last trading day before the filing of this proxy statement with the SEC, the reported closing price per share for Monmouth Common Stock on the NYSE was $20.92. You are encouraged to obtain current market quotations for Monmouth Common Stock.
Security Ownership of Certain Beneficial Owners and Management (see page 64)
As of the close of business on December 20, 2021, the current directors and executive officers of Monmouth beneficially owned approximately 3,672,966 shares of Monmouth Common Stock, which represented approximately 3.7% of the shares of Monmouth Common Stock outstanding on that date.
No Appraisal Rights (see page 66)
Holders of shares of Monmouth Common Stock or Monmouth Preferred Stock are not entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting shareholder to receive the fair value of the shareholder’s shares in connection with the Merger because, as permitted by the Maryland General Corporation Law, Monmouth’s charter provides that shareholders are not entitled to exercise such rights unless Monmouth’s board of directors, upon the affirmative vote of a majority of the entire board of directors, determines that the rights will apply to the Merger. Monmouth’s board of directors has made no such determination and the Merger Agreement provides that no such rights will be available. In addition, under the Maryland General Corporation Law, holders of shares listed on a securities exchange generally are also not entitled to such rights. However, holders of shares of Monmouth Common Stock can vote against the Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully, including the attached annexes, the documents incorporated by reference and the other documents to which this proxy statement refers. Information contained on, or that can be accessed through, Monmouth’s website is not incorporated by reference into or otherwise made a part of this proxy statement, and references to Monmouth’s website address in this proxy statement are inactive textual references only.
Q:	What is the proposed transaction?
A:
ILPT and Monmouth have entered into the Merger Agreement pursuant to which ILPT will acquire Monmouth in an all-cash transaction. Pursuant to, and subject to the terms and conditions of, the Merger Agreement, Monmouth will merge with and into Merger Sub, with Merger Sub surviving the Merger as a subsidiary of ILPT.

Q:	What will Monmouth’s common shareholders receive in the Merger?
A:
At the Effective Time, each issued and outstanding share of Monmouth Common Stock will be converted automatically into the right to receive $21.00 in cash, without interest, subject to applicable withholding taxes. See “The Merger Agreement—Merger Consideration” for detailed descriptions of the Merger Consideration and treatment of securities.

Q:	What will Monmouth’s preferred shareholders receive in the Merger?
A:
At the Effective Time, each issued and outstanding share of Monmouth Preferred Stock will be converted automatically into the right to receive $25.00 in cash plus accumulated and unpaid dividends to, but not including, the Closing Date. See “The Merger Agreement—Merger Consideration” for a detailed description of the Preferred Stock Consideration.

Q:	What will holders of Monmouth’s equity awards receive in the Merger?
A:
At the Effective Time, each outstanding option to purchase shares of Monmouth Common Stock granted under Monmouth’s equity plans, whether vested or unvested, will be canceled and the holder thereof will be entitled to receive an amount in cash equal to the product of (i) the aggregate number of shares of Monmouth Common Stock subject to such option and (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per share under such option (subject to any applicable withholding tax); provided, however, that any option that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price for Monmouth Common Stock subject to such option that equals or exceeds the Merger Consideration will be canceled without any consideration being paid or provided in respect thereof. At the Effective Time, each outstanding unvested restricted stock award issued pursuant to Monmouth’s incentive plans will be canceled and the holder thereof will receive an amount in cash equal to the sum of (i) the product of (A) the number of shares of Monmouth Common Stock subject to such restricted stock award and (B) the Merger Consideration and (ii) any accumulated and unpaid dividends with respect to such restricted stock award. See “The Merger Agreement—Merger Consideration” and “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Treatment of Equity Awards” for more information regarding the treatment of Monmouth’s equity awards.

Q:	Will Monmouth continue to pay dividends or distributions prior to the Closing?
A:
The Merger Agreement permits Monmouth to declare and pay quarterly cash dividends on the outstanding Monmouth Common Stock in an amount not exceeding $0.18 per share for each completed quarter until the Closing, quarterly cash dividends on its outstanding Monmouth Preferred Stock in an amount equal to $0.3828125 per share, and distributions reasonably necessary for Monmouth to maintain its REIT status and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law).

Q:	What happens if the market price of shares of Monmouth Common Stock changes before the Closing?
A:	The Merger Agreement does not provide for any change to be made to the Merger Consideration if the market price of shares of Monmouth Common Stock changes before the Closing.

Q:	Why am I receiving this proxy statement?
A:
Monmouth’s board of directors is using this proxy statement to solicit proxies of Monmouth’s common shareholders in connection with the Merger Agreement and the Merger. The Merger cannot be completed unless the proposal to approve the Merger pursuant to the Merger Agreement (the “Merger Proposal”) is approved by the affirmative vote of the holders of at least two-thirds of shares of Monmouth Common Stock outstanding on the record date for the Special Meeting.

This proxy statement contains important information about the Merger and the other proposals being voted on at the Special Meeting and you should read it carefully. The enclosed voting materials allow you to vote your shares of Monmouth Common Stock without attending the Special Meeting.
Your vote is important. You are encouraged to submit your proxy as promptly as possible.
Q:	Are shareholders being asked to vote on any other proposals at the Special Meeting in addition to the Merger Proposal?
A:	At the Special Meeting, Monmouth’s common shareholders will be asked to consider and vote upon the following additional proposals:
•
To approve on a non-binding, advisory basis, certain compensation that may be paid or become payable to Monmouth’s named executive officers in connection with the Merger Agreement and the transactions contemplated thereby (the “Compensation Proposal”); and

•	To approve any adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).
Q:	Why is Monmouth proposing the Merger?
A:
The Merger provides Monmouth’s shareholders with the certainty of value and liquidity at a fixed cash amount of $21.00 per share, which represents a 24% premium to the unaffected closing share price of $16.99 as of December 18, 2020, the trading day immediately preceding the first public announcement of Blackwells Capital’s (“Blackwells”) offer to acquire Monmouth for $18.00 per share in cash (the “Unaffected Date”), and a 36% premium to the 30-day volume weighted average unaffected trading share price of $15.43 on the Unaffected Date. To review in greater detail the reasons of Monmouth’s board of directors for recommending that Monmouth’s common shareholders vote in favor of the Merger Proposal, see “The Merger—Recommendation of Monmouth’s Board of Directors and Its Reasons for the Merger.”

Q:	When and where is the Special Meeting?
A:	The Special Meeting is scheduled to be held on February 17, 2022, at 11:00 a.m., Eastern Time in a virtual-only format.
Q:	Who can vote at the Special Meeting?
A:
All holders of shares of Monmouth Common Stock of record as of the close of business on December 20, 2021, the record date for determining shareholders entitled to notice of and to vote at the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. As of December 20, 2021, there were 98,486,382 shares of Monmouth Common Stock outstanding, held by approximately 1,179 holders of record. Each share of Monmouth Common Stock is entitled to one vote on each proposal presented at the Special Meeting.

Q:	What constitutes a quorum?
A:
Monmouth’s Bylaws provide that, at a meeting of shareholders (including the Special Meeting), the presence, in person (which includes presence by means of remote communication at a virtual meeting) or by proxy, of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting will be treated as being present at the Special Meeting for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals?
A:
•	Approval of the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the shares of Monmouth Common Stock outstanding on the record date.
•	Approval of the Compensation Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.
•	Approval of the Adjournment Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.
Q:	How does Monmouth’s board of directors recommend that Monmouth’s shareholders vote on the proposals?
A:
After careful consideration, Monmouth’s board of directors unanimously (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and (iii) authorized the execution and delivery of the Merger Agreement. Monmouth’s board of directors unanimously recommends that Monmouth’s shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.

For a more complete description of the recommendation of Monmouth’s board of directors, see the section entitled “The Merger—Recommendation of Monmouth’s Board of Directors and Its Reasons for the Merger.”
Q:	Do any of Monmouth’s executive officers or directors have interests in the Merger that may differ from those of its shareholders?
A:
Monmouth’s executive officers and directors have interests in the Merger that are different from, or in addition to, their interests as our shareholders. The members of Monmouth’s board of directors were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that Monmouth’s shareholders vote “FOR” the Merger Proposal. For a description of these interests, see the section entitled “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger.”

Q:	Are there any conditions to the Closing that must be satisfied for the Merger to be completed?
A:
In addition to the approval of the Merger Proposal by Monmouth’s shareholders, there are a number of customary conditions that must be satisfied or waived for the Merger to be consummated. For a description of all of the conditions to the Merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	If my shares of Monmouth Common Stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Monmouth Common Stock for me?
A:
If you hold your shares of Monmouth Common Stock in a stock brokerage account or if your shares are held by a bank or nominee (that is, in “street name”), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or nominee. In order for any shares held in street name to be represented at the Special Meeting, you must provide your broker or other nominee with instructions on how to vote your shares. Brokers who hold shares on behalf of their customers may not give a proxy to vote those shares without specific instructions from their customers.

Q:	What will happen if I fail to vote or fail to instruct my broker, bank, or nominee how to vote?
A:	If you do not instruct your broker, bank or nominee on how to vote your shares of Monmouth Common Stock, your broker, bank or nominee may not vote your shares on the Merger Proposal, the Compensation

Proposal, or the Adjournment Proposal and your shares will not be deemed to be present at the Special Meeting. This will have the same effect as a vote against the Merger Proposal, but it will have no effect on the Compensation Proposal or the Adjournment Proposal, provided a quorum is otherwise present.
Q:	What will happen if I abstain from voting?
A:
If you abstain from voting it will have the same effect as a vote against the Merger Proposal, but it will have no effect on the Compensation Proposal, or the Adjournment Proposal, provided a quorum is otherwise present.

Q:	When is the Merger expected to be completed?
A:
We expect to complete the Merger as soon as reasonably practicable following satisfaction of all of the required conditions to closing the Merger; however, ILPT has the right to extend the Closing Date once to a date that is no later than February 3, 2022. If Monmouth’s shareholders approve the Merger Proposal, and if the other conditions to closing the Merger are satisfied or waived, it is currently expected that the Merger will be completed in the first half of 2022. However, there is no guarantee that the conditions to closing the Merger will be satisfied or that the Merger will close on this timing, or at all.

Q:	What happens if the Merger is not completed?
A:
If the Merger is not approved by Monmouth’s shareholders, or if the Merger is not completed for any other reason, Monmouth’s shareholders will not receive any payment for their shares of Monmouth Common Stock pursuant to the Merger Agreement. Instead, Monmouth will remain a public company, and the Monmouth Common Stock will continue to be registered under the Exchange Act, and listed on the NYSE. Upon a termination of the Merger Agreement under certain circumstances, Monmouth will be required to pay ILPT a termination fee of $72 million or reimburse ILPT for all its out-of-pocket expenses up to $10 million. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fees; Expense Reimbursement.”

Q:	If I am a shareholder, do I need to do anything with my stock certificates now?
A:
No. You should not submit your stock certificates at this time. After the Merger is completed, if you held shares of Monmouth Common Stock, the paying agent will send you a letter of transmittal and instructions for tendering your shares for cash pursuant to the terms of the Merger Agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, shareholders will receive payment in cash pursuant to the terms of the Merger Agreement.

Q:	What are the anticipated U.S. federal income tax consequences to me of the Merger?
A:
The receipt of cash in exchange for shares of Monmouth Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For further discussion, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	Are shareholders entitled to appraisal rights?
A:	No. Shareholders are not entitled to exercise appraisal rights in connection with the Merger. See “No Appraisal Rights” for more information.
Q:	What do I need to do now?
A:
After you have carefully read this proxy statement, please respond by completing, signing, and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Monmouth Common Stock will be represented and voted at the Special Meeting.

Please refer to your proxy card or voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you.
The method by which you submit a proxy will in no way limit your right to vote at the Special Meeting, if you later decide to attend the Special Meeting in virtual format.
Q:	What happens if I sell my shares of Monmouth Common Stock before the Special Meeting?
A:
If you held shares of Monmouth Common Stock on the record date but transfer them prior to the Effective Time, you will retain your right to vote at the Special Meeting, but not the right to receive the Merger Consideration for those shares. The right to receive such consideration when the Merger becomes effective will pass to the person who at that time owns the shares you previously owned.

Q:	How will my proxy be voted?
A:
All shares of Monmouth Common Stock entitled to vote and represented by properly completed proxies received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Monmouth Common Stock should be voted on a matter, the shares represented by your proxy will be voted as Monmouth’s board of directors recommends, and therefore “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal. If you do not provide voting instructions to your broker, bank or other nominee, your shares of Monmouth Common Stock will NOT be voted or represented at the Special Meeting.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?
A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Special Meeting. If you are a holder of record, you can do this in any of the four following ways:
•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;
•	sending a written notice to Monmouth’s corporate secretary in time to be received before the Special Meeting stating that you would like to revoke your proxy; or
•	attending and voting at the Special Meeting (although attendance at the Special Meeting will not, by itself, revoke a proxy).
If your shares of Monmouth Common Stock are held in an account at a broker, bank or other nominee and you desire to change your vote or vote in person, your broker, bank or other nominee can provide you with instructions on how to change or revoke your vote.
Q:	What does it mean if I receive more than one set of voting materials for the Special Meeting?
A:
You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Monmouth Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares. If you are a holder of record and your shares of Monmouth Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	Where can I find the voting results of the Special Meeting?
A:
Within four business days following certification of the final voting results, Monmouth intends to file a Current Report on Form 8-K with the SEC disclosing the final voting results of the Special Meeting. If final voting results are not available to Monmouth in time to file a Current Report on Form 8-K within four business days after the Special Meeting, Monmouth will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

Q:	Have any shareholders entered into a voting agreement in connection with the Merger?
A:
Yes. Mr. Eugene W. Landy, the Chairman of Monmouth’s board of directors, and Mr. Michael P. Landy, Monmouth’s President and Chief Executive Officer, have entered into a voting agreement with ILPT, pursuant to which, in their capacity as shareholders, they have agreed to vote their shares of Monmouth Common Stock, which represent approximately 3% of the total voting power of the outstanding shares of Monmouth Common Stock as of the record date for the Special Meeting, in favor of the Merger. See “The Merger—Voting Agreement.”

Q:	Will a proxy solicitor be used?
A:
Yes. Monmouth has engaged MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist in the solicitation of proxies for the Special Meeting. Monmouth estimates that it will pay MacKenzie Partners a fee of approximately $350,000. Monmouth has also agreed to reimburse MacKenzie Partners for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation material, Monmouth’s directors, officers, and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Monmouth’s directors, officers, or employees for such services.

Q:	Who can answer my questions?
A:	If you have any questions about the Merger or how to submit your proxy or need additional copies of this proxy statement, the enclosed proxy card or voting instructions, you should contact:
Monmouth Real Estate Investment Corporation
Attention: Investor Relations
101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733
(732) 577-9996
Email: mreic@mreic.com
Proxy Solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained in this proxy statement constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding consummating the Merger and the timing thereof. Any forward-looking statements contained in this proxy statement are intended to be made pursuant to the safe harbor provisions of Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.
The forward-looking statements contained in this proxy statement reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement, including, without limitation:
•	inability to complete the Merger because, among other reasons, one or more conditions to the closing of the Merger may not be satisfied or waived;
•	uncertainty as to the timing of completion of the Merger;
•	potential adverse effects or changes to relationships with tenants, employees, service providers or other parties resulting from the announcement or completion of the Merger;
•	the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement;
•	possible disruptions from the Merger that could harm Monmouth’s business, including current plans and operations;
•	availability and terms of financing, including ILPT’s financing for the Merger;
•	unexpected costs, charges or expenses resulting from the Merger;
•	reduced demand for, or oversupply of, industrial and logistics space in Monmouth’s markets and other conditions affecting the industries in which Monmouth operates;
•	legislative, regulatory and economic developments, including changes in tax, real estate, environmental, zoning and other laws and regulations; and
•
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism, outbreak of war or hostilities and epidemics and pandemics, including COVID-19, as well as management’s response to any of the aforementioned factors.

Monmouth does not guarantee that the Merger and events described in this proxy statement will happen as described (or that they will happen at all). For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q for subsequent quarters.
While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes, except as required by law.

PROPOSAL 1
THE MERGER PROPOSAL
Monmouth is asking its common shareholders to vote on a proposal to approve the merger of Monmouth with and into Merger Sub pursuant to the Merger Agreement.
For detailed information regarding the Merger Proposal, see the information about the Merger and the Merger Agreement throughout this proxy statement, including the information set forth in the sections entitled “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement.
Required Vote and Board of Directors’ Recommendation
Approval of the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the shares of Monmouth Common Stock outstanding as of the record date for the Special Meeting. For approval of the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN”. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on the Merger Proposal, your shares of Monmouth Common Stock will be voted in accordance with the recommendation of Monmouth’s board of directors, which is “FOR” the Merger Proposal. Because the required vote for the Merger Proposal is based on the number of votes Monmouth common shareholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.
If Monmouth common shareholders fail to approve the Merger Proposal, the Merger will not occur.
Monmouth’s board of directors recommends that you vote “FOR” the approval of the Merger Proposal.

PROPOSAL 2
THE COMPENSATION PROPOSAL
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, Monmouth is asking its common shareholders to vote at the Special Meeting on an advisory basis regarding the compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the Merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein, is presented in the section entitled “The Merger—Quantification of Payments and Benefits to Monmouth’s Executive Officers.”
The common shareholder vote on executive compensation is an advisory vote only, and it is not binding on Monmouth, its board of directors or ILPT. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, Monmouth’s named executive officers will be eligible to receive the compensation that may be paid or become payable to Monmouth’s named executive officers that is based on or otherwise relates to the Merger, in accordance with the terms and conditions applicable to such compensation. Approval of the Compensation Proposal is not a condition to the completion of the Merger.
Monmouth is asking its common shareholders to vote “FOR” the following resolution:
“RESOLVED, that the shareholders of Monmouth Real Estate Investment Corporation (“Monmouth”) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Monmouth that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Quantification of Payments and Benefits to Monmouth’s Executive Officers” beginning on page 56 (which disclosure includes the table required pursuant to Item 402(t) of Regulation S-K).”
Required Vote and Board of Directors’ Recommendation
Adoption of the above resolution, on a non-binding, advisory basis, requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on the Compensation Proposal, your shares of Monmouth Common Stock will be voted in accordance with the recommendation of Monmouth’s board of directors, which is “FOR” the Compensation Proposal. An abstention (which will count as present for purposes of determining presence of a quorum) or failure to vote on the Compensation Proposal (including failure to give voting instructions to your broker, bank or other nominee) will have no effect on the approval of the Compensation Proposal, assuming a quorum is otherwise present at the Special Meeting.
Monmouth’s board of directors recommends that you vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Monmouth’s named executive officers that is based on or otherwise relates to the Merger.

PROPOSAL 3
THE ADJOURNMENT PROPOSAL
Monmouth is asking its common shareholders to vote on a proposal to approve any adjournments of the Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal.
Required Vote and Board of Directors’ Recommendation
Approval of the Adjournment Proposal requires, provided a quorum is present, the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on the Adjournment Proposal, your shares of Monmouth Common Stock will be voted in accordance with the recommendation of Monmouth’s board of directors, which is “FOR” the Adjournment Proposal. An abstention (which will count as present for purposes of determining presence of a quorum) or failure to vote on the Adjournment Proposal (including failure to give voting instructions to your broker, bank or other nominee) will have no effect on the approval of the Adjournment Proposal, assuming a quorum is otherwise present at the Special Meeting.
Monmouth’s board of directors recommends that you vote “FOR” the approval of the Adjournment Proposal.

INFORMATION ABOUT THE COMPANIES
Monmouth Real Estate Investment Corporation
Monmouth Real Estate Investment Corporation, a Maryland corporation, is a New Jersey-based, internally-managed and self-advised REIT that derives its income primarily from owning and leasing industrial and commercial real estate. Monmouth’s investment focus is to own well-located, modern, single-tenant industrial buildings, leased primarily to investment-grade tenants or their subsidiaries on long-term net leases.
As of September 30, 2021, Monmouth’s portfolio consisted of 122 properties with a total of 24.9 million leasable square feet, including 121 wholly owned industrial and logistics properties and one retail property owned by a joint venture in which Monmouth holds a majority interest. As of September 30, 2021, Monmouth’s occupancy rate was 99.7%. Monmouth’s properties are located across 32 states: Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Vermont, Virginia, Washington and Wisconsin. Of Monmouth’s 122 properties, 65 properties, located across 27 states and representing approximately 47% of Monmouth’s total leasable square footage, are leased to subsidiaries of FedEx Corporation. An additional five properties, located across four states and representing approximately 6% of Monmouth’s total leasable square footage, are leased to subsidiaries of Amazon.com, Inc. All of Monmouth’s leases are separate, stand-alone leases and none of Monmouth’s properties are subject to a master lease or any cross-collateralization agreements.
Shares of Monmouth Common Stock are listed on the NYSE, trading under the symbol “MNR.”
Monmouth is one of the oldest public equity REITs in the world, having been originally established in 1968 as a New Jersey business trust. In 1990, the business trust merged into a newly-formed Delaware corporation and, in May 2003, Monmouth reincorporated in Maryland by merging with and into a newly-formed Maryland corporation. Monmouth’s principal executive offices are located at 101 Crawfords Corner Road, Suite 1405, Holmdel, NJ 07733, and its telephone number is (732) 577-9996. Monmouth’s website is located at https://mreic.reit. The information found on, or otherwise accessible through, Monmouth’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document Monmouth files with or furnishes to the SEC.
Industrial Logistics Properties Trust
Industrial Logistics Properties Trust, a Maryland real estate investment trust, has a portfolio of 294 wholly owned industrial and logistics properties located throughout the United States as of September 30, 2021. ILPT’s principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. ILPT’s telephone number is (617) 219-1460. ILPT’s website is located at www.ilptreit.com. The information found on, or otherwise accessible through, ILPT’s website is not incorporated into, and does not form a part of, this proxy statement.
Maple Delaware Merger Sub LLC
Maple Delaware Merger Sub LLC, a Delaware limited liability company, is a wholly owned subsidiary of ILPT, whose principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Merger Sub’s telephone number is (617) 219-1460. Merger Sub was formed solely for the purpose of facilitating ILPT’s acquisition of Monmouth.

THE SPECIAL MEETING
Date, Time, Place and Purpose of the Special Meeting
The Special Meeting will be held in a virtual-only format on February 17, 2022, commencing at 11:00 a.m., Eastern Time. The Special Meeting will be held online via a live webcast at www.virtualshareholdermeeting.com/ MNR2022SM.
To participate in the Special Meeting, you will need the control number included on your proxy card or the instructions that accompanied your proxy materials. If you hold shares through a bank, broker or other institution, you may contact that institution if you have questions about obtaining your control number. The Special Meeting webcast will begin promptly at 11:00 a.m. Eastern Time. Monmouth encourages you to access the meeting prior to the start time. Online check-in will begin at 10:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
At the Special Meeting, the holders of shares of Monmouth Common Stock will be asked to consider and vote upon the following proposals:
1.	To approve the Merger pursuant to the Merger Agreement (the “Merger Proposal”);
2.
To approve on a non-binding, advisory basis, certain compensation that may be paid or become payable to Monmouth’s named executive officers in connection with the Merger Agreement and the transactions contemplated thereby (the “Compensation Proposal”); and

3.	To approve any adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).
Shareholders must approve the Merger Proposal for the Merger to occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A and the material provisions of the Merger Agreement are described in the section of this proxy statement entitled “The Merger Agreement.”
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Monmouth. Accordingly, if the Merger Proposal is approved at the Special Meeting and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding advisory vote on the Compensation Proposal.
Recommendation of Monmouth’s Board of Directors
After careful consideration, Monmouth’s board of directors unanimously (i) determined that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, (ii) approved the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and (iii) authorized the execution and delivery of the Merger Agreement. Monmouth’s board of directors unanimously recommends that Monmouth’s shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal. For a more complete description of the recommendation of Monmouth’s board of directors, see the section entitled “The Merger—Recommendation of Monmouth’s Board of Directors and Its Reasons for the Merger.”
Record Date; Shares Entitled to Vote
Only holders of record of shares of Monmouth Common Stock at the close of business on December 20, 2021, the record date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting and any adjournment of the Special Meeting. As of the record date, there were 98,486,382 shares of Monmouth Common Stock outstanding, held by approximately 1,179 shareholders of record. Each share of Monmouth Common Stock outstanding on the record date is entitled to one vote on each proposal to be considered at the Special Meeting. Holders of Monmouth Preferred Stock are not entitled to vote on any of the proposals to be considered at the Special Meeting.
Required Vote; Quorum
Approval of the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the shares of Monmouth Common Stock outstanding on the record date.

Approval of the Compensation Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal.
Approval of the Adjournment Proposal requires, provided a quorum is present, the affirmative vote of at least a majority of all votes cast on such proposal. If a quorum is not present, the chair of the Special Meeting may adjourn the Special Meeting. Adjournments and postponements are subject to certain restrictions set forth in the Merger Agreement.
Regardless of the number of shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or Internet.
Monmouth’s Bylaws provide that, at a meeting of shareholders (including the Special Meeting), the presence, in person or by proxy, of the shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting will be treated as being present at the Special Meeting for purposes of determining whether a quorum is present. The Bylaws further provide that, whether or not a quorum is present, a majority of the shareholders entitled to vote and present at a meeting of shareholders, in person or by proxy, have the power to adjourn the meeting from time to time to a date nor more than 120 days after the original record date without notice other than announcement at the meeting.
As of the record date for the Special Meeting, Monmouth’s directors and executive officers owned and are entitled to vote an aggregate of approximately 3,672,966 shares of Monmouth Common Stock, entitling them to exercise approximately 3.7% of the voting power of the shares of Monmouth Common Stock entitled to vote at the Special Meeting. Monmouth’s directors and executive officers have informed Monmouth that they intend to vote the shares of Monmouth Common Stock that they own in favor of the Merger Proposal, in favor of the Compensation Proposal, and in favor of the Adjournment Proposal, although, other than Messrs. Eugene W. Landy and Michael P. Landy, they have no obligation to do so. Messrs. Eugene W. Landy and Michael P. Landy have entered into a voting agreement with ILPT, pursuant to which, in their capacity as shareholders, they have agreed to vote their shares of Monmouth Common Stock, which represent approximately 3% of the total voting power of the outstanding shares of Monmouth Common Stock as of the record date for the Special Meeting, in favor of the Merger. See “The Merger—Voting Agreement.”
Abstentions and Broker Non-Votes
Because the required vote at the Special Meeting for the Merger Proposal is based on the number of votes entitled to be cast rather than on the number of votes cast on such proposal, abstentions will have the same effect as votes AGAINST such proposal. Abstentions will have no effect on either the Compensation Proposal or the Adjournment Proposal, provided a quorum is otherwise present.
Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the Special Meeting. A broker non-vote occurs when shares held by a broker or other nominee are represented at a meeting, but the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own shares of Monmouth Common Stock through a broker or other nominee (i.e., in “street name”), you must provide voting instructions as described in “The Special Meeting—Voting—Shares Held in ‘Street Name’” in order to have your shares voted at the Special Meeting. Because the Merger Proposal requires the affirmative vote of the holders of at least two-thirds of the shares of Monmouth Common Stock outstanding on the record date, the failure to provide your broker or other nominee with voting instructions will have the same effect as voting “AGAINST” such proposal. The failure to provide your broker or other nominee with voting instructions will have no effect on the Compensation Proposal or the Adjournment Proposal, provided a quorum is otherwise present.
Voting
To ensure that your shares of Monmouth Common Stock are voted at the Special Meeting, we strongly recommend that you provide voting instructions promptly by proxy, even if you plan to attend the Special Meeting.

Shares Held by Record Holder
If you are a holder of record of shares of Monmouth Common Stock, there are four ways to vote:
•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on February 16, 2022 (please have your proxy card in hand when you visit the website);
•
by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on February 16, 2022 (please follow the instructions on your proxy card or voting instruction form from your broker, bank or other nominee provided to you by email or over the Internet);

•	by completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Special Meeting; or
•
by attending the Special Meeting by visiting www.virtualshareholdermeeting.com/MNR2022SM, where you may vote during the meeting. Please have your proxy card or the instructions that accompanied your proxy materials in hand when you visit the website.

If you are a holder of record of shares of Monmouth Common Stock and you sign and mail your proxy card or vote by telephone or over the Internet but do not give voting instructions, your shares will be voted FOR the Merger Proposal, FOR the Compensation Proposal, and FOR the Adjournment Proposal.
If you are a holder of record of shares of Monmouth Common Stock on the record date and you fail to return your proxy card or vote by telephone or via the Internet, unless you attend the Special Meeting and vote directly, your shares will NOT be considered present at the Special Meeting for purposes of determining whether a quorum is present and will NOT be voted. This will have the same effect as a vote AGAINST the Merger Proposal and, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
Even if you plan to attend the Special Meeting, Monmouth recommends that you also vote by proxy so that your vote will be counted if you later decide not to attend the Special Meeting.
Shares Held in “Street Name”
If your shares of Monmouth Common Stock are held by a broker, bank or other nominee on your behalf in “street name,” you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the Internet, depending on the voting process of your broker, bank or other nominee.
If your shares of Monmouth Common Stock are held in “street name” and you fail to provide your broker, bank, or other nominee with instructions regarding how to vote your shares, your shares will NOT be considered present at the Special Meeting for purposes of determining whether a quorum is present and will NOT be voted. This will have the same effect as a vote AGAINST the Merger Proposal and, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
Revocation of Proxies or Voting Instructions
Shareholders of record may change their vote or revoke their proxy at any time before it is exercised at the Special Meeting by:
•	entering a new vote by Internet or by telephone;
•	completing and returning a later-dated proxy card;
•	sending a written notice to Monmouth’s Corporate Secretary in time to be received before the Special Meeting stating that you would like to revoke your proxy; or
•	attending and voting at the Special Meeting (although attendance at the Special Meeting will not, by itself, revoke a proxy).
If a shareholder submits multiple proxies, only the last dated proxy will count. Please note that if you want to revoke a proxy by mailing a new proxy card or by sending a written notice of revocation to Monmouth’s

Corporate Secretary, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received before the Special Meeting.
If you are a shareholder who hold shares of Monmouth Common Stock in “street name” through a broker, bank, or other nominee, your broker, bank or other nominee can provide you with instructions on how to change or revoke your vote.
Adjournments and Postponements
Although it is not currently expected, the Special Meeting may be adjourned or postponed if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum.
Holders of a majority of the shares of Monmouth Common Stock present in person (including virtually) or represented by proxy at the Special Meeting, whether or not constituting a quorum, and entitled to vote may adjourn the Special Meeting from time to time to a date not more than 120 days after the record date. Any such adjournment may be made without notice other than announcement at the Special Meeting of the time, date, and place of the adjourned meeting. If a new record date is fixed for an adjourned special meeting, notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the adjourned meeting. In addition, at any time prior to convening the Special Meeting, Monmouth’s board of directors may postpone the Special Meeting. Adjournments and postponements are subject to certain restrictions set forth in the Merger Agreement.
Tabulation of Votes
Monmouth will appoint an inspector of election for the Special Meeting to determine whether a quorum is present and tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from shareholders is made on behalf of Monmouth’s board of directors. Monmouth will pay the cost of soliciting proxies from shareholders. Monmouth has engaged MacKenzie Partners to assist in the solicitation of proxies for the Special Meeting and estimates it will pay MacKenzie Partners a fee of approximately $350,000. Monmouth has also agreed to reimburse MacKenzie Partners for reasonable expenses incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners against certain losses, claims, damages, liabilities and expenses. In addition to mailing proxy solicitation materials, Monmouth’s directors, officers, and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Monmouth’s directors, officers, or employees for such services.
In accordance with the regulations of the SEC and NYSE, Monmouth will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of Monmouth Common Stock.
Other Information
Monmouth’s shareholders should not return their stock certificates or send in other documents evidencing ownership of shares of Monmouth Common Stock with the proxy card. If the Merger is completed and you are a shareholder whose shares of Monmouth Common Stock are evidenced by stock certificates, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for tendering your shares evidenced by stock certificates for the Merger Consideration.

THE MERGER
The following is a description of the material aspects of the Merger. While Monmouth believes that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to Monmouth shareholders. Monmouth encourages its shareholders to carefully read this entire proxy statement, including the Merger Agreement and the other documents attached to this proxy statement or incorporated herein by reference, for a more complete understanding of the Merger.
General Description of the Merger
Under the terms of the Merger Agreement, ILPT will acquire Monmouth and its subsidiaries through the merger of Monmouth with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ILPT. At the Effective Time and by virtue of the Merger, each share of Monmouth Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be converted into the right to receive $21.00 in cash, without interest, subject to any applicable withholding taxes. At the Effective Time and by virtue of the Merger, each share of Monmouth Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be converted into the right to receive an amount in cash equal to $25.00 plus accumulated and unpaid dividends to, but not including, the Closing Date.
Background of the Merger
As a matter of course, Monmouth’s board of directors, management and outside advisors have regularly reviewed and evaluated Monmouth’s strategic direction, financial performance, business plans, operations and portfolio in an effort to maximize value to its shareholders. In so doing, Monmouth has identified, and at times pursued, potential strategic opportunities, including potential acquisitions, divestitures and other transactions.
On December 1, 2020, Blackwells, one of Monmouth’s shareholders, delivered a letter from Jason Aintabi, Blackwells’s Founder and Chief Investment Officer, to Eugene Landy, Chairman of Monmouth’s board of directors, and Michael Landy, Monmouth’s President and Chief Executive Officer, communicating an unsolicited, non-binding preliminary proposal to acquire all of the outstanding shares of Monmouth Common Stock in an all-cash transaction at a price of $16.75 per share (the “Initial Blackwells Proposal”). On the date of the Initial Blackwells Proposal, shares of Monmouth Common Stock closed at $14.80 per share on the NYSE. On December 8, 2020, a special meeting of Monmouth’s board of directors was held to discuss the Initial Blackwells Proposal, attended by representatives of Monmouth’s financial advisor, CSCA, and outside Maryland corporate counsel, Venable LLP (“Venable”). Following that discussion, Monmouth’s board of directors unanimously determined that the Initial Blackwells Proposal was not in the best interests of Monmouth and, at the direction of Monmouth’s board of directors, Mr. Eugene Landy conveyed the determination of the board of directors to Blackwells by letter.
On December 16, 2020, Monmouth entered into an engagement letter with CSCA under which CSCA would provide general advisory services. Monmouth decided to engage CSCA based on, among other things, CSCA’s substantial experience in the REIT industry and Monmouth’s long-standing relationship with CSCA.
After market close on December 18, 2020, Blackwells delivered a revised proposal to Messrs. Eugene Landy and Michael Landy offering to pay $18.00 per share in cash to acquire all of the outstanding shares of Monmouth Common Stock (the “Revised Blackwells Proposal”). On the date of the Revised Blackwells Proposal, shares of Monmouth Common Stock closed at $16.99 per share on the NYSE.
On December 20, 2020, Bloomberg News published an article reporting that Blackwells had offered to acquire Monmouth for $18.00 per share in cash, and on December 21, 2020, Blackwells issued a press release disclosing the Revised Blackwells Proposal, including the full text of Mr. Aintabi’s December 18, 2020 letter that accompanied the Revised Blackwells Proposal. Following publication of the Bloomberg News article and Blackwells’s press release, the share price of Monmouth Common Stock increased $0.72 per share to a closing price of $17.71 per share on December 21, 2020. Also on December 21, 2020, Monmouth publicly disclosed its receipt of the two proposals from Blackwells.
On December 22, 2020, CSCA received an inquiry from a large private investment firm primarily focused on global real estate, which we refer to as “Bidder A”, indicating an interest in exploring a potential acquisition of Monmouth.

On December 23, 2020, prior to receiving a response from Monmouth regarding the Revised Blackwells Proposal, Blackwells delivered a written notice to Monmouth stating that it intended to nominate a slate of four director candidates, including Monmouth’s former general counsel, to fill the four director seats up for election at Monmouth’s 2021 annual meeting of shareholders. Blackwells also stated that it intended to submit six non-binding proposals to be voted on by Monmouth’s shareholders at the 2021 annual meeting.
On January 13, 2021, Monmouth engaged J.P. Morgan as its additional financial advisor in connection with a possible decision by its board of directors to explore strategic alternatives. Monmouth engaged J.P. Morgan based on J.P. Morgan’s substantial industry knowledge, its experience with strategic alternatives processes for other real estate companies and its prior experience working with Monmouth. Monmouth also entered into an additional engagement letter with CSCA dated as of January 13, 2021, expanding the scope of CSCA’s engagement to include advising and assisting in connection with a potential strategic alternatives review process.
On January 14, 2021, at its regular quarterly board meeting, Monmouth’s board of directors considered, among other things, the Revised Blackwells Proposal. In addition to members of Monmouth’s management, in attendance for portions of the meeting were representatives of CSCA, J.P. Morgan and Venable. Following various presentations by advisors, Monmouth’s board of directors further discussed the Revised Blackwells Proposal and unanimously determined that the Revised Blackwells Proposal was not in the best interests of Monmouth and, at the direction of the board of directors, Mr. Eugene Landy wrote to Blackwells to inform them of the determination of the board of directors. During the meeting, Monmouth’s board of directors also determined, following a presentation by representatives of J.P. Morgan, that it would be in the best interests of Monmouth to explore potential strategic alternatives, including a potential sale. To enable Monmouth’s board of directors to undertake that review in an efficient manner, the board of directors decided to form a Strategic Alternatives Committee, consisting of four directors, Messrs. K.C. Conway and Scott Robinson (each an independent director) and Messrs. Michael Landy and Kevin Miller, which committee would support the review process and make recommendations to Monmouth’s board of directors.
Also on January 14, 2021, Monmouth publicly disclosed its board of directors’ determinations to reject the Revised Blackwells Proposal and to conduct a review of Monmouth’s potential strategic alternatives. Shortly following the announcement, representatives of Bidder A contacted both CSCA and J.P. Morgan to reiterate Bidder A’s interest in exploring a potential transaction.
Shortly after the January 14, 2021 meeting of the board of directors, at the request of Monmouth’s board of directors, and with the assistance of J.P. Morgan and CSCA, Monmouth’s management began preparing a Confidential Information Memorandum to be provided to potential counterparties to a strategic transaction. During this period, J.P. Morgan and CSCA also received inquiries from a number of parties interested in participating in the strategic alternatives process.
On January 20, 2021, Monmouth filed suit in state court in New Jersey against its former general counsel and Blackwells seeking to bar its former general counsel from participating in the slate of directors nominated by Blackwells. Blackwells subsequently sent a litigation demand to Monmouth, alleging that Monmouth’s board of directors’ decisions to file suit, and not to appoint an independent committee to consider the Initial Blackwells Proposal and the Revised Blackwells Proposal, was a breach of the board of directors’ fiduciary duties. Monmouth’s board of directors thereupon created a committee of independent directors to review the demand with the assistance of counsel.
On February 1, 2021, Monmouth and its advisors finalized a form non-disclosure agreement to be circulated to potential counterparties. In addition, on February 1, 2021, J.P. Morgan and CSCA provided Monmouth with a draft list of approximately 90 potential counterparties, including financial sponsors, real estate investment trusts, sovereign wealth funds, pension funds, real estate managers and other financial and strategic investors that J.P. Morgan and CSCA believed could potentially have an interest in a transaction with Monmouth and likely would have the capability to consummate such a transaction. Subsequently, based on feedback from Monmouth, the advisors added additional potential counterparties to the draft list.
Later on February 1, 2021, a meeting of the Strategic Alternatives Committee was convened. The Strategic Alternatives Committee reviewed and discussed the potential counterparties that had been assembled by J.P. Morgan and CSCA with input from Monmouth’s management, noting that the list included numerous credible strategic and financial bidders. Following this discussion, the Strategic Alternatives Committee approved the proposed list.

On February 2, 2021, pursuant to the direction of the Strategic Alternatives Committee, J.P. Morgan, CSCA and Mr. Michael Landy began contacting the potential counterparties.
On February 12, 2021, Monmouth engaged Stroock & Stroock & Lavan LLP (“Stroock”) to act as legal counsel to Monmouth and its board of directors in connection with the strategic alternatives process.
Between February 2 and March 5, 2021, Monmouth and its advisors negotiated and executed non-disclosure agreements (each a “Non-Disclosure Agreement” and collectively, the “Non-Disclosure Agreements”) with 36 potential counterparties that were contacted as part of the strategic alternatives review process, including with ILPT, Equity Commonwealth (“EQC”) and Bidder A. The Non-Disclosure Agreements generally included customary standstill restrictions on the counterparties but did not prohibit the counterparties from requesting that Monmouth waive such standstill restrictions.
On March 16, 2021, Monmouth received four preliminary, non-binding proposals, including proposals from each of EQC, ILPT, Bidder A, and a private owner and operator of industrial real estate in the United States, which we refer to as “Bidder B.” The proposal submitted by EQC represented an all-stock transaction and provided for an exchange of each share of Monmouth Common Stock for 0.571 EQC common shares, representing an implied value of $16.22 per share based on the trading price of EQC’s common shares at the time of EQC’s March 16 proposal. The proposals submitted by ILPT, Bidder A and Bidder B contemplated all-cash transactions with per share offer prices of $19.25, $18.30 and $19.50, respectively. None of the four preliminary proposals received by Monmouth addressed the ability of Monmouth to pay dividends in respect of Monmouth Common Stock during the period between the execution of a definitive agreement and the closing. Each of ILPT, EQC, Bidder A and Bidder B were invited to continue to participate in the next stage of the strategic alternatives process.
Before the deadline for the submission of revised proposals, various telephone calls and e-mails were exchanged between Monmouth and its advisors, on the one hand, and representatives of each of ILPT, EQC, Bidder A and Bidder B regarding diligence and process matters. Additionally, during this period, ILPT, EQC and Bidder A also conducted tours of a large number of Monmouth’s properties.
On April 20, 2021, EQC and ILPT delivered revised proposals and, the following morning on April 21, 2021, Bidder A submitted a revised proposal. Bidder B did not submit a revised proposal. ILPT’s revised proposal consisted of an all-cash offer to acquire all shares of Monmouth Common Stock at a price of $18.50 per share. ILPT’s offer noted that Monmouth may not pay any dividends to holders of Monmouth Common Stock between signing of the merger agreement and the closing of the merger. EQC’s revised proposal provided for an all-stock transaction in which each share of Monmouth Common Stock would be exchanged for 0.6638 EQC common shares, representing an implied value of $19.15 per share based on EQC’s closing stock price of $28.85 per share on April 20, 2021 and, when added to the $0.18 per share dividend payable to holders of Monmouth Common Stock on June 15, 2021 that had been previously declared by Monmouth’s board of directors, would result in an effective price of $19.33 per share of Monmouth Common Stock in light of EQC’s expressed willingness to permit Monmouth to pay the previously declared dividend and to refrain from paying a matching pre-merger cash dividend to EQC’s common stockholders in respect of such previously declared $0.18 per share dividend. Bidder A’s revised proposal consisted of an all-cash offer to acquire all shares of Monmouth Common Stock for a price of $19.00 per share. Bidder A’s revised proposal prohibited the payment of any dividends to holders of Monmouth Common Stock between signing and closing of the merger, which would include the $0.18 per share dividend payable on June 15, 2021 previously declared by Monmouth’s board of directors, other than dividends necessary to maintain Monmouth’s REIT qualification, and required that the stated price of $19.00 per share be reduced by the amount of any such REIT qualification dividends paid between signing and closing of the merger. The Strategic Alternatives Committee determined that an additional round of bidding was advisable, and that each of ILPT, EQC and Bidder A should be invited to submit “best and final” offers the following week.
On April 23, 2021, ILPT informed J.P. Morgan that it was withdrawing from the process, explaining that it was not in a position to improve its proposal.
On April 28, 2021, EQC and Bidder A each submitted best and final proposals. EQC’s final proposal consisted of an all-stock offer with 0.67 EQC shares to be issued in exchange for each share of Monmouth Common Stock, resulting in a base offer price of $19.08 per share based on EQC’s closing stock price of $28.48 on April 27, 2021. In addition, EQC’s final proposal (including the revised draft merger agreement attached thereto) provided for up to $0.36 of additional value to the holders of Monmouth Common Stock by allowing Monmouth to pay the $0.18 per share regular quarterly common stock dividend that had been declared in April 2021, and to declare and pay an additional $0.18 per share regular quarterly common dividend prior the closing of the merger, without EQC declaring or paying a matching pre-merger cash dividend to EQC’s shareholders. Bidder A’s final proposal was an all-cash offer to acquire all shares of Monmouth Common Stock at a stated price of $19.51 per share. Bidder A’s proposal provided that the per share price to be paid in the merger would be reduced by the amount of any dividends declared or paid by Monmouth on shares of Monmouth Common Stock between signing and closing of the merger, including the $0.18 per share dividend payable on June 15, 2021 previously declared by Monmouth’s board of directors.
Also on April 28, 2021, several meetings of the Strategic Alternatives Committee and Monmouth’s board of directors were held to discuss the final proposals received from EQC and Bidder A. Following extensive discussions involving Monmouth’s advisors, Monmouth’s board of directors unanimously approved the Strategic Alternatives Committee’s recommendation to accept the EQC draft merger agreement and final proposal, subject to finalizing documentation.
Between April 28 and May 4, 2021, Mr. Michael Landy, and representatives from J.P. Morgan, CSCA, Stroock, EQC and EQC’s financial and legal advisors negotiated the merger agreement, and final confirmatory due diligence was completed.
Additional meetings of Monmouth’s board of directors were held on April 30, 2021 to hear presentations by J.P. Morgan and CSCA with respect to their preliminary valuation analyses of the economic terms of the proposed transaction with EQC and on May 4, 2021 to consider approval of the merger agreement. Following the delivery of oral fairness opinions by each of J.P. Morgan and CSCA, and an update on the terms and status of the merger agreement by Stroock, Monmouth’s board of directors unanimously adopted resolutions approving the merger agreement and related matters. Later in the evening on May 4, 2021, Monmouth entered into a merger agreement with EQC and issued a joint press release regarding Monmouth’s proposed merger with EQC.
Among the Non-Disclosure Agreements, the standstill restrictions in nine Non-Disclosure Agreements expired by their terms upon Monmouth’s execution of the merger agreement with EQC. Following the execution of the merger agreement with EQC, Monmouth notified the counterparties for the remaining 26 Non-Disclosure Agreements that Monmouth was granting an irrevocable waiver of the standstill restrictions to permit the counterparties to submit a proposal, inquiry or indication of interest regarding a possible transaction to Monmouth’s board of directors and to make a public announcement of any such proposal, inquiry or indication of interest, so long as, in any such case, such counterparties did not engage in discussions or negotiations, or enter into any agreements or understandings, whether or not legally enforceable, with any third party (excluding the counterparty’s affiliates and representatives) with respect to any such proposal, inquiry or indication of interest.
On July 8, 2021, J.P. Morgan and CSCA received a letter from Starwood Capital Group (“Starwood”) setting forth an unsolicited proposal to acquire all outstanding shares of Monmouth Common Stock for net cash consideration of approximately $18.70 per share, reflecting a stated purchase price of $19.51 per share reduced by the termination fee payable to EQC under the merger agreement executed on May 4, 2021 and the $0.18 per share dividend on shares of Monmouth Common Stock declared by Monmouth’s board of directors on July 1, 2021. On July 15, Starwood delivered an amended proposal, reflecting an increase of $0.18 per share in the consideration that would be paid for shares of Monmouth Common Stock, resulting in a net cash consideration of $18.88 per share, reflecting a stated purchase price of $19.51 per share reduced only by the termination fee payable to EQC (with no reduction for the $0.18 per share dividend previously declared by Monmouth’s board of directors on July 1, 2021). On July 21, 2021, a special meeting of Monmouth’s board of directors was convened for the purpose of discussing the July 8, 2021 Starwood proposal, as amended on July 15, 2021, and determining a response. Following such discussion, Monmouth’s board of directors unanimously reaffirmed its support for, and recommendation in favor of, the then-pending merger with EQC.
On July 29, 2021, the committee that Monmouth’s board of directors had appointed to review the litigation demand served by Blackwells advised the board of directors that it had completed its work and that it recommended that Monmouth not file suit against its board of directors. The committee determined, among other things, that Monmouth did not have a duty to establish a special committee to review Blackwells’s offer, and that the board of directors had appropriately considered the potential benefits and harms of pursuing litigation against its former general counsel and Blackwells before doing so. Monmouth’s board of directors accepted this recommendation.
Between July 27, 2021 and August 13, 2021, members of management of EQC and of Monmouth, and representatives of each party’s financial, legal and proxy advisors, periodically discussed the status of the proposed merger with EQC and the related proxy solicitations. On August 13, 2021, representatives of EQC submitted an offer letter to Monmouth proposing certain revisions to the existing terms of the merger agreement, including (1) an increase in the merger consideration to $19.00 for each share of Monmouth Common Stock by increasing the exchange ratio from 0.67 EQC shares per share of Monmouth Common Stock to 0.713 EQC shares per share of Monmouth Common Stock, which represented a 6.4% premium over the existing all-stock transaction based on the closing price of EQC’s common shares on August 13, 2021 of $26.65, and (2) the option for Monmouth shareholders to elect to receive such consideration in the form of cash, EQC common shares or a combination of cash and EQC common shares, in each case, subject to proration based upon a maximum cash amount. The terms of EQC’s revised proposal with respect to payment of dividends on shares of Monmouth Common Stock were consistent with the provisions of the original merger agreement Monmouth entered into with EQC.
Following receipt of EQC’s offer letter, members of management of EQC and of Monmouth, and representatives of each party’s financial and legal advisors, conducted negotiations concerning the terms of an amended merger agreement. Monmouth’s board of directors also met on August 13, 2021 and twice on August 15, 2021 to discuss EQC’s offer letter and the proposed amended merger agreement. Following the delivery of new oral fairness opinions by each of J.P. Morgan and CSCA with respect to the revised financial terms of the transaction and an update on the terms and status of the amended merger agreement by Stroock, Monmouth’s board of directors unanimously approved the execution of an amended merger agreement with EQC and recommended that Monmouth’s shareholders approve the merger with EQC on the amended terms at a special meeting of shareholders scheduled for August 31, 2021. In the evening of August 15, 2021, Monmouth and EQC executed the amended merger agreement and on the morning of August 16, 2021, Monmouth and EQC issued a joint press release announcing entry into the amended merger agreement with EQC.
On August 18, 2021, Monmouth received a new revised unsolicited acquisition proposal from Starwood. Starwood’s revised proposal provided for net cash consideration of approximately $19.20 per share of Monmouth Common Stock. This revised offer represented a stated per share purchase price of $19.93 per share, reduced by the termination fee that would be payable to EQC if Monmouth terminated the amended merger agreement with EQC (with no reduction for the $0.18 per share dividend previously declared by Monmouth’s board of directors on July 1, 2021). On August 23, 2021, a special meeting of Monmouth’s board of directors was convened for the purpose of discussing and determining what action(s) to take in response to the revised Starwood proposal. Following such discussion, Monmouth’s board of directors unanimously decided to reaffirm its support for the then-pending merger with EQC, and Monmouth issued a press release announcing this decision on August 23, 2021.
On August 31, 2021, at a special meeting of Monmouth’s shareholders held for purposes of voting on the proposed merger with EQC, the holders of Monmouth’s common shares did not approve Monmouth’s proposed merger with EQC as required by Maryland law and the terms of Monmouth’s charter. Later on August 31, 2021, Monmouth received a written notice from EQC terminating the amended merger agreement as a result of the failure of Monmouth’s shareholders to approve the merger and requesting reimbursement of its out-of-pocket fees and expenses pursuant to the terms of the amended merger agreement. Subsequently, after receiving documentation relating to such out-of-pocket fees and expenses from EQC, Monmouth reimbursed EQC in accordance with the terms of the amended merger agreement. Blackwells subsequently indicated to Monmouth that Monmouth should convene an annual meeting of its shareholders.
On September 7, 2021, Monmouth engaged Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) to act as legal counsel to Monmouth and its board of directors in connection with its determination of what action(s) to take following the termination of the amended merger agreement with EQC.
On September 13, 2021, Monmouth issued a press release announcing that it was re-initiating the process of exploring strategic alternatives, including a potential sale or merger, joint ventures, and changes in the capital structure of Monmouth, and that it would consider all viable proposals, including proposals submitted by Starwood or other potential counterparties. Monmouth also announced that it would set meeting and record dates for Monmouth’s annual meeting of shareholders in due course.
On September 14, 2021, a special meeting of Monmouth’s board of directors was held to discuss the timeline for the renewed strategic alternatives process, potential counterparties and engagement with shareholders. In light of the fact that Monmouth had previously run a strategic alternatives process with numerous potential counterparties and entered into, and made significant public disclosure in connection with, the EQC transaction, which had since been terminated, Monmouth’s board of directors determined to proceed with the renewed strategic alternatives process on an accelerated timetable, in order to determine in short order whether an alternative transaction that would provide for an acquisition of the whole company could be achieved on terms that would be in the best interests of Monmouth and its shareholders. In addition, the board of directors determined that the renewed strategic alternatives process would be overseen by the board of directors as a whole (and not the Strategic Alternatives Committee (which committee was disbanded)).
Beginning on September 15, 2021, based on indications of interest gathered during the initial outreach to counterparties in February 2021, Monmouth’s management and its financial and legal advisors finalized a list of potential counterparties for the renewed strategic alternatives process and initiated contact with 22 potential counterparties. All of the counterparties who had submitted a bid during the prior strategic alternatives process were invited to participate in the renewed strategic alternatives process. Of the 22 potential counterparties, eight expressed interest in participating in the renewed strategic alternatives process and were granted access to Monmouth’s virtual dataroom to conduct due diligence. Five of the counterparties granted access to the virtual dataroom had already executed Non-Disclosure Agreements with Monmouth as part of the prior strategic alternatives process, and three counterparties executed new Non-Disclosure Agreements, which included customary standstill restrictions on the counterparties but did not prohibit the counterparties from requesting that Monmouth waive such standstill restrictions. All counterparties were advised to submit indicative proposals by October 5, 2021. When invited to participate in the process, Blackwells indicated it would not be submitting an offer for Monmouth and declined to participate.
Between September 15, 2021 and October 4, 2021, members of Monmouth’s management and its financial advisors held a number of due diligence sessions with, and responded to documentary diligence requests from, the interested potential counterparties in the renewed strategic alternatives process.
On September 21, 2021, Monmouth engaged CBRE, Inc. (“CBRE”) to assist in Monmouth’s exploration of joint venture alternatives. From its engagement until the execution of the Merger Agreement on November 5, 2021, CBRE reached out to and engaged with various potential joint venture partners.
On September 23, 2021, counsel for Blackwells wrote to counsel for Monmouth demanding that Monmouth file suit against Mr. Eugene Landy and other directors for alleged breaches of fiduciary duty in connection with the matters raised in Blackwells’s prior litigation demand and the now-terminated EQC merger agreement. Counsel for Blackwells also demanded that Monmouth provide notice to shareholders of the date of its annual meeting by September 29, 2021. Also on September 23, 2021, Blackwells submitted to Monmouth a revised notice of its intention to nominate a new slate of four director candidates, which did not include Monmouth’s former general counsel. Blackwells also stated that it intended to submit seven revised non-binding proposals to be voted on by Monmouth’s shareholders at Monmouth’s 2021 annual meeting.
Between September and November 2021, representatives of Monmouth and Blackwells had periodic discussions regarding Blackwells’s proposals and its perspectives on Monmouth and a potential resolution of Blackwells’s campaign.
On October 5, 2021, Monmouth received preliminary, non-binding proposals from ILPT and two other counterparties, which we refer to as “Bidder 1” and “Bidder 2.” ILPT proposed to acquire Monmouth in an all-cash transaction for $19.25 per share. The proposals submitted by Bidder 1 and Bidder 2 represented all-cash acquisitions of Monmouth for net consideration of $19.30 and $19.75 per share, respectively. ILPT and Bidder 1 indicated that they were ready to enter into definitive agreements for the acquisition within a short period of time, whereas Bidder 2 indicated that it would need more time to undertake further due diligence. The bidders also indicated that they were exploring the possibility of providing an option to elect non-cash consideration for a portion of the transaction consideration. Bidder 1 indicated that it would permit Monmouth to pay its regular quarterly common stock dividend of $0.18 per share, prorated until closing, without any reduction in the merger consideration, while ILPT’s and Bidder 2’s proposals did not specify the treatment of dividends.
On October 6, 2021, Mr. Eugene Landy called Mr. John Murray, ILPT's Managing Trustee, President, and Chief Executive Officer, to encourage ILPT to advance its participation in the renewed strategic alternatives process.
Later on October 6, 2021, a special meeting of Monmouth’s board of directors was held to discuss the indicative proposals received from the three potential counterparties, attended by representatives of J.P. Morgan, CSCA, and Wachtell Lipton. Representatives of Wachtell Lipton and of J.P. Morgan updated the board of directors on the progress of the strategic alternatives process to date, structural options for a potential transaction, and possible business and financial alternatives, such as a joint venture. Following discussion of the merits of various strategic alternatives, including remaining an independent company, joint venture, and a sale of Monmouth, Monmouth’s board of directors unanimously authorized Monmouth and its advisors to continue with the strategic alternatives process and engagement with the three counterparties. The duties of the board of directors were also discussed by representatives of Wachtell Lipton.
On October 7, 2021, representatives of J.P. Morgan and CSCA, acting at the direction of Monmouth’s board of directors, called representatives of ILPT, Bidder 1, and Bidder 2 to advise them that while Monmouth expected that they would have to increase their proposed prices in order to enter into a transaction, they would be invited into the second round of the renewed strategic alternatives process. Representatives of J.P. Morgan and CSCA also provided all three potential counterparties with a draft of a merger agreement prepared by Wachtell Lipton. The counterparties were advised to submit revised drafts of the merger agreement to Wachtell Lipton by October 22, 2021 for an opportunity to receive feedback in advance of their final bids, and to submit final proposals by November 1, 2021.
Also on October 7, 2021, Monmouth filed with the SEC a Current Report on Form 8-K announcing that it had set December 16, 2021, as the date for the 2021 annual meeting of shareholders, and that October 17, 2021 was the deadline for the submission of shareholder notices of business to be considered at that meeting.
Between October 18, 2021 and October 21, 2021, members of Monmouth’s management and its financial advisors participated in further due diligence sessions with representatives of ILPT, Bidder 1, and Bidder 2.
On October 22, 2021, representatives of Hunton Andrews Kurth LLP (“Hunton”), ILPT’s legal advisor, submitted a revised draft of the merger agreement to representatives of Wachtell Lipton. Bidder 1 and Bidder 2 did not submit markups of the merger agreement to Wachtell Lipton in advance of the final bid deadline.
On October 27, 2021, representatives of Wachtell Lipton provided feedback to Hunton regarding its revised draft of the merger agreement, including feedback regarding closing conditionality and the termination fee payable by Monmouth under the merger agreement under certain circumstances.
On October 29, 2021, representatives of Bidder 1 called representatives of J.P. Morgan and CSCA and indicated that Bidder 1 would not be able to increase its previous offer and did not intend to submit a revised proposal at the final bid deadline.
Also on October 29, 2021, representatives of Bidder 2 contacted representatives of J.P. Morgan to indicate that, following its evaluation of Monmouth’s projected growth profile, Bidder 2 would not be able to increase its previous offer and did not intend to submit a revised proposal at the final bid deadline.
On November 1, 2021, ILPT submitted its “best and final” all-cash offer of $21.00 per share. ILPT’s offer provided for Monmouth’s ability to continue to pay quarterly dividends of up to $0.18 per share for each completed quarter until the completion of the transaction, no financing contingency, and the expectation that Messrs. Eugene Landy and Michael Landy would enter into customary voting agreements to support the transaction. ILPT also indicated that no further diligence was required and it was prepared to finalize and execute the transaction documentation in short order.
On November 2, 2021, a special meeting of Monmouth’s board of directors was held to discuss the final offer received from ILPT, attended by representatives of J.P. Morgan, CSCA, and Wachtell Lipton. Representatives of J.P. Morgan and CSCA advised Monmouth’s board of directors of the progress of the strategic alternatives process to date, including ILPT’s proposal, and presented certain preliminary financial analyses regarding ILPT’s proposal and the withdrawal of each of Bidder 1 and Bidder 2. Representatives of Wachtell Lipton reviewed with the board of directors the terms proposed by ILPT, as well as open issues and remaining areas of negotiation. Members of Monmouth’s board of directors noted the compelling value that ILPT’s offer represented. Following that discussion, Monmouth’s board of directors unanimously authorized Monmouth and its advisors to negotiate with ILPT to seek to finalize definitive documentation for the transaction.
Later on November 2, 2021, representatives of J.P. Morgan and CSCA, acting at the direction of Monmouth’s board of directors, called Mr. Adam Portnoy, ILPT’s Managing Trustee, and representatives of Citigroup, ILPT’s financial advisor, to inform them of Monmouth’s willingness to negotiate definitive documentation for the transaction with ILPT, subject to agreement on certain terms, including a reduced termination fee, reduced expense reimbursement obligation of Monmouth, and shorter duration for ILPT’s right to delay the closing under certain circumstances. ILPT and its representatives indicated that ILPT was prepared to agree to a transaction that reflected the terms proposed by representatives of Monmouth.
On November 3, 2021, representatives of Wachtell Lipton sent to representatives of Hunton a markup of the merger agreement and Monmouth’s disclosure letter to the merger agreement. Thereafter, representatives of Wachtell Lipton and of Hunton provided to each other successive markups of the merger agreement and Monmouth’s disclosure letter, until such documents were finalized.
Also on November 3, 2021, representatives of Hunton sent to representatives of Wachtell Lipton a draft form of voting agreement for Messrs. Eugene Landy and Michael Landy. Thereafter, representatives of Wachtell Lipton and of Hunton provided to each other successive markups of the form of voting agreement until it was finalized.
On November 4, 2021, a special meeting of Monmouth’s board of directors was convened to consider approval of the merger agreement with ILPT. In addition to members of Monmouth’s management, in attendance at the meeting were representatives of J.P. Morgan, CSCA and Wachtell Lipton. Representatives of Wachtell Lipton reviewed with Monmouth’s board of directors the key terms of the proposed final merger agreement. Representatives of J.P. Morgan and CSCA then reviewed their financial analyses of the consideration provided for in the merger agreement. Following their presentation, representatives of J.P. Morgan delivered to Monmouth’s board of directors J.P. Morgan’s oral opinion, confirmed the following day by delivery of a written opinion dated November 4, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to Monmouth’s common shareholders in the Merger was fair, from a financial point of view, to Monmouth’s common shareholders, as more fully described below in the section “The Merger—Opinions of Monmouth’s Financial Advisors.” Following their presentation, representatives of CSCA delivered to Monmouth’s board of directors CSCA’s oral opinion, confirmed later that day by delivery of a written opinion dated November 4, 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by CSCA in preparing its opinion, that the consideration to be received by Monmouth’s common shareholders in the Merger was fair, from a financial point of view, to Monmouth’s common shareholders. Representatives of Wachtell Lipton also reviewed the directors’ duties in connection with their consideration and evaluation of the potential transaction. Following discussion, Monmouth’s board of directors unanimously adopted resolutions approving the merger agreement and related matters.
Also on November 4, 2021, Monmouth, with the approval of its board of directors, entered into an agreement with Blackwells pursuant to which Blackwells would withdraw its proposals, support the proposed transaction and enter into various standstill, solicitation and support arrangements. Monmouth simultaneously entered into an agreement with its former general counsel and Blackwells to settle and dismiss all claims between them in the New Jersey litigation.
On the morning of November 5, 2021, prior to market open, Monmouth and ILPT executed the Merger Agreement and each issued a press release announcing entry into the Merger.
Recommendation of Monmouth’s Board of Directors and Its Reasons for the Merger
In evaluating the Merger, Monmouth’s board of directors consulted with Monmouth’s management and its legal and financial advisors and, after careful consideration, Monmouth’s board of directors unanimously determined and declared that the Merger Agreement, the Merger, and the other transactions contemplated by the

Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, approved, adopted, and authorized in all respects the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, and authorized the execution and delivery by Monmouth of the Merger Agreement. In determining and declaring that the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Monmouth and its shareholders, in approving, adopting, and authorizing the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, in authorizing the execution and delivery by Monmouth of the Merger Agreement, and in recommending that Monmouth shareholders vote to approve the Merger Agreement and the other transactions contemplated thereby, including the Merger, Monmouth’s board of directors considered various factors that it viewed as supporting its decisions, including the following material factors:
•
the Merger Consideration of $21.00 per share represents a 24% premium to the unaffected closing share price of Monmouth Common Stock of $16.99 on December 18, 2020, the last trading day prior to news reports that Blackwells had offered to acquire Monmouth for $18.00 per share in cash, and a 36% premium to the 30-day volume weighted average unaffected trading share price of $15.43;

•	the Merger Consideration is higher than the all-time highest reported sales price of Monmouth Common Stock;
•
the Merger Agreement permits Monmouth to continue to pay Monmouth’s common shareholders regular quarterly cash dividends of up to $0.18 per share for each completed quarter until the consummation of the Merger;

•
the Merger Consideration is all cash, and the Merger provides certain and immediate value and liquidity to Monmouth’s shareholders for their shares, especially when viewed against any risks and uncertainties associated with Monmouth’s standalone strategy;

•
the financial analyses presented to Monmouth’s board of directors by each of J.P. Morgan and CSCA and the November 4, 2021 oral opinions delivered by J.P. Morgan and CSCA to Monmouth’s board of directors, which were confirmed by delivery of written opinions dated November 4, 2021, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by J.P. Morgan and CSCA in preparing their respective opinions, in the case of J.P. Morgan, the consideration to be paid to Monmouth’s common shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, and, in the case of CSCA, the consideration to be received by the holders of Monmouth Common Stock in the Merger is fair, from a financial point of view, in each case as more fully described below in the section entitled “The Merger—Opinions of Monmouth’s Financial Advisors.” The full text of the written opinions of J.P. Morgan and CSCA, each dated November 4, 2021, which set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan and CSCA in preparing their respective opinions, are attached as Annex B and Annex C to this proxy statement and are incorporated herein by reference.

•
the robust pre-signing strategic alternatives sale process conducted by J.P. Morgan and CSCA at the direction and under the supervision of Monmouth’s board of directors, which involved outreach to approximately ninety potential interested parties and an agreed and publicly disclosed transaction agreement during the initial strategic review process, and outreach to more than twenty qualified potential interested parties during the renewed strategic alternative review process, in both cases including financial sponsors, real estate investment trusts, sovereign wealth funds, pension funds, real estate managers and other financial and strategic investors, and the receipt of first round indications of interest from three potential counterparties, and a “best and final” proposal from ILPT;

•
the initial strategic alternatives process that led to the now-terminated transaction with EQC had resulted in a transaction with significant disclosure and a publicly disclosed competing proposal, and such initial process, combined with Monmouth’s renewed strategic alternatives process and the public announcement of the renewed process, put potential acquirers on notice of Monmouth’s willingness to engage in discussions for a strategic sale;

•
favorable conditions for sale transactions in the industrial real estate market generally, including prices for assets being at or near historical highs while capitalization rates are at or near historical lows, the moderate interest rate environment and the possibility that interest rates may rise in the near future;

•
the ability of Monmouth’s board of directors under the Merger Agreement, under certain specified circumstances, to consider an alternative proposal and the right of Monmouth’s board of directors, under certain specified circumstances, to withdraw its recommendation in favor of the Merger and to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal, subject to payment by Monmouth of a $72 million termination fee, as well as the right of Monmouth’s board of directors, under certain specified circumstances, to withdraw its recommendation in favor of the Merger following the occurrence of an Intervening Event;

•	the course of negotiations with ILPT, which were conducted at arm’s length and during which Monmouth’s board of directors was advised by Monmouth’s legal and financial advisors;
•	the terms and conditions of the Merger Agreement, including:
•	the customary nature of the representations, warranties, and covenants of Monmouth and ILPT in the Merger Agreement;
•
the parties’ covenants to use reasonable best efforts to take the actions and to do all things necessary, proper or advisable under the Merger Agreement and applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement as soon as reasonably practicable; and

•
the review of Monmouth’s board of directors, with the assistance of Monmouth’s financial and legal advisors, of the terms and conditions of comparable transactions and its overall belief that the terms of the Merger Agreement were consistent with market practice and in the best interest of Monmouth and its shareholders; and

•	the likelihood that the Merger would be completed, including after consideration of the risks related to certain conditions which will be required to complete the Merger.
Monmouth’s board of directors also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, including the following material factors:
•
that, following the Merger, Monmouth would no longer exist as a stand-alone public company and Monmouth’s shareholders would not participate in any future growth Monmouth might have achieved on a stand-alone basis or the combined company might achieve;

•	the risk that an alternative transaction or different strategic alternative potentially could be more beneficial to Monmouth’s shareholders than the proposed merger with ILPT;
•
that, under the terms of the Merger Agreement, Monmouth must pay ILPT a $72 million termination fee if the Merger Agreement is terminated under certain circumstances or if an alternative transaction is consummated under certain circumstances following termination of the Merger Agreement, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to Monmouth’s shareholders;

•
that the terms of the Merger Agreement place limitations on the ability of Monmouth to solicit, initiate or knowingly encourage or facilitate any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal (as defined below) or enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding the foregoing, or furnish to any person any non-public material information in connection with the foregoing;

•	the risk that the required approval of Monmouth’s shareholders for the Merger may not be obtained;
•	the risk that one or more of the other conditions to the parties’ obligations to complete the Merger will not be satisfied or waived in a timely manner or at all;

•
the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger and the risk that if the Merger is not completed, Monmouth’s officers and employees will have expended extensive time and efforts to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, which would adversely affect Monmouth’s business;

•	the possibility that the Merger may not be completed, or may be unduly delayed, for reasons beyond the control of Monmouth or ILPT;
•
provisions in the Merger Agreement restricting operation of Monmouth’s business during the period between the signing of the Merger Agreement and consummation of the Merger, which may delay or prevent Monmouth from undertaking business opportunities that may arise or other actions Monmouth would otherwise take with respect to its operations absent the pending completion of the Merger;

•	the expenses to be incurred in connection with the Merger;
•
Monmouth’s obligation under the Merger Agreement to reimburse ILPT for up to $10.0 million of transaction expenses incurred by ILPT if the Merger is not completed due to the failure of Monmouth’s shareholders to approve the Merger;

•	the fact that the receipt of cash in exchange for shares of Monmouth Common Stock pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes; and
•	the fact that under Maryland law, Monmouth’s shareholders are not entitled to dissenters or appraisal rights in connection with the Merger.
This discussion of the foregoing information and material factors considered by Monmouth’s board of directors in reaching its conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by Monmouth’s board of directors in evaluating the Merger Agreement and the transactions contemplated by it, and the complexity of these matters, Monmouth’s board of directors did not find it practicable to, and did not attempt to, quantify, rank, or otherwise assign relative weight to those factors. In addition, different members of Monmouth’s board of directors may have given different weight to different factors. Monmouth’s board of directors did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
This explanation of the reasoning of Monmouth’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
After careful consideration, for the reasons set forth above, Monmouth’s board of directors unanimously recommends that Monmouth’s shareholders vote “FOR” the Merger Proposal, “FOR” the Compensation Proposal, and “FOR” the Adjournment Proposal.
Opinions of Monmouth’s Financial Advisors
Opinion of J.P. Morgan
Pursuant to an engagement letter, Monmouth retained J.P. Morgan as its financial advisor in connection with the Merger.
At the meeting of Monmouth’s board of directors on November 4, 2021, J.P. Morgan rendered its oral opinion to Monmouth’s board of directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to Monmouth’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders. J.P. Morgan has confirmed its November 4, 2021 oral opinion by delivering its written opinion to Monmouth’s board of directors, dated November 4, 2021, that, as of such date, the consideration to be paid to Monmouth’s common shareholders in the Merger was fair, from a financial point of view, to such shareholders.

The full text of the written opinion of J.P. Morgan dated November 4, 2021, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Monmouth’s common shareholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to Monmouth’s board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the consideration to be paid to Monmouth’s common shareholders in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Monmouth or as to the underlying decision by Monmouth to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Monmouth as to how such shareholder should vote with respect to the Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed a draft dated November 3, 2021 of the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning Monmouth and the industries in which it operates;
•
compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of Monmouth with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of shares of Monmouth Common Stock and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Monmouth relating to its business, as discussed more fully under “The Merger—Summary of Certain Monmouth Unaudited Prospective Financial Information”; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Monmouth with respect to certain aspects of the Merger, and the past and current business operations of Monmouth, the financial condition and future prospects and operations of Monmouth, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Monmouth or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Monmouth, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Monmouth or ILPT under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Monmouth’s management as to the expected future results of operations and financial condition of Monmouth to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement would be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by Monmouth, ILPT and Merger Sub in the Merger Agreement and the related agreements were and would be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Monmouth with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on Monmouth or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan were prepared by Monmouth’s management, as discussed more fully under “The Merger—Summary of Certain Monmouth Unaudited Prospective Financial Information.”. Monmouth does not routinely publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Monmouth’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section of the proxy statement entitled “The Merger—Summary of Certain Monmouth Unaudited Prospective Financial Information.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Monmouth’s common shareholders, of the consideration to be paid to Monmouth’s common shareholders in the Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Monmouth or as to the underlying decision by Monmouth to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the consideration to be paid to Monmouth’s common shareholders in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which shares of Monmouth Common Stock will trade at any future time.
The terms of the Merger Agreement, including the consideration to be paid to Monmouth’s common shareholders, were determined through arm’s length negotiations between Monmouth and ILPT, and the decision to enter into the Merger Agreement was solely that of Monmouth’s board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by Monmouth’s board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of Monmouth’s board of directors or Monmouth’s management with respect to the Merger or the consideration to be paid to Monmouth’s common shareholders.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to Monmouth’s board of directors on November 4, 2021 and in the financial analysis presented to Monmouth’s board of directors on such date in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to Monmouth’s board of directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Monmouth with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to those engaged in by Monmouth. The companies selected by J.P. Morgan were as follows:
•	STAG Industrial, Inc.
•	Lexington Realty Trust
•	Monmouth

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of Monmouth. However, certain of these companies may have characteristics that are materially different from those of Monmouth. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Monmouth.
Using publicly available information, J.P. Morgan calculated, for each selected company, the ratios of (a) the company’s price per common share to the consensus equity research analyst estimates for the company’s adjusted funds from operations (“AFFO”) per common share for the year ending December 31, 2022 (the “P/2022E AFFO”), (b) the company’s price per common share to the consensus equity research analyst estimates for the company’s funds from operations (“FFO”) per common share for the year ending December 31, 2022 (the “P/2022E FFO”), and (c) consensus equity research analyst estimates for the company’s in-place cash net operating income for the year ending December 31, 2022 to consensus equity research analyst estimates for the company’s implied real estate value (the “Implied Capitalization Rate”).
Based on the results of this analysis, J.P. Morgan selected multiple reference ranges of 21.00x - 22.50x, 19.50x - 21.00x and 4.7% - 4.9% for P/2022E AFFO, P/2022E FFO and the Implied Capitalization Rate, respectively. After applying such ranges to the projected AFFO for Monmouth for the year ending December 31, 2022, the projected FFO for Monmouth for the year ending December 31, 2022 and the projected in-place cash net operating income for Monmouth for the year ending December 31, 2022, respectively, the analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for shares of Monmouth Common Stock:
	Implied Per Share Equity Value
	Low	High
Monmouth P/2022E AFFO	$18.75	$20.00
Monmouth P/2022E FFO	$18.00	$19.50
Monmouth Implied Capitalization Rate	$19.00	$20.50
The ranges of implied per share equity value for Monmouth Common Stock were compared to (i) the 30-day unaffected volume-weighted average price of a share of Monmouth Common Stock of $15.43 as of the Unaffected Date, (ii) the closing price of a share of Monmouth Common Stock of $19.01 as of November 3, 2021, the trading day immediately preceding the date of J.P. Morgan’s written opinion dated November 4, 2021, and (iii) the Merger Consideration of $21.00 per share.
Selected Transaction Multiples Analysis. Using publicly available information, J.P. Morgan examined the May 2018 acquisition (the “Gramercy Acquisition”) by The Blackstone Group LP (“Blackstone”) of Gramercy Property Trust (“Gramercy”), a target company engaged in a business which J.P. Morgan judged to be sufficiently analogous to the business of Monmouth or aspects thereof. Neither Blackstone nor Gramercy is identical to ILPT or Monmouth and the Gramercy Acquisition is not identical to the Merger. However, the Gramercy Acquisition was selected, among other reasons, since Gramercy, for purpose of J.P. Morgan’s analysis, shares similar business characteristics with Monmouth based on business sector participation, operational characteristics, and financial metrics. This analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the Gramercy Acquisition as compared to the Merger.
Using publicly available information, J.P. Morgan calculated the ratio of Gramercy’s in-place cash net operating income for the forward twelve month period to the implied real estate value of the Gramercy Acquisition based on company filings, information obtained from FactSet Research Systems and public news sources, indicating an Implied Capitalization Rate of 6.1%. After applying such rate to Monmouth’s forward cash net operating income, inclusive of estimated income from in-contract acquisitions and currently in-progress expansion projects, this analysis indicated an implied per share equity value (rounded to the nearest $0.25) of $12.00 for Monmouth Common Stock.

The estimate of implied per share equity value for Monmouth Common Stock was compared to (i) the 30-day unaffected volume-weighted average price of a share of Monmouth Common Stock of $15.43 as of the Unaffected Date, (ii) the closing price of a share of Monmouth Common Stock of $19.01 as of November 3, 2021, the trading day immediately preceding the date of J.P. Morgan’s written opinion dated November 4, 2021, and (iii) the Merger Consideration of $21.00 per share.
Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Monmouth Common Stock. J.P. Morgan calculated the unlevered free cash flows that Monmouth is expected to generate during calendar years 2021E through 2026E based upon the financial projections prepared by Monmouth’s management (as set forth below in the section entitled “The Merger—Summary of Certain Monmouth Unaudited Prospective Financial Information”, which was discussed with, and approved by, Monmouth’s board of directors for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan also calculated a range of terminal values for Monmouth at the end of this period by applying perpetual growth rates ranging from 1.75% to 2.25%, based on guidance provided by Monmouth’s management, to estimates of the net operating income for Monmouth at the end of fiscal-year 2026E, as provided in the Monmouth management projections. J.P. Morgan then discounted the unlevered free cash flow estimates and the range of terminal values to present value as of September 30, 2021 using discount rates ranging from 6.50% to 7.00% for Monmouth, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Monmouth. The present value of the unlevered free cash flow estimates and the range of terminal values were then adjusted by subtracting net debt and other adjustments for Monmouth as of September 30, 2021.
Based on the foregoing, this analysis indicated the following ranges of implied per share equity value (rounded to the nearest $0.25) for Monmouth Common Stock:
	Implied Per Share Equity Value
	Low	High
Monmouth Discounted Cash Flow	$11.00	$18.25
The range of implied per share equity values for Monmouth Common Stock was compared to (i) the 30-day unaffected volume-weighted average price of a share of Monmouth Common Stock of $15.43 as of the Unaffected Date, (ii) the closing price of a share of Monmouth Common Stock of $19.01 as of November 3, 2021, the trading day immediately preceding the date of J.P. Morgan’s written opinion dated November 4, 2021, and (iii) the Merger Consideration of $21.00 per share.
Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Monmouth. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to Monmouth, and the Gramercy Acquisition, the selected transaction reviewed as described in the above summary, was not identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Monmouth. The Gramercy Acquisition was similarly chosen because its participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Monmouth and the Gramercy Acquisition compared to the Merger.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Monmouth with respect to the Merger and deliver an opinion to Monmouth’s board of directors with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Monmouth and the industries in which it operates.
For financial advisory services rendered in connection with the Merger, Monmouth has agreed to pay J.P. Morgan an estimated fee of approximately $17 million, $4.5 million of which became payable to J.P. Morgan when J.P. Morgan delivered prior opinions in connection with the now-terminated transaction with EQC to Monmouth’s board of directors, $1.5 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion to Monmouth’s board of directors on November 4, 2021 and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, Monmouth has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the reasonable fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Monmouth (except for acting as joint lead arranger and joint lead bookrunner on a Monmouth credit facility in November 2019), or any material financial advisory or other material commercial or investment banking relationships with ILPT or The RMR Group LLC (“RMR”), ILPT’s business manager. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common shares of each of Monmouth and ILPT. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Monmouth or ILPT for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments. During the two year period preceding the date of its opinion ending on November 4, 2021, the aggregate fees recognized by J.P. Morgan from Monmouth were approximately $5 million and from ILPT and RMR were less than $50,000.
Opinion of CSCA
CSCA was engaged by Monmouth to serve as a financial advisor in connection with the Merger. On November 4, 2021, CSCA rendered its oral opinion (which was subsequently confirmed in writing by delivery of CSCA’s written opinion dated November 4, 2021) to Monmouth’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Merger Consideration to be received by the holders of Monmouth Common Stock was fair, from a financial point of view, to Monmouth’s common shareholders.
The full text of CSCA’s written opinion, dated as of November 4, 2021, is attached as Annex C to this proxy statement. CSCA’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by CSCA in rendering its opinion. You are encouraged to read CSCA’s opinion carefully in its entirety. The following is a summary of CSCA’s opinion and the methodology that CSCA used to render its opinion. This summary is qualified in its entirety by reference to the full text of CSCA’s opinion.
CSCA’s opinion, the issuance of which was approved by CSCA’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, is addressed to Monmouth’s board of directors and addresses only the fairness, from a financial point of view, to the holders of shares of Monmouth Common Stock of the Merger Consideration to be received by the holders of shares of Monmouth Common Stock in the Merger.

In arriving at its opinion, CSCA reviewed and considered such financial and other matters as CSCA deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations, and financial analysis with respect to the preparation of its opinion included, among other things, the following:
•
Reviewed Monmouth’s (i) audited financial information for the twelve-month periods ended September 30, 2018, 2019, and 2020, respectively, (ii) draft unaudited financial information for the three-month and twelve-month periods ended September 30, 2021, and (iii) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization, including certain internal analyses and forecasts prepared by the management of Monmouth as discussed more fully under “The Merger—Summary of Certain Monmouth Unaudited Prospective Financial Information.” All of the foregoing information was prepared and provided to CSCA by Monmouth management;

•
Reviewed certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information of Monmouth including but not limited to the Annual Report filed on Form 10-K for the fiscal year ended September 30, 2020 and related supplementary financial information thereto, and the Quarterly Report on Form 10-Q and related supplementary information for each of the fiscal quarters ended June 30, 2021, March 31, 2021, and December 31, 2020;

•	Reviewed drafts of the Merger Agreement, the most recent draft dated November 4, 2021, and the disclosure schedules thereto;
•
Compared certain publicly available financial information of Monmouth with similar publicly available information of other comparable publicly traded industrial and net lease REITs, as CSCA deemed relevant to its analyses;

•	Reviewed the terms, to the extent publicly available, of certain comparable transactions, and compared such terms to the terms of the Merger, as CSCA deemed relevant to its analysis;
•	Reviewed the stock price history of Monmouth and compared such prices to the terms of the Merger, as CSCA deemed relevant to its analysis;
•	Performed various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
•
Performed such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of its opinion, including its knowledge of REITs, the industrial real estate sector, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering its opinion, CSCA assumed, without independently verifying or confirming, at the direction of Monmouth, that the terms of the Merger will conform in all material respects with those set forth in the Merger Agreement and the disclosure schedules thereto. CSCA also assumed that the Merger Agreement and any disclosure schedules thereto provided to it in draft form would ultimately be executed in final form consistent in all material respects with the most recent drafts provided and that the Merger and all related transactions described in or contemplated by the Merger Agreement and the disclosure schedules thereto occur in all material respects as described in and contemplated by such documents. CSCA also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Merger would be true and correct, that the parties to such agreements would perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Merger would be satisfied without any material modification or waiver thereof. CSCA also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger would be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) would be imposed or waivers made that would have an adverse effect on any of Monmouth, Merger Sub, or ILPT or the contemplated Merger, except as provided in the Merger Agreement or the disclosure schedules thereto.
For purposes of its opinion, CSCA, with Monmouth’s board of directors’ consent, assumed and relied upon, without independent verification, and was advised by management of Monmouth as to, the accuracy and completeness of all projections provided by management of Monmouth and all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by management of Monmouth. With respect to financial information, at Monmouth’s direction, CSCA assumed without independent verification that (i) such financial information, projections and other information were reasonably prepared on a basis that reflected the best currently available estimates and good faith judgments of the management of Monmouth, (ii) such financial information and projections were a reasonable basis to evaluate Monmouth, and at the direction of Monmouth, CSCA relied upon such financial information and projections for purposes of its analyses and its opinion and (iii) there had been no material adverse change in the assets, financial condition, business or prospects of Monmouth. CSCA assumed no responsibility for and expressed no opinion as to the forecasts or the assumptions on which they were made. CSCA also assumed that as to all legal matters pertaining to Monmouth, Monmouth had been appropriately advised by Monmouth’s legal counsel.
CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of the information provided to CSCA, nor did it express any opinion with respect thereto. CSCA relied upon the assurances of the management of Monmouth that management is not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate, or misleading. CSCA did not perform any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of Monmouth, and CSCA did not attempt to assess or value any of the intangible assets of Monmouth; nor did CSCA obtain nor was CSCA furnished with any such valuations, audits or appraisals. In addition, CSCA did not evaluate, or obtain the evaluations of, the solvency or fair value of Monmouth under any state or federal laws relating to bankruptcy, insolvency, or similar matters. CSCA expressed no opinion as to the prices at which shares of Monmouth Common Stock would trade following the announcement of the Merger.
For the purposes of its analyses and review, CSCA made numerous assumptions based on its judgment and experience and without seeking independent verification with respect to industry performance, general business, economic, market and financial conditions and other matters, any of which are beyond the control of Monmouth or any other parties to the Merger Agreement. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.
CSCA did not express any opinion with respect to any alternatives to the Merger or other strategic alternatives that may be available to Monmouth or otherwise. CSCA’s opinion also did not address the merits of the underlying decision by Monmouth to engage in the Merger or the manner in which to effect the Merger or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to Monmouth. Further, CSCA was not engaged to, and did not, independently assess or consider, and its opinion does not address, any tax, regulatory, legal, and accounting matters relating to the Merger Agreement and the disclosure schedules thereto, the Merger, or the consequences of the Merger on Monmouth, or any shareholder of Monmouth.
CSCA’s opinion was limited to the fairness, from a financial point of view, to the holders of shares of Monmouth Common Stock of the Merger Consideration to be received by the holders of shares of Monmouth Common Stock in the Merger and no opinion or view was expressed by CSCA with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed by CSCA with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director, or employee of any party to the Merger, or class of such persons, relative to the consideration to be received by the holders of shares of Monmouth Common Stock.
CSCA’s opinion was necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they existed as the date of its opinion, November 4, 2021, and which could be evaluated, and the information made available to CSCA, on and as of the date of the opinion. CSCA does not have any obligation and accepted no responsibility to update, revise, or reaffirm its opinion for subsequent developments which may affect its opinion and it expressly disclaimed any responsibility to do so. CSCA is not required to update its opinion as a consequence of any changes in projections, financial information, Monmouth’s performance, or other circumstances.

In arriving at its opinion, CSCA did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses performed and factors considered by it and in the context of the circumstances of the particular transaction. Accordingly, CSCA believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.
Summary of Material Financial Analyses. The following is a summary of the material financial analyses used by CSCA in preparing its opinion to Monmouth’s board of directors. The summary of CSCA’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying its opinion.
For the purposes of its analyses and review, CSCA made numerous assumptions based on various quantitative and qualitative judgments and determinations, and without seeking independent verification, with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Monmouth or any other parties to the Merger and the other transactions contemplated by the Merger Agreement and the adaptation and application of these methods to the unique facts and circumstances presented. No company, business, or transaction considered in CSCA’s analyses and review is identical to Monmouth or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions considered in CSCA’s analyses and reviews. None of Monmouth, CSCA, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses, or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, CSCA’s analyses and reviews are inherently subject to substantial uncertainty.
The summary of the financial analyses and reviews summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. In order to fully understand the financial analyses and reviews used by CSCA, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of CSCA’s analyses and reviews. Accordingly, CSCA believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying CSCA’s analyses and opinion.
The following is a summary of the material financial analyses performed by CSCA in connection with the preparation of its opinion and reviewed with Monmouth’s board of directors on November 4, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by CSCA.
For the purposes of each of the following analyses, CSCA compared the results of each analysis to the Merger Consideration to be received by holders of shares of Monmouth Common Stock in the Merger.
Selected Comparable Companies Analysis. CSCA performed a selected comparable companies analysis with respect to Monmouth in which CSCA reviewed and compared financial and operating data relating to Monmouth and the selected publicly-traded companies listed below.
In performing the selected comparable companies analysis with respect to Monmouth, CSCA reviewed financial and operating data for publicly-traded, internally-managed REITs with significant concentrations of single-tenant industrial properties that CSCA, based on its experience in the REIT industry, deemed comparable to Monmouth (the “Industrial Peer Group”).

The selected comparable companies with respect to Monmouth were:
•	W.P. Carey Inc.;
•	STAG Industrial, Inc.;
•	Lexington Realty Trust; and
•	Broadstone Net Lease, Inc.
CSCA calculated and compared various financial multiples and ratios for Monmouth and the Industrial Peer Group. CSCA noted that while the selected comparable companies included in the Industrial Peer Group shared similar attributes, none were directly comparable to Monmouth, and other companies might be considered as comparable that are not set forth in the discussion that follows.
As part of its selected comparable company analysis, CSCA calculated and analyzed for each applicable company: (i) the implied cash capitalization rate for the Industrial Peer Group (“Implied Cash Capitalization Rate”) utilizing cash net operating income (“NOI”) as reported by the Industrial Peer Group; (ii) the ratio of its price per share as of November 3, 2021 to its calendar year 2022 estimated FFO per share based on consensus analyst estimates available to CSCA (“Price / CY 2022E FFO”); (iii) the ratio of its price per share as of November 3, 2021 to its calendar year 2022 estimated AFFO per share based on consensus analyst estimates available to CSCA (“Price / CY 2022E AFFO”); and (iv) the implied applicable premium or discount to NAV based on consensus analyst estimates available to CSCA (“Prem/(Disc.) to NAV”).
Industrial Peer Group	Implied Cash Capitalization Rate	Price / CY 2022E FFO	Price / CY 2022E AFFO	Prem/(Disc.) to NAV
W.P. Carey Inc.	5.7%	16.3 x	15.3 x	15.0%
STAG Industrial, Inc.	4.6%	20.4 x	22.4 x	10.2%
Lexington Realty Trust	4.9%	19.8 x	22.4 x	3.2%
Broadstone Net Lease, Inc.	5.1%	18.1 x	19.3 x	25.8%
Based on this analysis, CSCA noted the following metrics for the Industrial Peer Group:
Industrial Peer Group	Low	Mean	Median	High
Implied Cash Capitalization Rate	5.7%	5.1%	5.0%	4.6%
Price / CY 2022E FFO	16.3x	18.7x	19.0x	20.4x
Price / CY 2022E AFFO	15.3x	19.8x	20.9x	22.4x
Prem/(Disc.) to NAV	3.2%	13.6%	12.6%	25.8%
CSCA applied the Industrial Peer Group’s metrics to the corresponding metrics of Monmouth to calculate the implied equity value per share.
	Monmouth Metrics	Industrial Peer Group Metrics	Implied Equity Value Per Share
Implied Cash Capitalization Rate	$172	4.6% - 5.7%	$14.11 - $20.89
Price / CY 2022E FFO	$0.93	16.3x - 20.4x	$15.12 - $18.81
Price / CY 2022E AFFO	$0.90	15.3x - 22.4x	$13.66 - $20.00
Prem/(Disc.) to NAV	$16.90	3.2% - 25.8%	$17.40 - $21.19
CSCA then compared the implied equity values per share for Monmouth to the Merger Consideration.
	Low	High	Merger Consideration
Monmouth Implied Equity Value Per Share	$13.66	$21.19	$21.00
CSCA noted that on the basis of the selected comparable companies analysis, the Merger Consideration was within the range of the Monmouth implied equity values per share.

Selected Precedent Transactions Analysis. CSCA reviewed and compared the purchase prices and financial multiples paid in selected other transactions that CSCA, based on its experience with merger and acquisition transactions, deemed relevant. CSCA chose such transactions with a focus on U.S. target companies based on, among other things, the similarity of the applicable target companies in the transactions to Monmouth including, but not limited to, concentrations of single-tenant industrial or other analogous assets. CSCA reviewed the following transactions:
Date Announced	Acquiror	Target	Implied Cash Capitalization Rate
August 2021	Blackstone Real Estate Income Trust	WPT Industrial Real Estate Investment Trust	4.2%
May 2018	The Blackstone Group LP	Gramercy Property Trust	6.1%
July 2015	Global Logistic Properties Limited	Industrial Income Trust Inc.	5.1%
The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of each of Monmouth and the companies included in the selected precedent transaction analysis. CSCA noted that based on certain attributes, including the ownership of single-tenant assets and certain similar operating markets, Industrial Income Trust Inc. (“IIT”) and WPT Industrial REIT (“WPT”) may be considered comparable to Monmouth, whereas based on certain other attributes including, but not limited to, the ownership of multi-tenant assets and in-house development functions, IIT and WPT may not be considered comparable to Monmouth. Although none of the selected transactions is directly comparable to the Merger and while there may be other precedent transactions that may be considered comparable, the target companies in the selected transactions were companies that, for purposes of analysis, may be considered similar to Monmouth.
Accordingly, for the above selected transactions, based on information from public filings and FactSet that CSCA, in its judgment, determined were relevant, CSCA calculated and reviewed the implied cash capitalization rates paid in such transactions. The following table sets forth the results of such analysis:
Precedent Transactions	Mean	High	Low
Implied Cash Capitalization Rate	5.2%	4.2%	6.1%
CSCA applied the range of implied cash capitalization rates from the selected precedent transactions to Monmouth’s pro forma cash NOI to calculate the range of implied gross real estate values. To determine the implied equity values for Monmouth, CSCA added certain tangible assets and subtracted certain tangible liabilities, each based on information provided by Monmouth management. The following table sets forth the results of such analyses.
	Monmouth Metric	Implied Cash Capitalization Rates	Implied Equity Value Per Share
Implied Cash Capitalization Rate	$172	4.2% - 6.1%	$11.76 - $24.34
CSCA then compared the implied equity values per share for Monmouth to the Merger Consideration.
	Low	High	Merger Consideration
Monmouth Implied Equity Value Per Share	$11.76	$24.34	$21.00
CSCA noted that on the basis of the selected precedent transactions analysis, the Merger Consideration was within the range of the Monmouth implied equity values per share.
Capitalization Rate Valuation Analysis. In performing the capitalization rate valuation analysis with respect to Monmouth, CSCA utilized a range of property-level cash capitalization rates selected by CSCA and informed from a variety of sources including, but not limited to, the Industrial Peer Group, precedent transactions and industry research, among other sources. An estimated range of real estate values was calculated by applying a range of cash capitalization rates from 4.50% to 5.25% to Monmouth’s pro forma cash NOI, as provided by

Monmouth management. To determine the implied equity values for Monmouth, CSCA added certain tangible assets and subtracted certain tangible liabilities, each based on information provided by Monmouth management. The following table sets forth the results of such analyses.
	Monmouth Metric	Implied Cash Capitalization Rates	Implied Equity Value Per Share
Capitalization Rate Valuation Analysis	$172	4.50% - 5.25%	$16.48 - $21.97
CSCA then compared the implied equity values per share for Monmouth to the Merger Consideration.
	Low	High	Merger Consideration
Monmouth Implied Equity Value Per Share	$16.48	$21.97	$21.00
CSCA noted that on the basis of the capitalization rate valuation analysis, the Merger Consideration was within the range of the Monmouth implied equity values per share.
Premiums Paid Analysis. CSCA analyzed publicly available financial data for the selected transactions set forth in the table below involving selected publicly-traded companies in the REIT industry.
Transaction Announcement Date	Acquiror	Target
August 2021	Blackstone Real Estate Income Trust, Inc.	WPT Industrial Real Estate Investment Trust
August 2021	VICI Properties Inc.	MGM Growth Properties LLC
July 2021	Kite Realty Group Trust	Retail Properties of America, Inc.
June 2021	Ventas, Inc.	New Senior Investment Group Inc.
April 2021	Realty Income Corporation	Vereit, Inc.
April 2021	Kimco Realty Corporation	Weingarten Realty Investors
October 2019	Prologis, Inc.	Liberty Property Trust
July 2019	AXA Investment Managers-Real Assets	NorthStar Realty Europe Corp.
May 2019	Park Hotels & Resorts Inc.	Chesapeake Lodging Trust
March 2019	Cousins Properties Incorporated	Tier REIT, Inc.
January 2019	Omega Healthcare Investors, Inc.	MedEquities Realty Trust, Inc.
September 2018	Pebblebrook Hotel Trust	LaSalle Hotel Properties
July 2018	Brookfield Asset Management Inc.	Forest City Realty Trust, Inc.
June 2018	Greystar Investment Group, LLC	Education Realty Trust, Inc.
May 2018	Blackstone Group LP	Gramercy Property Trust
April 2018	Prologis, Inc.	DCT Industrial Trust Inc.
March 2018	Brookfield Property Partners L.P.	GGP Inc.
July 2017	Greystar Growth and Income Fund LP	Monogram Residential Trust, Inc.
June 2017	Canada Pension Plan Investment Board	Parkway, Inc.
June 2017	Government Properties Income Trust	First Potomac Realty Trust
June 2017	Digital Realty Trust, Inc.	Dupont Fabros Technology, Inc.
May 2017	Sabra Health Care REIT, Inc.	Care Capital Properties, Inc.
April 2017	RLJ Lodging Trust	FelCor Lodging Trust Incorporated
February 2017	Tricon Capital Group Inc.	Silver Bay Realty Trust Corp.
January 2017	Starwood Capital Group	Milestone Apartments Real Estate Investment Trust
November 2016	Regency Centers Corporation	Equity One, Inc.
August 2016	Mid-America Apartment Communities, Inc.	Post Properties, Inc.
April 2016	Cousins Properties Incorporated	Parkway Properties, Inc.
January 2016	Brookfield Asset Management Inc.	Rouse Properties, Inc.
December 2015	DRA Advisors LLC	Inland Real Estate Corporation
December 2015	American Homes 4 Rent	American Residential Properties, Inc.
October 2015	Harrison Street Real Estate Capital LLC	Campus Crest Communities, Inc.
October 2015	Blackstone Group LP	Biomed Realty Trust, Inc.
September 2015	Blackstone Group LP	Strategic Hotels & Resorts, Inc.

Transaction Announcement Date	Acquiror	Target
June 2015	Lone Star Investment Advisors	Home Properties, Inc.
April 2015	Brookfield Asset Management Inc.	Associated Estates Realty Corporation
April 2015	Blackstone Group LP	Excel Trust, Inc.
October 2014	Omega Healthcare Investors, Inc.	Aviv REIT, Inc.
September 2014	Washington Prime Group Inc.	Glimcher Realty Trust
August 2014	Health Care REIT, Inc.	HealthLease Properties Real Estate Investment Trust
June 2014	Ventas, Inc.	American Realty Capital Healthcare Trust, Inc.
December 2013	Essex Property Trust, Inc.	BRE Properties, Inc.
October 2013	American Realty Capital Properties, Inc.	Cole Real Estate Investments, Inc.
June 2013	Mid-America Apartment Communities, Inc.	Colonial Properties Trust
May 2013	American Realty Capital Properties, Inc.	CapLease, Inc.
For each of the transactions, CSCA reviewed, among other things, the ratio of the target company’s share premium or discount to the closing stock price as of (i) one day, (ii) five days, (iii) two weeks, and (iv) 30 days prior to the date each transaction was announced or a news report, management commentary, public filing, or other public disclosure regarding such transaction occurred.
CSCA then calculated the 25th percentile, median, mean, and 75th percentile of the premiums paid for each respective time period.
CSCA then applied the range of premiums/discounts of the comparable transactions to the closing stock price of a share of Monmouth Common Stock through the Unaffected Date. The following table sets forth the results of such analyses.
	Monmouth Metrics	Premium Range (25th to 75th Percentile)	Implied Equity Value Per Share
1-Day	$16.99	12.7% - 19.7%	$19.14 - $20.34
5-Day	$16.16	12.1% - 21.0%	$18.12 - $19.55
2-Week	$15.22	12.4% - 23.5%	$17.10 - $18.80
30-Day	$14.16	15.9% - 26.7%	$16.40 - $17.94
CSCA then compared the implied equity values per share for Monmouth to the Merger Consideration.
	Low	High	Merger Consideration
Monmouth Implied Equity Value Per Share	$16.40	$20.34	$21.00
CSCA noted that on the basis of the premiums paid analysis, the Merger Consideration was above the range of the Monmouth implied equity values per share.
Discounted Cash Flow Analysis. CSCA performed a discounted cash flow analysis with respect to Monmouth by calculating the estimated present value as of September 30, 2021 of (i) estimates of unlevered free cash flow for Monmouth from October 1, 2021 through December 31, 2026, as reflected in Monmouth management forecasts described under “The Merger—Summary of Certain Monmouth Unaudited Prospective Financial Information—Monmouth Multi-Year Projected Cash Flows” and (ii) a range of terminal values of Monmouth based on annualized EBITDA excluding dividend and interest income and straight-line rent as of December 2026, all of which were discussed with, and approved by, Monmouth for use by CSCA in its analysis. For purposes of its analysis, CSCA utilized a range of discount rates from 6.00% to 6.50%, which CSCA derived utilizing the capital asset pricing model which requires certain company-specific inputs, including Monmouth’s capital structure weightings, the cost of long-term debt, and a beta for Monmouth, as well as certain financial metrics for the United States financial markets generally. The estimated terminal value of Monmouth was calculated by applying a selected range of EBITDA multiples of 20.0x to 23.0x, selected by CSCA based in part on the historical EBITDA trading multiples of the Industrial Peer Group and in part on CSCA’s professional judgment.

CSCA derived ranges of illustrative enterprise values for Monmouth by adding the ranges of present values it derived as described above. The range of resulting enterprise values CSCA derived for Monmouth were then adjusted for balance sheet items, including subtracting net debt (defined as debt less cash), adding securities holdings and subtracting preferred equity, to calculate implied equity values per share. The following table sets forth the results of such analyses.
Terminal Value Range	Discount Rate	Implied Equity Value Per Share
20.0 x – 23.0 x	6.00% - 6.50%	$15.06 - $20.65
CSCA then compared the implied equity values per share for Monmouth to the Merger Consideration.
	Low	High	Merger Consideration
Monmouth Implied Equity Value Per Share	$15.06	$20.65	$21.00
CSCA noted that on the basis of the discounted cash flow analysis, the Merger Consideration was above the range of the Monmouth implied equity values per share.
Other Factors. CSCA also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, the Historical Trading Analysis described below.
Historical Trading Analysis. CSCA reviewed historical trading prices of a share of Monmouth Common Stock for the 52-week period ended as of the Unaffected Date, noting the range of low to high closing prices of $8.97 to $17.10. CSCA also noted that over the 12-month and 6-month periods up to the Unaffected Date, shares of Monmouth Common Stock traded at volume weighted average prices of $13.81 and $14.59, respectively. CSCA further noted that following the Unaffected Date, through November 3, 2021, shares of Monmouth Common Stock traded within a range of low to high closing prices of $16.23 to $19.65.
General. The Merger Consideration was determined through arm’s-length negotiations between Monmouth and ILPT and was approved by Monmouth’s board of directors. CSCA provided advice to Monmouth during these negotiations. CSCA did not, however, recommend any specific merger consideration to Monmouth or its board of directors or that any specific merger consideration constituted the only appropriate consideration for the Merger.
As described above, CSCA’s opinion to Monmouth’s board of directors was one of many factors taken into consideration by Monmouth’s board of directors in making its determination to approve the Merger Agreement.
CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA was selected to advise Monmouth with respect to the Merger and deliver an opinion to Monmouth’s board of directors with respect to the Merger on the basis of, among other things, CSCA’s substantial experience in the REIT industry and Monmouth’s long-standing relationship with CSCA.
CSCA is acting as non-exclusive financial advisor to Monmouth in connection with the Merger and will receive a non-contingent fee from Monmouth for its services of $1.0 million which became payable upon the delivery of CSCA’s opinion (in addition to the $2.0 million of fees paid to CSCA for the delivery of CSCA’s prior opinions in connection with the now-terminated transaction with EQC). In addition, Monmouth has agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities that may arise out of its engagement by Monmouth and the rendering of CSCA’s opinion. Pursuant to the terms of the engagement, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to its opinion subsequent to the delivery of its opinion. CSCA will also receive a success fee, which is contingent upon the consummation of the Merger, equal to 0.70% of the transaction value, which is estimated to be approximately $14.5 million. The prior opinion fees paid to CSCA will be fully credited against the success fee, and the opinion fee with respect to this transaction will be 50% credited against the success fee. Pursuant to a separate advisory agreement with

Monmouth dated December 8, 2020, CSCA has received and will receive quarterly advisory fees from Monmouth until such agreement is terminated. In the two years preceding the date of its opinion, CSCA has provided certain financial advisory services for Monmouth, having received approximately $2.2 million for such services. In the two years preceding the date of its opinion, CSCA has not provided any investment banking or advisory services to ILPT or RMR. CSCA may in the future provide investment banking and advisory services to ILPT or RMR for which it may receive customary fees and reimbursement of expenses.
Summary of Certain Monmouth Unaudited Prospective Financial Information
While Monmouth has from time to time provided limited guidance to investors in its regular earnings press releases and other investor materials with respect to certain financial results and operational metrics for the then-current fiscal year, Monmouth has not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or results of operations due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of the now-terminated transaction with EQC, prior to the execution of the merger agreement for such transaction, Monmouth management prepared and provided to Monmouth’s board of directors, and to Monmouth’s financial advisors, J.P. Morgan and CSCA, for their use and reliance in connection with their respective financial analyses and opinions in connection with the now-terminated transaction with EQC, certain nonpublic, internal financial projections regarding Monmouth’s future operations for the fiscal years ending September 30, 2021, September 30, 2022, September 30, 2023, September 30, 2024, and September 30, 2025, and for the calendar years ending December 31, 2021, December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025 (the “prior Monmouth multi-year projected financial information”). In connection with the evaluation of the Merger, prior to the execution of the Merger Agreement, Monmouth management extended the prior Monmouth multi-year projected financial information to the fiscal year ending September 30, 2026 and the calendar year ending December 31, 2026 and revised the projected financial information to reflect certain updated assumptions for such financial projections as a result of the passage of time since the preparation of the prior Monmouth multi-year projected financial information, including a delay in the pace of acquisitions, reduced capitalization rates on acquisitions, reduced financing costs, and elimination of new preferred equity issuance (such extended and updated projections, the “Monmouth multi-year projected financial information”) and provided the Monmouth multi-year projected financial information to Monmouth’s board of directors and to J.P. Morgan and CSCA, for their use and reliance in connection with their respective financial analyses and opinions in connection with the Merger. As described below, the Monmouth multi-year projected financial information was also made available to ILPT and its financial advisor, as well as certain other prospective counterparties who entered into a non-disclosure agreement as part of the process. For more information, see the section entitled “The Merger—Opinions of Monmouth’s Financial Advisors.” Monmouth has included below a summary of the Monmouth multi-year projected financial information for the purpose of providing shareholders and investors access to certain nonpublic information that was furnished to J.P. Morgan, CSCA and Monmouth’s board of directors in connection with the Merger. Such information may not be appropriate for other purposes, and is not included to influence your voting decision with respect to the proposals set forth in this proxy statement to be voted on by Monmouth shareholders. The inclusion of this summary should not be regarded as an indication that Monmouth management or anyone who received the Monmouth multi-year projected financial information then considered, or now considers, it to be a reliable prediction of future events, and the Monmouth multi-year projected financial information should not be relied upon as such. This information is not fact and readers of this proxy statement are cautioned not to place undue reliance on the Monmouth multi-year projected financial information.
The Monmouth multi-year projected financial information was not prepared with a view toward public disclosure, and does not necessarily comply with published guidelines established by the SEC or by the American Institute of Certified Public Accountants for preparation and presentations of financial projections, but in the view of Monmouth management, was prepared on a reasonable basis and reflects the assumptions and estimates available at the time the Monmouth multi-year projected financial information was prepared. The Monmouth multi-year projected financial information involves significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Monmouth’s historical GAAP financial statements. The Monmouth multi-year projected financial information included in this section of the proxy statement have been prepared by, and are the responsibility of, Monmouth management. Neither PKF O’Connor Davies, LLP (“PKF”), Monmouth’s independent registered public accounting firm, nor any other independent accountant has examined, compiled or performed any procedures with respect to the Monmouth multi-year projected financial information or any assumptions underlying the Monmouth multi-year projected financial information and, accordingly, PKF does not express an opinion or any other form of assurance on the Monmouth multi-year projected financial information or its achievability, and assumes no responsibility for, and disclaims any association with respect to, the Monmouth multi-year projected financial information or the assumptions underlying the Monmouth multi-year projected financial information. The report of PKF contained in Monmouth’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, which is incorporated by reference into this proxy statement, relates to Monmouth’s historical financial information and does not extend to the Monmouth multi-year projected financial information or any other prospective financial information. Furthermore, the Monmouth multi-year projected financial information does not take into account any circumstances or events occurring after the date it was prepared.
While presented with numeric specificity, the Monmouth multi-year projected financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Monmouth’s business) that are inherently subjective and uncertain and are beyond the control of Monmouth management. Important factors that may affect actual results and cause the Monmouth multi-year projected financial information to not be achieved include, but are not limited to, risks and uncertainties relating to Monmouth’s business (including Monmouth’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business, economic, competitive, regulatory and financial market conditions and other factors described in the sections of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” and the risks described in the periodic reports filed by Monmouth with the SEC, which reports can be found as described under “Where You Can Find More Information.” The Monmouth multi-year projected financial information also reflects numerous variables, expectations and assumptions available at the time the Monmouth multi-year projected financial information was prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the Monmouth multi-year projected financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized. Monmouth shareholders are urged to review the most recent SEC filings of Monmouth for a description of the reported and anticipated results of operations and financial condition and capital resources, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Monmouth’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this proxy statement.
The inclusion of a summary of the Monmouth multi-year projected financial information in this proxy statement should not be regarded as an indication that Monmouth or its officers, directors, affiliates, advisors or other representatives considered the Monmouth multi-year projected financial information to necessarily be predictive of actual future events, and the Monmouth multi-year projected financial information should not be relied upon as such nor should the information contained in the Monmouth multi-year projected financial information be considered appropriate for other purposes. None of Monmouth or its officers, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from the Monmouth multi-year projected financial information.
MONMOUTH DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE OR RECONCILE THE MONMOUTH MULTI-YEAR PROJECTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THE MONMOUTH MULTI-YEAR PROJECTED FINANCIAL INFORMATION WAS PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE MONMOUTH MULTI-YEAR PROJECTED FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE. SINCE THE MONMOUTH MULTI-YEAR PROJECTED FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.
Monmouth may calculate certain non-GAAP financial metrics, including NOI, EBITDA, FFO and AFFO (each as defined below), using methodologies different from those used by other companies. Consequently, the financial metrics presented in Monmouth’s prospective financial information disclosures and in the sections of this proxy statement with respect to the opinions of the financial advisors to Monmouth may not be directly comparable to those of other companies.

Monmouth has not made and makes no representation to any Monmouth shareholder in the Merger Agreement or otherwise concerning the Monmouth multi-year projected financial information or regarding Monmouth’s ultimate performance compared to the information contained in the Monmouth multi-year projected financial information or that the projected results will be achieved.
Monmouth Multi-Year Projected Cash Flows
The following table sets forth selected unaudited prospective financial information representing Monmouth management’s evaluation of Monmouth’s estimated standalone future financial performance based on an internal financial model that Monmouth has historically used in connection with its annual budgeting and strategic planning process. The following Monmouth multi-year projected financial information was finalized on October 14, 2021. The Monmouth multi-year projected financial information was based on numerous variables and assumptions, including the variables and assumptions discussed above, as well as the following material assumptions: (1) Cash NOI, Adjusted EBITDA (ex. Interest/Dividend Income), FFO and AFFO per share (each as defined below) projections based on Monmouth’s business plan for 2022 through 2026; (2) acquisitions at initial cash capitalization rates of 4.5% to 5.9%; (3) general and administrative expense at approximately 5% of total income; (4) new debt issued at an interest rate ranging from approximately 1.6% to 2.75%; and (5) AFFO payout ratio at approximately 75% or higher. The Monmouth multi-year projected financial information does not give effect to the Merger. The Monmouth multi-year projected financial information was provided to Monmouth’s board of directors and to J.P. Morgan, CSCA, and ILPT, and a summary is presented in the following table, with all figures rounded to the nearest million, except per share data. Monmouth’s management directed J.P. Morgan and CSCA to use and rely upon the Monmouth multi-year projected financial information for purposes of their respective opinions and related financial analyses. For more information, see “The Merger— Background of the Merger.”
	Fiscal Year Ending September 30,
	2022E	2023E	2024E	2025E	2026E
	($ in millions, except per share values)
Net Income	$65	$71	$76	$81	$88
Cash Net Operating Income (Cash NOI)(1)	$166	$182	$195	$209	$223
Adjusted EBITDA (ex. Interest/Dividend Income)(2)	$159	$175	$187	$201	$213
FFO per Share(3)	$0.89	$0.99	$1.06	$1.12	$1.16
AFFO per Share(4)	$0.88	$0.96	$1.03	$1.10	$1.14
	Calendar Year Ending December 31,
	2022E	2023E	2024E	2025E	2026E
	($ in millions, except per share values)
Net Income	$67	$72	$77	$83	$89
Cash Net Operating Income (Cash NOI)(1)	$170	$185	$199	$212	$226
Adjusted EBITDA (ex. Interest/Dividend Income)(2)	$163	$178	$191	$204	$216
FFO per Share(3)	$0.93	$1.01	$1.07	$1.14	$1.16
AFFO per Share(4)	$0.90	$0.98	$1.05	$1.11	$1.14
(1)
Monmouth defines net operating income (“NOI”) as Net Income (Loss), as such term is defined under GAAP, attributable to Monmouth’s common shareholders, plus preferred dividends, general and administrative expenses, non-recurring costs relating to Monmouth’s strategic alternative process and proxy fight (including litigation and certain other non-routine costs), depreciation, amortization of capitalized lease costs and intangible assets and interest expense, including amortization of financing costs, unrealized holding (gains) or losses arising during the periods, less dividend income, gain on sale of securities transactions, and lease termination income. The components of NOI consist of recurring rental and reimbursement revenue, less real estate taxes and operating expenses, such as insurance, utilities, and repairs and maintenance. Monmouth defines Cash NOI as NOI as adjusted to exclude the impact of certain GAAP adjustments included in rental revenue, such as straight-line rent adjustments and amortization of above-market intangible lease assets and below-market lease intangible liabilities.

(2)
Monmouth defines adjusted EBITDA (“Adjusted EBITDA”) as Net Income (Loss), as such term is defined under GAAP, attributable to Monmouth’s common shareholders, plus preferred dividend expense, interest expense, including amortization of financing costs, depreciation, amortization of capitalized lease costs and intangible assets, non-recurring strategic alternatives and proxy costs (including litigation and certain other non-routine costs) and unrealized holding losses arising during the relevant period, less gain on sale of securities transactions and gain on sale of real estate investments. The Adjusted EBITDA item set forth in the tables above also excludes interest and dividend income.

(3)
Monmouth defines funds from operations (“FFO”) as such term is defined by The National Association of Real Estate Investment Trusts (Nareit). Nareit defines FFO as net income attributable to common shareholders, as defined under GAAP, excluding gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization. Included in the Nareit FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of Nareit FFO to make an election to include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, Monmouth has elected to exclude unrealized gains and losses from its investments in marketable equity securities from our FFO calculation. Nareit created FFO as a non-GAAP supplemental measure of REIT operating performance.

(4)
Monmouth defines adjusted funds from operations (“AFFO”) as FFO as adjusted to exclude stock-based compensation expense, depreciation of corporate office tenant improvements, amortization of deferred financing costs, gains on the sale of securities, lease termination income, non-recurring costs relating to Monmouth’s strategic alternative process and proxy fight (including litigation and certain other non-routine costs), effect of non-cash GAAP straight-line rent adjustments and less recurring capital expenditures. Recurring capital expenditures are defined as all capital expenditures that are recurring in nature, excluding capital expenditures related to expansions at Monmouth’s existing properties or capital expenditures that are incurred in conjunction with obtaining a new lease or a lease renewal.

In addition to the Monmouth multi-year projected financial information described above, Monmouth management provided to J.P. Morgan and CSCA, for their use and reliance in connection with their respective financial analyses and opinions, unaudited unlevered free cash flow projections for Monmouth on a standalone basis for the three-months ending December 31, 2021, and for the calendar years ending December 31, 2022, December 31, 2023, December 31, 2024, December 31, 2025 and December 31, 2026 (“Unlevered Free Cash Flow”). The Unlevered Free Cash Flow for Monmouth was arithmetically derived from the Monmouth multi-year projected financial information and approved by Monmouth for use by J.P. Morgan and CSCA.
	3 Months Ended December 31, 2021E	Calendar Year Ended December 31,
		2022E	2023E	2024E	2025E	2026E
	($ in millions)
Unlevered Free Cash Flow(5)	$(1)	$(101)	($53)	$(41)	$(28)	$41
(5)
Unlevered Free Cash Flow was determined by making adjustments (including straight-line rent adjustment, capital expenditures and acquisitions and excluding certain non-recurring expenses) to Adjusted EBITDA (ex. Interest/Dividend Income).

Financing
The obligation of ILPT under the Merger Agreement to complete the Merger is not conditioned on ILPT’s obtaining funds or financing.
The funds required to consummate the transaction contemplated by the Merger Agreement (including the fees and expenses associated with the acquisition and financing) will be obtained by one or more of the following:
•
debt financing committed by certain lenders, pursuant to a commitment letter, dated as of the date of the Merger Agreement (the “Debt Commitment Letter”), to make available to ILPT a bridge loan, under which ILPT may borrow up to $4.0 billion on a short-term basis for 364 days (the “Debt Financing”), or alternative financing as permitted under the Merger Agreement;

•	an equity contribution through investments by equity partners; and/or
•	other funds available to ILPT, including through alternative or substitute financing.
ILPT has represented in the Merger Agreement that the amounts committed under the Debt Commitment Letter, together with any alternative financing or equity financing and any other funds available to ILPT, will be sufficient to fund the payment of the Merger Consideration and the Preferred Stock Consideration, to repay existing debt of Monmouth or its subsidiaries and to pay fees and expenses in connection with the foregoing or the Merger.
Pursuant to the Debt Commitment Letter, certain lenders have committed to provide the Debt Financing to ILPT in the form of an up to $4.0 billion bridge loan. The joint lead arrangers and bookrunners for the Debt Financing are Citigroup Global Markets Inc. and UBS AG, Stamford Branch. The Debt Financing is contemplated to be secured by all or a portion of 101 industrial and logistical properties owned by subsidiaries of ILPT and the properties of Monmouth that are to be acquired pursuant to the Merger. The Debt Financing is subject to customary conditions precedent, including the consummation of the Merger in accordance with the terms and conditions set forth in the Merger Agreement.

ILPT cannot, without Monmouth’s prior written consent, permit or consent to any amendment, supplement or modification to the Debt Commitment Letter if it (i) decreases the aggregate amount of the Debt Financing (except to the extent ILPT has arranged alternative financing), (ii) could reasonably be expected to prevent, materially delay or materially impede the consummation of the Merger, (iii) materially and adversely impacts the ability of ILPT to enforce its rights against the other parties to the Debt Commitment Letter or (iv) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Debt Financing.
Monmouth is required to use reasonable best efforts to provide customary cooperation to ILPT in connection with the Debt Financing, any alternative financing or equity financing, subject to certain limitations. See the section entitled “The Merger Agreement—Covenants and Agreements—Financing” for more information.
ILPT may pursue alternative options to finance all or a portion of the transactions contemplated by the Merger Agreement, including permanent financing and options to reduce the amount borrowed under Debt Financing through investments by equity partners or other debt financing. Any such alternative financing must provide for at least the same amount of funding as contemplated by the Debt Financing and must not be subject to any condition precedent materially less favorable than the conditions precedent contained in the Debt Commitment Letter and could not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the Merger Agreement.
Interests of Monmouth’s Executive Officers and Directors in the Merger
In considering the recommendation of Monmouth’s board of directors to approve the Merger, Monmouth’s shareholders should be aware that Monmouth’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of Monmouth’s shareholders generally, including the receipt of consideration in exchange for cancellation of outstanding unvested equity awards, the receipt of contractual severance and/or transaction bonus payments by certain executive officers, and the right to continued indemnification and insurance coverage. Monmouth’s board of directors was aware of those interests and considered them, among other matters, in reaching its decision to approve the execution of the Merger Agreement and in making its recommendation that Monmouth’s common shareholders vote to approve the Merger. These interests include the interests described below in this section. The Merger and the other transactions contemplated by the Merger Agreement will constitute a “change in control,” “change of control” or term of similar meaning for purposes of Monmouth’s executive compensation arrangements, including the benefit plans and agreements described below.
Directors and Executive Officers
The following table lists Monmouth’s directors and executive officers:
Name	Positions
Kiernan Conway	Independent Director
Daniel D. Cronheim	Independent Director
Catherine B. Elflein	Independent Director
Brian H. Haimm	Lead Independent Director
Neal Herstik	Independent Director
Matthew I. Hirsch	Independent Director
Eugene. W. Landy	Founder, Chairman of the Board and Director
Michael P. Landy	President, Chief Executive Officer and Director
Samuel A. Landy	Director
Kevin S. Miller	Chief Financial Officer, Chief Accounting Officer and Director
Richard P. Molke	Vice President of Asset Management
Gregory T. Otto	Independent Director
Sonal Pande	Independent Director
Michael D. Prashad	General Counsel and Corporate Secretary
Scott L. Robinson	Independent Director

Certain Assumptions
Except as otherwise specifically noted, for purposes of quantifying the potential payment and benefits described in this section, the following assumptions were used:
•	The relevant price per share of Monmouth Common Stock is $21.00, which is the Merger Consideration;
•	The Effective Time as referenced in this section occurs on December 20, 2021, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section; and
•
The employment of each executive officer was terminated by Monmouth without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Merger and on the assumed date of the Effective Time of December 20, 2021.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect certain compensation actions that may occur before completion of the Merger.
Treatment of Monmouth’s Equity Awards
Stock Options
The Merger Agreement provides that, at the Effective Time, each stock option issued pursuant to Monmouth’s equity incentive plan, whether vested or unvested, will be canceled and the holder thereof will become entitled to receive, in full satisfaction of the rights of such holder with respect to such stock option, an amount in cash equal to the excess of the Merger Consideration over the applicable per share exercise price of such stock option, multiplied by the number of shares of Monmouth Common Stock subject to such stock option, subject to any applicable withholding tax.
Restricted Stock Awards
The Merger Agreement provides that, at the Effective Time, each unvested restricted stock award issued pursuant to Monmouth’s equity incentive plan will be canceled and the holder thereof will then become entitled to receive, in full satisfaction of the rights of such holder with respect to such award, an amount in cash equal to the Merger Consideration in respect of each restricted share covered by such restricted stock award, plus accumulated and unpaid dividends with respect to such stock award, subject to any applicable withholding tax.
Value of Outstanding Equity Awards
See the section entitled “The Merger—Quantification of Payments and Benefits to Monmouth’s Executive Officers” for an estimate of the value of each of Monmouth’s named executive officer’s unvested equity awards. Based on the assumptions described above under “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Certain Assumptions,” the estimated aggregate amounts that would become payable at the Effective Time to Monmouth’s ten non-employee directors in respect of their unvested restricted stock awards granted prior to the date of the Merger Agreement is $37,000.
For more information on the equity holdings of Monmouth’s directors and executive officers, see the table entitled “Security Ownership of Certain Beneficial Owners and Management.”
Directors’ and Officers’ Indemnification and Insurance
In connection with the Merger, Monmouth’s directors and officers will receive certain insurance and indemnification under the Merger Agreement. For specific terms thereof, see “The Merger Agreement—Employees, Directors, and Officers—Directors’ and Officers’ Indemnification and Insurance.”
Director Arrangements
Prior to the Closing, Monmouth may pay to each non-employee director a cash payment equal to the director fees that such non-employee director would have received for the period from the Closing through December 31, 2022 had the Closing not occurred. Based on the assumptions described above under “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Certain Assumptions,” the aggregate amount of such cash payments for Monmouth’s ten non-employee directors would be $546,000.

Management Arrangements
Transaction Success Program
In connection with the Merger, Monmouth intends to establish a cash retention program for employees in an aggregate amount that, taken together with any Closing director compensation payments (see “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Director Arrangements” above), does not exceed $3 million to promote retention and to incentivize efforts to consummate the Merger (the “Transaction Success Program”). Awards under the Transaction Success Program will be allocated by Michael Landy or his designee (or, for an award to an executive officer, by the compensation committee of Monmouth's board of directors) and will vest upon the Effective Time, subject to the participant’s continued service with Monmouth through the Effective Time, and be paid within 30 days after the Effective Time. Employees (including executive officers) will be eligible to receive awards under such program, but the recipients of such awards and their respective award amounts have not yet been determined as of the date of this proxy statement.
Employment Arrangements
Monmouth is party to employment agreements with each of Eugene Landy, Michael Landy, and Kevin Miller that provide certain benefits upon termination of employment in connection with a change in control (which would include the Merger). It is expected that the employment of each of Eugene Landy, Michael Landy and Kevin Miller will terminate at the Effective Time and such termination will, in the case of Messrs. Landy, Landy, and Miller, entitle such executive officer to receive the change in control related severance benefits described below.
Eugene Landy. Upon any termination of Eugene Landy’s employment for any reason, Mr. Landy’s employment agreement provides for aggregate termination payments of $500,000, payable to Mr. Landy in installments of $100,000 per year for five years. In addition, upon the termination of Mr. Landy’s employment, following, or as a result of, certain types of transactions that lead to a significant increase in Monmouth’s market capitalization, the employment agreement provides that Mr. Landy is entitled to receive a grant of between 35,000 and 65,000 shares of Monmouth Common Stock, depending on the amount of the increase in Monmouth’s market capitalization. It has been determined that this provision will result in Mr. Landy receiving a grant of 50,000 shares of Monmouth Common Stock in connection with the termination of his employment as a result of the Merger. Such shares will be cancelled in the Merger in exchange for payment of the Merger Consideration. In addition, if Mr. Landy’s employment terminates following, or as a result of, any such transaction, his employment agreement provides that all of his outstanding options to purchase shares of Monmouth Common Stock will become immediately vested, and he will be entitled to continue to receive benefits under Monmouth’s health insurance and similar plans for one year. In the event of a change in control, Mr. Landy is also entitled to receive a lump sum payment of $2,500,000, provided that the sale price is at least $10 per share of Monmouth Common Stock. All compensatory payments are subject to applicable withholding tax.
Michael Landy. Upon a termination of Michael Landy’s employment without “cause” or by Mr. Landy for “good reason”, Mr. Landy’s employment agreement provides that his severance package will consist of his base salary as in effect immediately prior to his termination plus his Annual Cash Bonus Target (as defined in the employment agreement) for the remaining term of the agreement (inclusive of any renewals), plus the cost of medical, dental and/or vision benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, also referred to as COBRA, for up to 18 months after his termination of employment for Mr. Landy (and his spouse and eligible dependents who were covered immediately prior to Mr. Landy’s termination of employment). The agreement further provides that if Mr. Landy remains employed through a “change of control”, his employment agreement is treated as automatically renewed for three years from the date of the change of control and if his employment with Monmouth is terminated either by Monmouth without “cause” or by Mr. Landy for “good reason”, within 18 months after a change of control, then, and in addition to the payments of base salary and Annual Cash Bonus Target, all of Mr. Landy’s unvested and outstanding equity awards will automatically vest effective immediately prior to such termination of employment. Mr. Landy is also entitled to participate in the Transaction Success Program in accordance with its terms, however, no award has been allocated to Mr. Landy as of the date of this proxy statement. All compensatory payments are subject to applicable withholding tax.

Kevin Miller. Upon a termination of Kevin Miller’s employment without “cause” or by Mr. Miller for “good reason”, Mr. Miller’s employment agreement provides that he will be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s base salary as of the date of termination, paid monthly over the remaining term of the agreement. In the event of a merger, sale or change of voting control (with certain limited exceptions), Mr. Miller has the right to extend and renew his employment agreement so that the expiration date will be three years from the date of the merger, sale or change of voting control. As a result of the Merger, Mr. Miller will be entitled to extend and renew his employment agreement. Following the Merger, if Mr. Miller’s employment were to terminate without cause or if he were to elect to terminate his employment for “good reason”, the termination of Mr. Miller’s employment would result in the payment of the aforementioned benefits. After the signing of the Merger Agreement, Monmouth amended and restated Mr. Miller’s employment agreement, which, among other things, provided that (i) Mr. Miller’s annual base salary for calendar year 2022 will be $700,000, (ii) a diminution or adverse change in Mr. Miller’s title, without his consent, will constitute “good reason”, and (iii) Mr. Miller’s severance benefits upon a qualifying termination will be equal to his base salary as in effect immediately prior to the qualifying termination of employment plus his annual target bonus for the greater of (x) the remainder of the term as extended above (but in no event greater than three years) and (y) one year, and the payment of the cost of COBRA benefits for up to 18 months. Mr. Miller is also entitled to participate in the Transaction Success Program in accordance with its terms, however, no award has been allocated to Mr. Miller as of the date of this proxy statement. All compensatory payments are subject to applicable withholding tax.
Change in Control Severance Plan
Each of Monmouth’s executive officers and employees, other than Eugene Landy, Michael Landy, and Kevin Miller, participates in the Change in Control Severance Plan that was adopted by Monmouth’s board of directors in January 2021 (the “CIC Plan”). Pursuant to the CIC Plan, upon a termination of employment without “cause” within twelve months following the Effective Time, each participating employee (including Messrs. Prashad and Molke, our two executive officers who participate in the CIC Plan) would be entitled to receive a lump-sum cash payment, net of applicable withholding tax, in an amount equal to two times the employee’s annual base salary and payment or reimbursement of premiums for healthcare continuation coverage under COBRA for such employee and such employee’s dependents for so long as they remain eligible for such coverage or until they obtain other healthcare coverage, if earlier. In the event it is not possible to provide COBRA coverage on a subsidized basis, the employee would receive a lump sum equal to the value of such subsidy, as reasonably determined, assuming that the applicable employee remained eligible for 18 months of COBRA coverage. The employee’s receipt of severance is subject to the execution and non-revocation of a general release of claims, and compliance with a customary non-disparagement covenant relating to the employer and its affiliates. It is expected that each of Monmouth’s employees will be terminated as of immediately after the Effective Time in a severance eligible manner, and as such, it is expected that each participant in the CIC Plan will be entitled to the severance benefits described above.
Better Net After-Tax Cutback
To the extent that any payments or benefits that Eugene Landy, Michael Landy and Kevin Miller are or become entitled to receive in connection with the Merger would constitute a “parachute payment” for purposes of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, Monmouth anticipates working with the applicable executive officer to mitigate such excise tax exposure (including, where appropriate, accelerating vesting and/or payments into 2021). And, if the tax exposure cannot be entirely mitigated, Monmouth expects that each such executive officer would either (i) accept the aggregate payments and benefits without any cutback and with the application of the excise tax or (ii) accept a lesser amount that would result in no portion of the aggregate payments and benefits being subject to the excise tax, whichever would result in the receipt by the executive officer of the greatest amount of aggregate payments and benefits on an after-tax basis.
Quantification of Payments and Benefits to Monmouth’s Executive Officers
The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation that may be paid or become payable to Monmouth’s five named executive officers that is based on or otherwise relates to the transactions contemplated under the Merger Agreement.

The amounts indicated below are estimates based on the material assumptions described below, which may or may not actually occur, and do not reflect compensation actions that could occur after the date of this proxy statement and before the Closing. As a result, the actual amounts, if any, which may become payable to an executive officer may differ in material respects from the amounts set forth below. Furthermore, in accordance with Item 402(t) of Regulation S-K, for purposes of calculating such amounts, Monmouth has assumed:
•	The relevant price per share of Monmouth Common Stock is $21.00, which is the Merger Consideration;
•	The Effective Time as referenced in this section occurs on December 20, 2021, which is the assumed date of the Effective Time solely for purposes of the disclosure in this section; and
•
The employment of each executive officer was terminated by Monmouth without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the Merger and on the assumed date of the Effective Time of December 20, 2021.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(5)
Eugene W. Landy	3,000,000	1,192,391	52,915	4,245,306
Michael P. Landy	3,876,612	313,395	132,897	4,322,904
Kevin S. Miller	2,602,500	5,241	114,117	2,721,858
Michael D. Prashad	550,000	-0-	39,878	589,878
Richard P. Molke	550,000	-0-	68,209	618,209
(1)
Cash. The amounts in this column represent (a) the cash severance to which Monmouth’s executive officers may become entitled under their employment agreements or pursuant to the CIC Plan, as applicable, with Monmouth, as described in the section above entitled “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Management Arrangements” and (b) with respect to Eugene Landy, the transaction bonus to which he is entitled under his employment agreement with Monmouth as described in the section above entitled “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Management Arrangements.” For the avoidance of doubt, the amounts described in this table for Mr. Miller are based on the terms of the amended and restated employment agreement described above. This column does not reflect any awards to executives under the Transaction Success Program as the recipients of such awards and their respective award amounts have not yet been determined as of the date of this proxy statement. The following table separately quantifies each component of cash severance (as described in that column of the above table entitled “Cash”) which the executive officers may become entitled to receive upon a termination of employment by Monmouth (or a successor) without “cause” or by the executive officer for “good reason”, or, with respect to Eugene Landy, any termination of employment, in each case, under the terms of the applicable agreement or plan in connection with a change in control. The table also quantifies the transaction bonus to which Eugene Landy is entitled under the terms of his employment agreement with Monmouth.

Name	Salary Severance ($)	Bonus Severance ($)	Transaction Bonus ($)	Total Cash ($)
Eugene W. Landy	500,000	—	2,500,000	3,000,000
Michael P. Landy	2,871,612	1,005,000	—	3,876,612
Kevin S. Miller	2,100,000	502,500	—	2,602,500
Michael D. Prashad	550,000	—	—	550,000
Richard P. Molke	550,000	—	—	550,000
(2)
Equity. The amounts in this column represent (a) the estimated amounts payable pursuant to the Merger Agreement to each executive officer in respect of the unvested restricted stock awards and unvested stock options held by such executive officer, as described in the section above entitled “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Treatment of Monmouth’s Equity Awards”, which amounts are shown by award type in the table below, and (b) for Eugene Landy, an additional grant of 50,000 shares in accordance with the terms of his employment agreement with Monmouth as described in the section above entitled “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Management Arrangements.”

Name	Value of Unvested Shares of Restricted Stock ($)	Value of Unvested Options ($)	Additional Stock Grant ($)	Total Equity (Unvested Awards) ($)
Eugene W. Landy	5,241	137,150	1,050,000	1,192,391
Michael P. Landy	313,395	-0-	-0-	313,395
Kevin S. Miller	5,241	-0-	-0-	5,241
Michael D. Prashad	-0-	-0-	-0-	-0-
Richard P. Molke	-0-	-0-	-0-	-0-

(3)
Perquisites/Benefits. The amounts in this column represent the estimated value of the continued health care coverage benefits following a qualifying termination to which each of Monmouth’s executive officers may become entitled under his employment agreement or the CIC Severance Plan, as applicable, as described in the section above entitled “The Merger—Interests of Monmouth’s Executive Officers and Directors in the Merger—Management Arrangements.” Additionally, the amounts reflect a lump-sum payment equal to the executive officer’s accrued but unused vacation to which they would be entitled upon termination of employment. For purposes of this disclosure, the amounts listed here are based on healthcare coverage elections and premiums for 2021 and the vacation allowance to be credited as of January 1, 2022 and using 2021 base salary rates (without taking into consideration any potential 2022 merit or market based increases) for all employees other than Michael Landy and Kevin Miller (for whom calculation is based on increased rate of base salary to be effective as of January 1, 2022). Actual payouts at termination would be reduced by vacation used between January 1, 2022 and the Closing. The following table shows the estimated value of each of these benefits.

Name	COBRA/ HealthCare Continuation ($)	Accrued Vacation ($)	Total Perquisites/ Other Benefits ($)
Eugene W. Landy	11,521	41,394	52,915
Michael P. Landy	59,265	73,632	132,897
Kevin S. Miller	60,271	53,846	114,117
Michael D. Prashad	18,724	21,154	39,878
Richard P. Molke	47,055	21,154	68,209
Regulatory Matters
Monmouth is unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the completion of the Merger, other than the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of Maryland and certificate of merger by the Secretary of State of the State of Delaware, in each case with respect to the Merger. For further information regarding the timing of the closing of the Merger, see “The Merger Agreement—Form and Timing of the Merger.”
Voting Agreement
In connection with the Merger, Mr. Eugene W. Landy, the Chairman of Monmouth’s board of directors, and Mr. Michael P. Landy, Monmouth’s President and Chief Executive Officer, have entered into a voting agreement with ILPT pursuant to which, in their capacity as shareholders, they have agreed, subject to the terms and conditions of such voting agreement, to vote their shares of Monmouth Common Stock in favor of the Merger. The shares of Monmouth Common Stock subject to the voting agreement represent approximately 3% of the outstanding voting power of Monmouth Common Stock as of the record date for the Special Meeting.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of Monmouth Common Stock. The following discussion is based on the Code, U.S. Treasury Regulations promulgated thereunder, administrative rulings and published positions of the Internal Revenue Service (the “IRS”), and judicial decisions and interpretations of the foregoing, all as in effect as of the date of this proxy statement. These authorities are subject to differing interpretations and may change, possibly with retroactive effect, and any such differing interpretation or change could affect the accuracy of the statements and conclusions set forth herein. This discussion assumes that the Merger will be completed in accordance with the Merger Agreement and as further described in this proxy statement. This discussion is for general information purposes only, is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any tax reporting requirements, tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Act of 2010, any considerations with respect to FATCA (which for this purpose means Sections 1471 through 1474 of the Code, the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, this discussion is not binding on the IRS or any court, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any statement or conclusion set forth in this discussion.
The following discussion applies only to holders of Monmouth Common Stock who hold such stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, banks and certain other financial institutions, tax-exempt organizations, partnerships, S corporations or other pass-through entities (or investors in partnerships, S corporations or other pass-through entities), regulated investment companies, controlled foreign corporations, passive foreign investment companies, real estate investment trusts, insurance companies, mutual funds, dealers or brokers in stocks and securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, holders who are required to recognize income or gain no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders subject to the alternative minimum tax provisions of the Code, “qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) or entities all of the interests in which are held by a qualified pension fund, “qualified shareholders” (within the meaning of Section 897(k)(3) of the Code) or investors therein, non-U.S. holders (as defined below) who hold, or have held at any time, directly, indirectly, or constructively, more than 10% of the Monmouth Common Stock outstanding (except to the extent specifically set forth below) or more than 10% of the Monmouth Preferred Stock outstanding, holders who acquired Monmouth Common Stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who hold Monmouth Common Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, or U.S. expatriates).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Monmouth Common Stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined under the Code) have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. As used herein, the term “non-U.S. holder” means a beneficial owner of Monmouth Common Stock that is not a U.S. holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Monmouth Common Stock, the U.S. federal income tax treatment of such partnership or a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Monmouth Common Stock and any partners in such partnership are urged to consult their own tax advisors regarding the tax consequences of the Merger to their specific circumstances.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, IS NOT TAX ADVICE, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. EACH HOLDER OF MONMOUTH COMMON STOCK SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO SUCH HOLDER’S PARTICULAR SITUATIONS AS WELL AS WITH RESPECT TO ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR OTHER TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY, OR ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.
U.S. Federal Income Tax Treatment of the Merger Generally
For U.S. federal income tax purposes, the parties will treat the Merger as a taxable sale by Monmouth of all of Monmouth’s assets to ILPT in exchange for the Merger Consideration and the Preferred Stock Consideration, the assumption of all of Monmouth’s liabilities and any other applicable amounts, followed immediately by the distribution of such Merger Consideration and Preferred Stock Consideration (and any other applicable amounts) to the holders of equity interests in Monmouth in complete liquidation of Monmouth pursuant to Revenue Ruling 69-6, 1969-1 C.B. 104, Section 331(a) of the Code and Section 562(b)(1) of the Code. Because, as a REIT,

Monmouth is entitled to receive a deduction for liquidating distributions, and Monmouth anticipates that its deemed liquidating distribution will exceed its taxable income recognized as a result of the Merger (together with any other undistributed taxable income recognized in the taxable year of the Merger), Monmouth anticipates that it will not be subject to U.S. federal income tax on any gain recognized in connection with the Merger and the other transactions contemplated by the Merger Agreement.
Consequences of the Merger to U.S. Holders of Monmouth Common Stock
The receipt of cash by U.S. holders in exchange for their Monmouth Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Monmouth Common Stock that receives cash in exchange for its shares of Monmouth Common Stock in the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received (determined before the deduction of any applicable withholding taxes, as described below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Information Reporting and Backup Withholding”) and (2) the U.S. holder’s adjusted tax basis in such shares. Any such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if such U.S. holder’s holding period in its Monmouth Common Stock surrendered in the Merger is more than one year as of the date of the Merger. Long-term capital gains of non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.
If a U.S. holder acquired different blocks of Monmouth Common Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of Monmouth Common Stock.
A U.S. holder who has held Monmouth Common Stock for six months or less at the time of the Merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of such Monmouth Common Stock in the Merger will generally be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from Monmouth, or such holder’s share of any designated retained capital gains, with respect to such Monmouth Common Stock.
Consequences of the Merger to Non-U.S. Holders of Monmouth Common Stock
A non-U.S. holder’s gain or loss from the Merger will generally be determined in the same manner as that of a U.S. holder. Subject to the discussion of backup withholding below under “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Information Reporting and Backup Withholding,” a non-U.S. holder generally should not be subject to U.S. federal income tax on the gain or loss from the receipt of the cash in exchange for Monmouth Common Stock pursuant to the Merger, except as described below.
Gain recognized by a non-U.S. holder upon a sale or exchange of shares of Monmouth Common Stock pursuant to the Merger generally will not be taxed under the Foreign Investment in Real Property Tax Act (“FIRPTA”) if Monmouth is a “domestically controlled qualified investment entity,” defined generally to include a REIT, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT’s stock is regularly traded on an established securities market in the U.S., a person holding less than 5% of such class during the testing period is generally presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). Monmouth believes that it is a “domestically controlled qualified investment entity,” and, therefore, assuming that Monmouth is a “domestically controlled qualified investment entity” at the Effective Time, that taxation under FIRPTA will not apply to the receipt of cash in exchange for shares of Monmouth Common Stock pursuant to the Merger.
If Monmouth does not qualify as a “domestically controlled qualified investment entity,” the tax consequences to a non-U.S. holder of an exchange of shares of Monmouth Common Stock for cash pursuant to the Merger will depend upon whether such stock is regularly traded on an established securities market in the United States and the amount of such stock that is held by the non-U.S. holder. Monmouth believes that Monmouth Common Stock is regularly traded on an established securities market in the United States within the meaning of FIRPTA and the applicable Treasury regulations. Therefore, a non-U.S. holder generally will not be subject to U.S. federal income tax under FIRPTA. Non-U.S. holders should consult their own tax advisors regarding the particular tax consequences of the Merger to them, including the applicability of FIRPTA. In particular, a non-U.S. holder who has held more than 10% of Monmouth Common Stock at any time during the one-year period ending on the date of the Merger or a non-U.S. holder who is a “qualified shareholder” (within the meaning of Section 897(k)(3) of the Code) is urged to consult its tax advisors concerning the tax consequences of the receipt of the Merger Consideration.
However, even if not subject to FIRPTA, gain recognized by a non-U.S. holder as a result of the Merger will be taxable to such holder if such gain is treated as effectively connected with the non-U.S. holder’s U.S. trade or business and, if required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, is attributable to a permanent establishment or fixed base that the non-U.S. holder maintains in the U.S. In this case, the same treatment that applies to U.S. holders with respect to the gain will generally apply to the non-U.S. holder, and a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain. In addition, any such gain will be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year or maintains an office or a fixed place of business in the U.S. to which the gain is attributable. In such cases, a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) will apply to the nonresident alien individual’s capital gains, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax.
Information Reporting and Backup Withholding
Holders may, under certain circumstances, be subject to information reporting and backup withholding (currently, at a rate of 24%) with respect to cash received pursuant to the Merger. Backup withholding will generally not apply, however, to a holder who (1) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on a properly completed and duly executed IRS Form W-9, (2) in the case of a non-U.S. holder, furnishes a properly completed and duly executed, applicable IRS Form W-8, or (3) is otherwise exempt from backup withholding and complies with all applicable rules and certification requirements.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be claimed as a refund or a credit against such holder’s U.S. federal income tax liability (if any) provided the required information is furnished to the IRS on a timely basis.
This discussion of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Monmouth Common Stock should consult their own tax advisors as to the specific tax consequences to them of the Merger, including the effect of any federal, state, local, non-U.S. and other tax laws.
Dividends
The Merger Agreement permits Monmouth to declare and pay quarterly cash dividends on the outstanding shares of Monmouth Common Stock in an amount not exceeding $0.18 per share for each completed quarter until the consummation of the Merger, quarterly cash dividends on its outstanding Monmouth Preferred Stock in an amount equal to $0.3828125 per share, and distributions reasonably necessary for Monmouth to maintain its REIT status and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law).
In the event that Monmouth declares or pays any dividend or other distribution that is reasonably necessary to maintain its REIT status and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law) in excess of the permitted $0.18 per share of Monmouth Common Stock per quarter, such excess amount will reduce the Merger Consideration on a dollar-for-dollar basis.
Delisting and Deregistration of Monmouth Common Stock and Preferred Stock
After the Merger is completed, the shares of Monmouth Common Stock and Monmouth Preferred Stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Merger
Beginning on December 13, 2021, purported shareholders of Monmouth filed two lawsuits against Monmouth and members of Monmouth’s board of directors, challenging disclosures related to the Merger. The complaints (the “Complaints”), Wang v. Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-10632 (S.D.N.Y.) and Whitfield v. Monmouth Real Estate Investment Corporation, et al., No. 1:21-cv-10854 (S.D.N.Y.), allege, among other things, that Monmouth and its directors violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and that Monmouth’s directors violated Section 20(a) of the Exchange Act by causing the filing of a proxy statement relating to the Merger with the SEC that misstates or omits certain allegedly material information.
The Complaints seek, among other things, injunctive relief enjoining the consummation of the Merger, rescission of the Merger to the extent implemented (or rescissory damages), accounting for damages, declaration that Monmouth and its directors violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9 thereunder, and an award of the plaintiff’s costs, including attorneys’ and experts’ fees. Monmouth believes that all of the claims asserted in the Complaints are without merit and intends to defend vigorously against such actions. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that the defense of the actions will be successful. If the lawsuits are successful, they could prevent or delay completion of the Merger and result in costs to Monmouth. Additional lawsuits relating to the Merger may also be filed in the future.

MARKET PRICE OF MONMOUTH COMMON STOCK
Shares of Monmouth Common Stock are listed on the NYSE under the trading symbol “MNR.” As of December 20, 2021, the record date for the Special Meeting, there were approximately 1,179 holders of record. Certain shares of Monmouth Common Stock are held in “street” name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. The table below sets forth the quarterly high and low closing sales prices of shares of Monmouth Common Stock on the NYSE for the periods indicated and the dividends declared by us on shares of Monmouth Common Stock with respect to the periods indicated.
	Range		Cash Dividend per Share
Year	High	Low
Fiscal Year Ended September 30, 2019
First Quarter	$16.41	$12.17	$0.17
Second Quarter	$13.92	$11.98	$0.17
Third Quarter	$14.25	$13.03	$0.17
Fourth Quarter	$14.48	$13.00	$0.17
Fiscal Year Ended September 30, 2020
First Quarter	$15.45	$14.28	$0.17
Second Quarter	$15.40	$8.97	$0.17
Third Quarter	$15.24	$10.36	$0.17
Fourth Quarter	$15.12	$13.09	$0.17
Fiscal Year Ending September 30, 2021
First Quarter	$17.84	$13.85	$0.17
Second Quarter	$18.66	$16.23	$0.18
Third Quarter	$19.65	$17.92	$0.18
Fourth Quarter	$19.35	$18.42	$0.18
Fiscal Year Ending September 30, 2022
First Quarter (through December 20, 2021)(1)	$21.12	$18.85	$0.18(2)
(1)
On November 4, 2021, the last trading day prior to the date of the public announcement of the execution of the Merger Agreement, the reported closing price per share for Monmouth Common Stock on the NYSE was $18.86. On December 20, 2021, the last trading day before the filing of this proxy statement with the SEC, the reported closing price per share for Monmouth Common Stock on the NYSE was $20.92. You are encouraged to obtain current market quotations for Monmouth Common Stock.

(2)
As permitted under the terms of the Merger Agreement, Monmouth paid the previously announced regular quarterly dividend of $0.18 per share of Monmouth Common Stock on December 15, 2021 to common shareholders of record as of November 15, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists information with respect to the beneficial ownership of Monmouth Common Stock and Monmouth Preferred Stock as of December 20, 2021 by: (i) each person known to Monmouth to beneficially own more than 5% of Monmouth Common Stock; (ii) each of Monmouth’s directors; (iii) each of Monmouth’s executive officers; and (iv) all of Monmouth’s executive officers and directors as a group.
Unless otherwise indicated, the address of each of the persons named below is c/o Monmouth Real Estate Investment Corporation, Bell Works, 101 Crawfords Corner Road, Suite 1405, Holmdel, New Jersey 07733. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within 60 days of December 20, 2021 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other shareholders.
	Monmouth Common Stock		Monmouth Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding(2)	Amount and Nature of Beneficial Ownership(1)	Percentage of Preferred Stock Outstanding(3)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355(4)	9,641,584	9.79%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(5)	8,871,643	9.01%
Kiernan Conway	1,041	*
Daniel D. Cronheim(6)	182,673	*	2,550	*
Catherine B. Elflein(7)	17,568	*
Brian H. Haimm(8)	16,750	*
Neal Herstik(9)	24,973	*	2,800	*
Matthew I. Hirsch(10)	80,169	*
Eugene W. Landy(11)	1,925,145	1.95%
Michael P. Landy(12)	807,871	*
Samuel A. Landy(13)	348,735	*
Kevin S. Miller(14)	102,565	*
Richard P. Molke(15)	36,204	*	10,000	*
Gregory T. Otto	5,375	*
Sonal Pande	292	*
Michael D. Prashad(16)	47,696	*
Scott L. Robinson(17)	10,279	*
Directors and Executive Officers as a Group(18)	3,672,966	3.73%	15,720	*
*	Less than 1%.
(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, Monmouth believes that the persons named in the table have sole voting and investment power with respect to the shares listed.

(2)	Based on the number of shares of Monmouth Common Stock outstanding on December 20, 2021, which was 98,486,382.
(3)	Based on the number of shares of Monmouth Preferred Stock outstanding on December 20, 2021, which was 21,985,616.
(4)	Based on Schedule 13F filed with the SEC on November 12, 2021.
(5)	Based on Schedule 13F filed with the SEC on November 9, 2021.
(6)
Includes (a) 250 shares of unvested restricted stock, (b) 86,269 shares of Monmouth Common Stock held in a trust for Mr. Cronheim’s two minor family members, to which he has sole dispositive and voting power and (c) 71,411 shares of Monmouth Common Stock pledged in a margin account.

(7)	Includes (a) 250 shares of unvested restricted stock and (b) 3,500 shares of Monmouth Common Stock owned jointly with Ms. Elflein’s husband.
(8)	Includes 250 shares of unvested restricted stock.

(9)
Includes (a) 250 shares of unvested restricted stock and (b) 1,600 shares of Monmouth Common Stock owned by Mr. Herstik’s wife. As of December 20, 2021, Mr. Herstik also owned 2,400 shares of Monmouth Preferred Stock and 400 shares of Monmouth Preferred Stock are owned by the Gross, Truss & Herstik Profit Sharing Plan, over which Mr. Herstik has shared voting power and shared dispositive power.

(10)	Includes (a) 250 shares of unvested restricted stock and (b) 3,441 shares of Monmouth Common Stock owned by Mr. Hirsch’s wife.
(11)
Includes (a) 250 shares of unvested restricted stock, (b) 97,914 shares of Monmouth Common Stock owned by Mr. Eugene Landy’s wife, (c) 201,427 shares of Monmouth Common Stock held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power, (d) 168,294 shares of Monmouth Common Stock held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power, (e) 13,048 shares of Monmouth Common Stock held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power, (f) 194,405 shares of Monmouth Common Stock held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power, (g) 43,748 shares of Monmouth Common Stock held by Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power, (h) 32,866 shares of Monmouth Common Stock held by Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power; (i) 499,451 shares of Monmouth Common Stock pledged in a margin account and (j) 474,017 shares of Monmouth Common Stock pledged as security for loans. Includes 65,000 shares of Monmouth Common Stock issuable upon the exercise of stock options that are exercisable within 60 days of December 20, 2021. Excludes 65,000 shares of Monmouth Common Stock issuable upon the exercise of a stock option not exercisable within 60 days of December 20, 2021.

(12)
Includes (a) 14,924 shares of unvested restricted stock, (b) 42,587 shares of Monmouth Common Stock owned by Mr. Michael Landy’s wife, (c) 190,032 shares of Monmouth Common Stock held in custodial accounts for Mr. Landy’s children under the New Jersey Uniform Transfer to Minors Act, (d) 53,000 shares of Monmouth Common Stock held by EWL Grandchildren Fund, LLC, over which Mr. Landy has shared voting power and shared dispositive power, (e) 35,553 shares of Monmouth Common Stock held in the UMH 401(k) Plan for Mr. Landy’s benefit and (f) 223,150 shares of Monmouth Common Stock pledged in a margin account.

(13)
Includes (a) 250 shares of unvested restricted stock, (b) 25,567 shares of Monmouth Common Stock owned by Mr. Samuel Landy’s wife, (c) 22,379 shares of Monmouth Common Stock held by the Samuel Landy Family Limited Partnership, over which Mr. Landy has shared voting power and shared dispositive power, (d) 53,000 shares of Monmouth Common Stock held in EWL Grandchildren Fund, LLC, over which Mr. Landy has shared voting power and shared dispositive power, (e) 18,385 shares of Monmouth Common Stock pledged in a margin account, (f) 181,454 shares of Monmouth Common Stock pledged as security for a loan and (g) 65,607 shares of Monmouth Common Stock held in the UMH 401(k) Plan for Mr. Landy’s benefit. As a co-trustee of the UMH 401(k) Plan, Mr. Landy has shared voting power, but no dispositive power, over the 202,604 shares of Monmouth Common Stock held in the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the shares of Monmouth Common Stock held by the UMH 401(k) Plan, except for the 65,607 shares of Monmouth Common Stock held by the UMH 401(k) Plan for his benefit.

(14)	Includes (a) 250 shares of unvested restricted stock and (b) 2,857 shares of Monmouth Common Stock held in the UMH 401(k) Plan for Mr. Miller’s benefit.
(15)
Includes (a) 5,675 shares of Monmouth Common Stock held in the UMH 401(k) Plan for Mr. Molke’s benefit, (b) 30,000 shares of Monmouth Common Stock issuable upon the exercise of a stock option that is exercisable within 60 days of December 20, 2021; and (c) 10,000 shares of Monmouth Preferred Stock pledged in a margin account.

(16)
Includes (a) 2,206 shares of Monmouth Common Stock held in the UMH 401(k) Plan for Mr. Prashad’s benefit and (b) 45,000 shares of Monmouth Common Stock issuable upon the exercise of a stock option that is exercisable within 60 days of December 20, 2021.

(17)	Includes 250 shares of unvested restricted stock.
(18)	Includes beneficial ownership by all of Monmouth’s current directors and executive officers.

NO APPRAISAL RIGHTS
Holders of shares of Monmouth Common Stock or Monmouth Preferred Stock are not entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting shareholder to receive the fair value of the shareholder’s shares in connection with the Merger because, as permitted by the Maryland General Corporation Law, Monmouth’s charter provides that shareholders are not entitled to exercise such rights unless Monmouth’s board of directors, upon the affirmative vote of a majority of the entire board of directors, determines that the rights will apply to the Merger. Monmouth’s board of directors has made no such determination and the Merger Agreement provides that no such rights will be available. In addition, under the Maryland General Corporation Law, holders of shares listed on a securities exchange generally are also not entitled to such rights. However, holders of shares of Monmouth Common Stock can vote against the Merger.

THE MERGER AGREEMENT
This section of this proxy statement summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this proxy statement and is incorporated herein by reference.
This summary may not contain all of the information about the Merger Agreement that is important to you. Monmouth urges you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about Monmouth or ILPT. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by certain information Monmouth filed with the SEC prior to the date of the Merger Agreement, as well as by certain disclosure schedules Monmouth delivered to ILPT in connection with the signing of the Merger Agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that Monmouth files with the SEC and the other information in this proxy statement. See “Where You Can Find More Information.”
Form and Timing of the Merger
The Merger Agreement provides that under the terms and subject to the conditions set forth therein, Monmouth will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of ILPT. ILPT, Merger Sub, and Monmouth are collectively referred to herein as the “parties.”
The Merger Agreement provides that the Closing will take place remotely by electronic exchange of documents and signatures at 8:00 a.m., New York City time, on the fifth business day after the Condition Satisfaction Date. Notwithstanding the foregoing, the parties may agree on another time or date. In addition, in the event that the closing conditions are satisfied or waived such that the Closing Date would otherwise occur prior to the date that is 90 days after the date of the Merger Agreement (February 3, 2022), ILPT has the right to extend the Closing Date once to a date that is no later than February 3, 2022 by providing written notice to Monmouth no later than the Condition Satisfaction Date. If the closing conditions are satisfied or waived such that the Closing Date would otherwise occur on or after February 3, 2022, ILPT does not have the right to extend the Closing Date. ILPT also has the right to accelerate the then-scheduled Closing Date to a date specified by ILPT by giving at least three business days written notice to Monmouth at any time after the Condition Satisfaction Date.
As soon as practicable on the Closing Date, the parties will file the articles of merger with respect to the Merger with the State Department of Assessments and Taxation of Maryland and a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware.
Post-Closing Surviving Entity
At the Effective Time, the certificate of formation and the limited liability company agreement of Merger Sub immediately prior to the Effective Time will be the certificate of formation and the limited liability company agreement of the surviving entity, except that the entity’s name will be replaced by a name to be determined by ILPT prior to the Closing.
At the Effective Time, any managers and officers of the Merger Sub will be the managers and officers of the surviving entity.
Merger Consideration
Common Stock and Preferred Stock
At the Effective Time and by virtue of the Merger, each share of Monmouth Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be converted into the right to receive $21.00 in cash, without interest (the “Merger Consideration”), subject to any applicable withholding tax.

At the Effective Time and by virtue of the Merger, each share of Monmouth Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Monmouth, ILPT or Merger Sub) will be converted into the right to receive $25.00 in cash plus all accumulated and unpaid dividends to, but not including, the Closing Date (the “Preferred Stock Consideration”).
Each share of Monmouth Common Stock and Monmouth Preferred Stock owned by Monmouth, ILPT or Merger Sub will be canceled for no consideration.
Equity Awards
At the Effective Time, each Monmouth stock option, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive the excess of the Merger Consideration over the applicable exercise price per share under such stock option, subject to any applicable withholding tax. Any Monmouth stock option that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price that equals or exceeds the Merger Consideration will be canceled without any consideration.
At the Effective Time, each Monmouth restricted stock award that is outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive the Merger Consideration plus any accumulated and unpaid dividends with respect to such restricted stock award, subject to any applicable withholding tax.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by Monmouth, on the one hand, and ILPT and Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the Merger Agreement and, with the exception of representations and warranties made as of a specific date, will be brought down at the Closing for purposes of determining whether the conditions to closing are satisfied, but will not survive the Effective Time.
Representations and Warranties of Monmouth
Monmouth’s representations and warranties are qualified by, among other things, information with respect to Monmouth (1) filed with or furnished to the SEC after January 1, 2019 and publicly available before the date of the Merger Agreement (other than certain cautionary, predictive or forward-looking information), and (2) set forth in the disclosure schedule delivered by Monmouth to ILPT prior to the execution of the Merger Agreement.
The Merger Agreement includes representations and warranties by Monmouth relating to, among other things:
•	due incorporation, valid existence, good standing and qualification to conduct business;
•	corporate power and authority, due authorization and enforceability of the Merger Agreement;
•	absence of requirement for governmental consents, approvals and filings;
•
absence of any conflict with or violation of organizational documents or applicable laws, the absence of any violation or breach of, or default or consent requirements under, certain agreements and the absence of any creation or imposition of a lien;

•	capitalization;
•	subsidiaries;
•	SEC documents, internal controls, compliance with the Sarbanes-Oxley Act and the absence of off-balance sheet arrangements;
•	financial statements;
•	accuracy of information in the proxy statement;
•	absence of certain changes since December 31, 2020;
•	absence of material undisclosed liabilities;

•	compliance with laws and permits;
•	litigation;
•	insurance matters;
•	properties;
•	receipt of fairness opinions from J.P. Morgan and CSCA;
•	tax matters;
•	employee benefit plans and ERISA;
•	employee and labor matters;
•	environmental matters;
•	intellectual property;
•	material contracts;
•	investment banker, broker, finder or other similar fees;
•	inapplicability of takeover statutes;
•	absence of material undisclosed related party transactions; and
•	absence of requirement to register under the Investment Company Act.
Representations and Warranties of ILPT and Merger Sub
The Merger Agreement includes representations and warranties by ILPT and Merger Sub relating to, among other things:
•	due organization, valid existence, good standing and qualification to conduct business;
•	power and authority, due authorization and enforceability of the Merger Agreement;
•	absence of requirement for governmental consents, approvals and filings;
•
absence of any conflict with or violation of organizational documents or applicable laws, the absence of any violation or breach of, or default or consent requirements under, certain agreements and the absence of any creation or imposition of a lien;

•	capitalization; limited assets, liabilities, and obligations of the Merger Sub;
•	accuracy of information supplied for the proxy statement;
•	litigation;
•	investment banker, broker, finder or other similar fees;
•	no ownership of shares of Monmouth Common Stock;
•	financing;
•	absence of status as an “interested stockholder” under Maryland law;
•	solvency; and
•	absence of certain arrangements relating to Monmouth.
Definition of Material Adverse Effect
Many of the representations of Monmouth and of ILPT are qualified by a “Company Material Adverse Effect” (in the case of Monmouth) or by a “Parent Material Adverse Effect” (in the case of ILPT) standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable).

A “Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Monmouth and its subsidiaries, taken as a whole, but none of the following will constitute or will be considered in determining whether a Company Material Adverse Effect has occurred:
(a)
changes or fluctuations in the United States or global economy or any securities, capital, credit or financial markets or market conditions, including changes in interest rates, inflation and credit conditions;

(b)
national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism), or any acts of civil disobedience or unrest or responses thereto;

(c)	changes that are the result of factors generally affecting the real estate industry or the geographic areas in which Monmouth or any of its subsidiaries operate;
(d)
any loss of, or adverse change in, the relationship of Monmouth or any of its subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties caused by the identity of ILPT, the execution of the Merger Agreement or the announcement, negotiation, existence or performance of the transactions contemplated by the Merger Agreement (provided, that this clause (d) will not apply to the use of Company Material Adverse Effect in Monmouth’s representations and warranties regarding absence of conflict with or violation of organizational documents, applicable laws, or certain agreements, or closing condition related to such representations and warranties);

(e)	changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable law or interpretation, application or enforcement of any of the foregoing;
(f)
any failure by Monmouth to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period (provided that the exception in this clause (f) will not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect, to the extent not otherwise excluded under other clauses);

(g)
the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the Monmouth Common Stock on the NYSE (provided that the exception in this clause (g) will not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, a Company Material Adverse Effect, to the extent not otherwise excluded under other clauses);

(h)
any event, change, circumstance or effect resulting from or relating to (i) COVID-19 or (ii) any outbreak, ongoing effect, worsening or additional waves of contagious disease, epidemic or pandemic or any state of emergency, martial law, shelter-in-place, quarantine, stay-at-home, social distance, shutdown, closure, sequester, masking, vaccine or similar directive, policy, recommendation, guidance or other action by any governmental or quasi-governmental entity (“Contagion Event”) in response or related thereto, in each case arising from COVID-19;

(i)
any event, change, circumstance or effect resulting from or relating to any earthquakes, hurricanes, tornados or other weather conditions, natural disasters, Contagion Events (other than COVID-19, which is the subject of clause (h)) or force majeure events;

(j)
any change or announcement of a potential change in the credit rating of Monmouth or any of its subsidiaries or any of their securities (provided that the exception in this clause (j) will not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, a Company Material Adverse Effect, to the extent not otherwise excluded under other clauses); or

(k)
compliance by Monmouth with the terms of the Merger Agreement, including the failure of Monmouth to take any action as a result of the interim operating covenants, or any actions taken, or failure to take any action, which ILPT has requested in writing or to which ILPT has consented in writing.

In the case of clauses (a), (b), (c), (e) or (i) above, to the extent such event, change, circumstance or effect disproportionately and adversely affects Monmouth and its subsidiaries, taken as a whole, relative to other participants in the same industry in which Monmouth and its subsidiaries operate, such exceptions will not apply.
A “Parent Material Adverse Effect” means any event, change, circumstance or effect that has prevented, materially delayed or materially impaired, or would prevent, materially delay or materially impair, the ability of ILPT and Merger Sub to consummate the transactions contemplated by the Merger Agreement.
Covenants and Agreements
Conduct of Business of Monmouth Pending the Merger
Monmouth has agreed to certain restrictions on itself and its subsidiaries until the earlier of the Effective Time or the valid termination of the Merger Agreement. In general, except as prohibited or required by applicable law or by any governmental entity, as set forth in Monmouth’s disclosure schedule, as otherwise required or expressly contemplated by the Merger Agreement or as consented to by ILPT in advance in writing, Monmouth has agreed that it will (1) maintain its qualification as a REIT under the Code, (2) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course consistent with past practice, and (3) to the extent consistent with clause (2), use commercially reasonable efforts to preserve intact in all material respects its business organization and goodwill and relationship with customers, suppliers, third party payors, governmental entities and others with which it has material business dealings and to maintain its material assets and properties in adequate working condition, ordinary wear and tear and any damage caused by casualty or other reason outside of Monmouth’s and its subsidiaries’ reasonable control excepted.
In addition, Monmouth has also agreed that, except as prohibited or required by applicable law or by any governmental entity, as set forth in Monmouth’s disclosure schedule, as otherwise required or expressly contemplated by the Merger Agreement or as consented to by ILPT in advance in writing, it and its subsidiaries will not:
(a)	amend or propose or agree to amend (in the case of any subsidiaries, in any material respect) any of its organizational documents or waive the stock ownership limit under Monmouth’s charter;
(b)
authorize, declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except for (A) certain intercompany dividends or distributions, (B) the declaration and payment by Monmouth of quarterly cash dividends on its outstanding Monmouth Common Stock, in the ordinary course of business consistent with past practice, for each completed quarter between the signing of the Merger Agreement and the Closing Date, in an amount not exceeding $0.18 per share and (C) the declaration and payment by Monmouth of quarterly cash dividends on the outstanding Monmouth Preferred Stock in an amount equal to $0.3828125 per share; provided that notwithstanding the restriction on dividends and other distributions in this clause (b), Monmouth and its subsidiaries will be permitted to make distributions reasonably necessary for Monmouth to maintain its REIT status and avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law) (and such dividends in excess of the dividends permitted under clause (B) above will reduce the Merger Consideration on a dollar-for-dollar basis);

(c)
adjust, split, combine or reclassify any of its capital stock or other ownership interests or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or other ownership interests;

(d)
repurchase, redeem or otherwise acquire any shares of the capital stock of Monmouth or any of its subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding tax obligations in respect of Monmouth’s restricted stock awards in accordance with their terms and Monmouth’s incentive plans in effect on the date of the Merger Agreement;

(e)
issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or equity interests or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of Monmouth, except for (i) the issuance of Monmouth Common Stock in connection with the exercise of options or the vesting or settlement of restricted stock awards outstanding as of the date of the Merger Agreement in accordance with the terms of the applicable benefit plan in effect as of the date of the Merger Agreement or (ii) certain intercompany issuances;
(f)
merge or consolidate with any other person or acquire any material assets or material properties or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other person, except certain intercompany transactions;

(g)
sell, mortgage, pledge, assign, transfer, subject to a material lien (except for certain permitted liens), effect a deed or assignment in lieu of foreclosure with respect to or otherwise dispose of any Monmouth real property or the material assets of Monmouth or of its subsidiaries;

(h)	make any loan, advance, capital contribution or other investment in any person, except certain intercompany transactions;
(i)
create, incur, refinance, replace, prepay, assume or guarantee any indebtedness for borrowed money or issue any debt securities, except for (i) certain intercompany indebtedness, (ii) indebtedness under Monmouth’s existing credit agreement and margin loan facility, (iii) any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness (subject to certain limitations), (iv) certain intercompany guarantees or credit support (subject to certain limitations), (v) indebtedness incurred pursuant to material contracts in effect prior to the execution of the Merger Agreement, and (vi) any indebtedness up to $250 million (subject to certain limitations);

(j)
make or commit to make capital expenditures in excess of $1 million in the aggregate, other than in conjunction with emergency repairs or as required by law or pursuant to the terms of any indebtedness, facility lease or material contract in effect as of the date of the Merger Agreement or permitted by the Merger Agreement, or in accordance with the capital expenditure budget set forth in the disclosure schedules;

(k)	except as required by contracts in effect prior to the execution and delivery of the Merger Agreement or Monmouth’s benefit plans:
(i)	materially increase the compensation or other benefits payable or provided to Monmouth’s or its subsidiary’s current or former directors, employees or officers;
(ii)	enter into or amend any employment, change of control, severance or retention agreement with any employee, director or officer of Monmouth or its subsidiary;
(iii)
award, or commit to pay or award, any bonus or incentive compensation (other than payment of bonuses and incentive compensation in the ordinary course of business consistent with past practice for completed bonus periods);

(iv)
hire, engage, or terminate (other than for cause) the employment of any officer or employee of Monmouth or any of its subsidiaries (other than hiring of replacements for any such officer or employee who voluntarily resigns, or dies or becomes disabled);

(v)	take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any directors, employees or officers;
(vi)
establish, adopt, enter into, amend or terminate any material benefit plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as is required to comply with Section 409A of the Code;

(l)
(i)
waive, release, assign, settle or compromise any action, claim, suit, complaint, arbitration, subpoena, injunction or proceeding (an “Action”) against Monmouth or its subsidiaries pending or threatened before a governmental entity, except as required by any contract in effect prior to the date of the Merger Agreement, for settlements or compromises involving total payments of less than $2.5 million in the aggregate, or with respect to any Action relating to the Merger Agreement or the transaction contemplated by the Merger Agreement or any alternative thereto; or

(ii)
enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;

(m)	except in the ordinary course consistent with past practice:
(i)
modify, renew or amend in a way that is materially adverse to Monmouth or any of its subsidiaries, or waive, release, compromise or assign any material rights or claims of Monmouth or any of its subsidiaries under, or terminate any material contract, facility lease, property transfer contract or development contract (other than any expiration in accordance with the terms of such contract or an automatic renewal of any such contract, except, with respect to any automatic renewal of a facility lease, only after providing prior written notice to, and reasonably consulting with, ILPT if Monmouth or the applicable subsidiary has the right to terminate such facility lease on the date such facility lease otherwise would have renewed), or waive, release, compromise or assign any material rights or material claims under any of the foregoing contracts;

(ii)
enter into any successor agreement to an expiring material contract, facility lease, property transfer contract or development contract, or any management agreement or broker agreement, that changes the terms of the expiring contract in a way that is materially adverse to Monmouth or any of its subsidiaries;

(iii)
enter into any new management agreement, broker agreement or agreement that would have been a material contract, facility lease, property transfer contract or development contract if it were entered into at or prior to the date of the Merger Agreement;

(n)	except as required by applicable law or changes in GAAP, materially change any of its financial accounting policies;
(o)
except to the extent required by law or to the extent necessary to preserve Monmouth’s REIT qualification or any subsidiary’s status as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be:

(i)	enter into or modify in a manner materially adverse to Monmouth any tax protection agreement;
(ii)	make, change or rescind any material election relating to taxes;
(iii)	change a material method of tax accounting;
(iv)	file or amend any material tax return;
(v)	settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment;
(vi)	enter into any closing agreement related to a material amount of taxes;
(vii)	knowingly surrender any right to claim any material tax refund; or
(viii)	except in the ordinary course of business consistent with past practice, give or request any waiver of a statute of limitations with respect to any material tax return; or
(p)
terminate, cancel, amend or modify any insurance policy if, as a result, Monmouth or any of its subsidiaries would not be in compliance with any facility lease or material contract (provided that in no event will Monmouth terminate, cancel, amend or modify its directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement);

(q)	enter into any material new line of business;
(r)
take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause Monmouth to fail to qualify for taxation as a REIT or cause any of its subsidiaries to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (subject to certain limitations);

(s)
adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Monmouth or make any filing in connection with any bankruptcy or reorganization under United States federal bankruptcy laws or any similar state or federal law; or

(t)	authorize any of, or commit, resolve, propose or agree to take any of the foregoing actions.
However, nothing in the Merger Agreement prohibits Monmouth from taking any action, or refraining from taking any action, if, in the reasonable judgment of Monmouth’s board of directors and upon advice of nationally recognized REIT tax counsel, and after reasonable notice to and good faith consultation with ILPT, such action or inaction is reasonably necessary for Monmouth to (A) avoid or to continue to avoid incurring entity level income or excise taxes under the Code (or applicable state law), (B) preserve Monmouth’s qualification as a REIT under the Code or (C) preserve the status of any subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be.
In addition, nothing in the Merger Agreement prohibits Monmouth from taking any action, or refraining from taking any action, in good faith to respond to the actual or anticipated effects of COVID-19 or any Contagion Event. Such action must be consistent with Monmouth’s actions taken prior to the date of the Merger Agreement in response to COVID-19 or, to the extent not consistent with Monmouth’s past practices in response to COVID-19, may be taken only after reasonable notice to and good faith consultation with ILPT and only if commercially reasonable.
Preparation of the Proxy Statement
Monmouth has agreed to prepare and file with the SEC this proxy statement as promptly as reasonably practicable after the execution and delivery of the Merger Agreement. Monmouth has also agreed to other customary covenants related to the preparation of the proxy statement, including using its reasonable best efforts to have this proxy statement cleared by the SEC as promptly as reasonably practicable. ILPT has agreed to furnish to Monmouth all information relating to ILPT as may be reasonably requested by Monmouth in connection with the preparation, filing and mailing of this proxy statement.
Monmouth Shareholders Meeting
Monmouth has agreed that it will duly call, give notice of, convene and hold a meeting of the shareholders of Monmouth for the purpose of obtaining the requisite vote of its shareholders to approve the Merger as promptly as reasonably practicable after the SEC staff advises that it has no further comments on this proxy statement or that Monmouth may commence distribution of this proxy statement, unless the Merger Agreement has been validly terminated. Monmouth has further agreed to customary covenants related to its shareholders meeting, such as using reasonable best efforts to solicit the requisite vote of its shareholders to approve the Merger and including in this proxy statement the recommendation of Monmouth’s board of directors that Monmouth’s shareholders vote in favor of the Merger.
Regulatory Efforts; Notifications
Subject to the terms and conditions of the Merger Agreement, each of Monmouth, ILPT and Merger Sub has agreed to use reasonable best efforts to take the actions and to do all things necessary, proper or advisable under the Merger Agreement and applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement as soon as reasonably practicable, including (i) using reasonable best efforts to take, or cause to be taken, all actions necessary to cause the conditions to the closing of the Merger set forth in the Merger Agreement to be satisfied, (ii) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits contemplated by the Merger Agreement, (iii) taking all reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits, and (iv) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition, trade regulation or other law or regulation that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.

If any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any applicable law or if any suit is instituted by any governmental entity or any private party challenging any of the transactions contemplated by the Merger Agreement as violative of any applicable law, each of Monmouth, ILPT and Merger Sub will use its reasonable best efforts to resolve any such objections or challenges so as to permit consummation of the transactions contemplated by the Merger Agreement on the terms set forth in the Merger Agreement as soon as reasonably practicable and in any event no later than the Outside Date.
Monmouth and ILPT have agreed to promptly notify each other of (a) any notice or other communication received by such party from any governmental entity in connection with the transactions contemplated by the Merger Agreement or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement, and (b) any Action commenced, or, to such party’s knowledge, threatened in writing against such party or any of its subsidiaries that relates to the transactions contemplated by the Merger Agreement.
Certain Sales Activities
Monmouth has agreed to use reasonable best efforts (including causing its subsidiaries and representatives to use their respective reasonable best efforts) to provide to ILPT all pre-closing cooperation reasonably requested by ILPT in writing in connection with any sales or marketing efforts relating to potential sales of Monmouth’s real properties, subject to certain limitations.
Financing
ILPT has agreed to use reasonable best efforts to take all actions and do all things necessary, proper or advisable to obtain funds sufficient for the satisfaction of all of ILPT’s and Merger Sub’s obligations under the Merger Agreement and the Debt Commitment Letter, including the payment of the Merger Consideration, any fees and expenses of or payable by ILPT or Merger Sub under the terms of the Merger Agreement and the Debt Commitment Letter and for the prepayment, repayment, refinancing or satisfaction and discharge of all outstanding debt of Monmouth and its subsidiaries that is required by its terms to be prepaid, repaid, refinanced or satisfied and discharged at the Closing (such amounts, the “Merger Amounts”). ILPT has also agreed to use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the debt financing contemplated by the Debt Commitment Letter (the “Debt Financing”), on the terms and subject only to the conditions described in the Debt Commitment Letter as promptly as possible but in any event prior to the Outside Date, including by (i) maintaining in effect the Debt Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter), (iii) satisfying on a timely basis all conditions in the Debt Commitment Letter and the Definitive Agreements and complying with its obligations thereunder and (iv) enforcing its rights under the Debt Commitment Letter.
In the event any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, ILPT is required to (i) promptly notify Monmouth in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative financing sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Debt Financing, to fund the Merger Amounts and which does not include any conditions to the consummation of such Alternative Financing that are more onerous than the conditions set forth in the Debt Commitment Letter as of the date of the Merger Agreement.
ILPT has the right from time to time prior to the Closing to obtain in replacement or supplement of the Debt Commitment Letter for all or a portion of the Debt Financing other debt commitment letters from alternative lenders and/or equity commitment letters (the “Replacement Financing”) that provide for at least the same amount of funding as contemplated by the Debt Commitment Letter and provided that such Replacement Financing (i) is not subject to any condition precedent materially less favorable than the conditions precedent contained in the Debt Commitment Letter as of the date of the Merger Agreement and (ii) could not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the Merger Agreement.

ILPT has acknowledged and agreed that its compliance with the foregoing obligations will not relieve ILPT of its obligations to consummate the transactions contemplated by the Merger Agreement whether or not the Debt Financing or any Alternative Financing is available and that in no event will the receipt or availability of any funds or financing (including the Debt Financing) by ILPT, any of its affiliates or any other financing or other transactions be a condition to any of ILPT’s obligations under the Merger Agreement.
Financing Cooperation
Prior to the Closing, Monmouth has agreed to use its reasonable best efforts, and to cause each of its subsidiaries to use reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by ILPT in writing, in connection with the offering, arrangement, syndication, consummation, or issuance of the Debt Financing or Alternative Financing or Replacement Financing obtained in accordance with provisions above (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Monmouth or any of its affiliates), including, to the extent so requested, using reasonable best efforts to:
•
furnish to ILPT and the debt providers under the Debt Commitment Letter (collectively, the “Financing Parties”) historical financial statements and other pertinent financial information regarding Monmouth and its subsidiaries to the extent reasonably requested by ILPT and customary in connection with the Debt Financing;

•
furnish to ILPT and the Financing Parties customary information regarding Monmouth and its subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of Monmouth and its subsidiaries) to the extent reasonably available to Monmouth and its subsidiaries and reasonably requested by ILPT;

•
provide reasonable and customary assistance to ILPT in the preparation of (A) customary offering documents, offering memoranda, roadshow presentations, bridge teasers, syndication documents and other syndication materials, including information memoranda and lender presentations for any portion of the Debt Financing, (B) materials for rating agency presentations and (C) other marketing materials reasonably requested by ILPT and reasonably necessary for the Debt Financing or Alternative Financing or Replacement Financing obtained in accordance with provisions above;

•
make appropriate members of senior management of Monmouth available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other syndication activities, provided that any such meeting or communication may be conducted virtually by videoconference or other media;

•
cause Monmouth’s independent auditors to deliver (A) customary “comfort letters” in connection with the Debt Financing and (B) customary consent to use of their audit reports in any materials reasonably necessary for the Debt Financing;

•
provide customary authorization letters authorizing the distribution of Monmouth information to prospective lenders in connection with a syndicated bank financing (including customary representations);

•	cooperate with ILPT and Merger Sub in their obtaining customary corporate and facilities credit ratings;
•
provide customary prepayment notices within the time period contemplated by (A) Monmouth’s existing credit agreement and (B) any other agreements relating to debt of Monmouth or any of its subsidiaries as ILPT may reasonably request;

•
provide customary documents reasonably requested by ILPT relating to (A) the repayment of (1) Monmouth’s existing credit agreement and (2) any other agreements relating to debt of Monmouth or any of its subsidiaries as ILPT may reasonably request, and (B) the release of related liens (if any), including using reasonable best efforts to obtain customary payoff letters in respect of Monmouth’s existing credit agreement and such other agreements relating to debt of Monmouth or any of its subsidiaries at least five business days prior to the Closing;

•
provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations relating to Monmouth or any of its subsidiaries;

•	cooperate with due diligence of the Financing Parties, to the extent customary and reasonable;
•
consent to the use of Monmouth’s and its subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Monmouth or any of its subsidiaries or Monmouth’s or any of its subsidiaries’ reputation or goodwill;

•	provide customary and reasonable assistance requested by ILPT in connection with ILPT’s preparation of pro forma financial statements and pro forma financial information;
•
provide customary certificates and other customary closing documents as may be reasonably requested in writing by the Financing Parties (provided that no obligation of Monmouth or any of its subsidiaries under any such certificate or document will be effective until the Closing);

•
cause the taking of corporate actions and organizational changes reasonably requested by ILPT and within the control of Monmouth that are reasonably necessary to permit the completion of the Debt Financing;

•
reasonably assist in the preparation of, and executing and delivering at Closing, the Definitive Agreements and any indentures, notes and purchase agreements relating to the Debt Financing, including assisting with the execution and delivery as of the Closing of any guarantee and collateral documents and customary closing certificates as may be reasonably requested by ILPT and required by the Debt Commitment Letter or the Debt Financing (provided that no obligation of Monmouth or any of its subsidiaries under any such document, agreement or certificate will be effective until the Closing) and otherwise use commercially reasonable efforts to provide customary and reasonable assistance requested by ILPT in connection with satisfying the conditions precedent set forth in the Definitive Agreements;

•	reasonably cooperate with ILPT’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Debt Financing;
•
to the extent necessary or advisable, reasonably cooperate to facilitate the pledging of collateral and the executing and delivering of customary pledge and security documents or other customary definitive financing documents reasonably requested by the Financing Parties, in each case required in connection with the Debt Financing and effective as of the Closing;

•
provide customary and reasonable assistance to ILPT and Merger Sub in obtaining required consents, landlord waivers and estoppels, estoppels and subordination, non-disturbance and attornment agreements from tenants under any leases, ground lease estoppels and consents from fee owners under any facility leases, estoppels and consents pursuant to any PILOT documents and surveys and title insurance as reasonably requested by ILPT or Merger Sub; and

•
take any other actions reasonably requested by ILPT and necessary to permit the Financing Parties to conduct customary field examinations for third party reports and environmental assessments, and, to the extent appropriate, appraisals of the Monmouth properties.

The foregoing cooperation obligations of Monmouth are subject to certain customary exceptions set forth in the Merger Agreement.
ILPT has acknowledged and agreed that Monmouth’s breach of any of the foregoing covenants will not be considered in determining the satisfaction of the condition to closing that Monmouth must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing, unless such breach is the primary cause of ILPT being unable to obtain the proceeds of the Debt Financing at the Closing.

Employees, Directors, and Officers
Employee Severance
Except as otherwise agreed in writing between ILPT and any employee of Monmouth or any subsidiary of Monmouth, the employment of each employee of Monmouth or its subsidiaries will be terminated as of immediately after the Effective Time. Such termination will entitle each such employee to receive termination and severance compensation and benefits under the applicable employment, change in control, severance and termination protection plan or agreement between Monmouth or any of Monmouth’s subsidiaries and such employee, in each case, as in effect as of the date of the Merger Agreement or, to the extent permitted by Monmouth’s interim operating covenants, entered into or amended, modified or supplemented after the date of the Merger Agreement, and ILPT will cause each such plan or agreement to be honored in accordance with its terms.
Directors’ and Officers’ Indemnification and Insurance
From and after the Effective Time, ILPT will, and will cause the surviving entity in the Merger to, to the fullest extent permitted by law (including to the fullest extent authorized or permitted by any amendments to or replacements of the Maryland General Corporation Law adopted after the date of the Merger Agreement that increase the extent to which a corporation may indemnify its officers and directors) and the constituent documents of Monmouth in effect on the date of the Merger Agreement, to indemnify, defend and hold harmless (and advance expenses, subject to reasonable and customary undertaking to repay such advances if it is determined that such person is not entitled to indemnification) the present and former directors and officers of Monmouth and its subsidiaries, and any fiduciaries under any benefit plan of Monmouth (each, an “Indemnified Party”), against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of (in whole or in part), relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of the Merger Agreement or the Merger or arising out of or pertaining to the transactions contemplated by the Merger Agreement, whether asserted or claimed prior to, at or after the Effective Time.
From and after the Effective Time, without written consent of the applicable Indemnified Party (not to be unreasonably conditions, withheld or delayed), ILPT and the surviving entity in the Merger may not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding or investigation relating to any circumstances, developments or matters in existence at or prior to the Effective Time, or acts or omissions occurring at or prior to the Effective Time (each, a “Claim”), for which indemnification could be sought by an Indemnified Party under the Merger Agreement, unless (a) such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and (b) such settlement, compromise or consent does not include or provide for any acknowledgement or other statement of fault or wrongdoing by any Indemnified Party. ILPT, the surviving entity in the Merger, and the Indemnified Parties are also subject to customary cooperation and access obligations with respect to defense of Claims. In the event of any Claim, ILPT has the right to assume the defense of such Claim, subject to certain exceptions for actual or potential conflicts of interest.
For a period of six years after the Effective Time, the surviving entity in the Merger will (and ILPT will cause the surviving entity to) honor the provisions in Monmouth’s constituent documents in effect as of the date of the Merger Agreement providing for indemnification, advancement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable law.
From and after the Effective Time, ILPT and the surviving entity in the Merger will comply with, and will not, directly or indirectly, amend, modify, limit or terminate, the advancement of expenses, exculpation and indemnification provisions of any agreements between Monmouth and any of the Indemnified Parties in effect as of the date of the Merger Agreement.
In the event Monmouth’s directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement lapse prior to the Effective Time or its runoff coverage under such insurance otherwise would not survive for six years after the Effective Time, ILPT has agreed to cause the surviving entity in the Merger to procure and maintain for at least six years after the Effective Time, directors’ and officers’ liability insurance policies of at least the same coverage and amounts with reputable and financial sound carriers containing terms no less advantageous to such former directors and officers and that do not result in gaps or lapses of coverage with respect to matters occurring on or prior to the Effective Time, subject to certain premium cap.
Nonsolicitation and Recommendation Withdrawal
Monmouth has agreed that it will, and will cause its subsidiaries and the directors and officers of Monmouth and its subsidiaries to, and will use its reasonable best efforts to cause its other representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal (as defined below).
Monmouth further agreed that, except as described below, it will not, and will cause its subsidiaries and the directors and officers of Monmouth and its subsidiaries not to, and will use its reasonable best efforts to cause its other representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations regarding any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, or (iii) furnish to any person any non-public material information in connection with any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal. However, the Merger Agreement permits Monmouth to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any person solely to the extent necessary to allow such person to submit a Takeover Proposal on a confidential basis.
Notwithstanding the restrictions set forth above, at any time prior to obtaining approval of the Merger by Monmouth’s common shareholders, in response to an unsolicited written Takeover Proposal received after the date of the Merger Agreement that did not arise as a result of a material breach of Monmouth’s nonsolicitation obligations, (i) Monmouth and its representatives may contact the person or group of persons making such Takeover Proposal to clarify the terms and conditions thereof and (ii) if Monmouth’s board of directors determines in good faith (after consultation with Monmouth’s financial advisors and its outside legal counsel) that such a proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such actions would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law, Monmouth and its representatives may:
•
furnish information with respect to Monmouth and its subsidiaries to the person or group making such Takeover Proposal, subject to prior execution of a confidentiality agreement that is no less restrictive in the aggregate than the confidentiality agreement between Monmouth and ILPT and Monmouth providing to ILPT concurrently or prior to such time all such information; and

•	participate in discussions or negotiations with the person or group of persons making such Takeover Proposal regarding such Takeover Proposal.
Except as described below, neither Monmouth’s board of directors nor any committee thereof may (i) withhold, withdraw (or modify or qualify in a manner adverse to ILPT) the recommendation of Monmouth’s board of directors that the holders of Monmouth Common Stock approve the Merger (“Monmouth Board Recommendation”), (ii) fail to include the Monmouth Board Recommendation in this proxy statement, (iii) authorize, approve, adopt or recommend (publicly propose or resolve to do the foregoing) any Takeover Proposal, or (iv) allow Monmouth or any of its subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement partnership agreement or other similar contract (other than a confidentiality agreement) providing for or with respect to any Takeover Proposal. Actions specified in clauses (i), (ii), and (iii) above are each referred to as a “Recommendation Withdrawal.”
Notwithstanding anything to the contrary above, at any time prior to obtaining the approval of the Merger by Monmouth’s common shareholders, Monmouth’s board of directors may make a Recommendation Withdrawal following the occurrence of an Intervening Event (as defined below) if Monmouth’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law. In addition, notwithstanding anything to the contrary above, at any time prior to obtaining the approval of the Merger by

Monmouth’s common shareholders, in response to a bona fide written Takeover Proposal that did not arise from a material breach of Monmouth’s nonsolicitation obligations, if (i) Monmouth’s board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such Takeover Proposal constitutes a Superior Proposal (as defined below) and (ii) Monmouth’s board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law, Monmouth’s board of directors and/or any authorized committee may make a Recommendation Withdrawal and/or Monmouth may terminate the Merger Agreement in order to, concurrently with or immediately after such termination, enter into a definitive agreement with respect to such Superior Proposal (subject to concurrent or prior payment of the termination fee as described below).
Monmouth’s board of directors may not make a Recommendation Withdrawal or terminate the Merger Agreement pursuant to the provisions described in the preceding paragraph, unless (i) if such Recommendation Withdrawal is not being made as a result of a Superior Proposal, Monmouth has provided to ILPT five business days’ prior written notice setting forth in reasonably detail information describing the Intervening Event and advising ILPT that Monmouth’s board of directors intends to make a Recommendation Withdrawal and specifying the reasons for the Recommendation Withdrawal or (ii) if such Recommendation Withdrawal or termination is being made as a result of a Superior Proposal, Monmouth has provided to ILPT five business days’ prior written notice advising ILPT that Monmouth’s board of directors intends to make a Recommendation Withdrawal and specifying the reasons for the Recommendation Withdrawal, including the identity of the person making such Superior Proposal and the material terms and conditions of such Superior Proposal. During such five business day period, if requested by ILPT, Monmouth and ILPT will engage in negotiations regarding any amendment to the Merger Agreement proposed in writing by ILPT. If at the end of such five business day period, Monmouth’s board of directors determines in good faith (after consultation with Monmouth’s financial advisors and outside legal counsel), after taking into account any amendments that ILPT has agreed in writing to make prior to the end of such five business day period, that (1) the failure to make a Recommendation Withdrawal in response to such Intervening Event would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law or (2) such Takeover Proposal continues to constitute a Superior Proposal and the failure to make a Recommendation Withdrawal or terminate this Agreement, as applicable, would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable law, Monmouth’s board of directors may make a Recommendation Withdrawal or terminate the Merger Agreement. Any amendment to the financial terms or any other material term or condition of such a Superior Proposal will result in a new negotiation period, except that such a new negotiation period will be for two business days.
Monmouth will as promptly as practicable (and in any event within 48 hours after receipt) advise ILPT orally and in writing of the receipt of any Takeover Proposal or any inquiry, offer or proposal from any person seeking to have discussions or negotiations or requesting information with respect to any Takeover Proposal and the material terms and conditions of any such Takeover Proposal (including the identity of the person making such Takeover Proposal and copies of all material agreements or documents evidencing such Takeover Proposal). Monmouth will then keep ILPT reasonably informed on a reasonably current basis of the status and material terms of any such Takeover Proposal.
Under the Merger Agreement, “Intervening Event” means an event, development or change in circumstances material to Monmouth and its subsidiaries, taken as a whole, that was not known to Monmouth’s board of directors (or if known, the material consequences of which were not known by Monmouth’s board of directors) as of or prior to the execution of the Merger Agreement, which becomes known to Monmouth’s board of directors after the date of the Merger Agreement, but prior to obtaining the approval of the Merger by Monmouth’s common shareholders; provided, however, that the following will not constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof, (ii) any change in the price of Monmouth Common Stock or Monmouth Preferred Stock, in and of itself, or (iii) the fact that Monmouth and its subsidiaries exceeds any internal or published projections, estimates or expectations of Monmouth and its subsidiaries’ consolidated revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, however, that the underlying causes of such change or fact will not be excluded by clauses (ii) and (iii)).

Under the Merger Agreement, “Takeover Proposal” means any inquiry, proposal or offer from any person (other than ILPT or any of its subsidiaries) relating to, in a single transaction or series of transactions, (i) any direct or indirect purchase or other acquisition by any person (other than ILPT or any of its subsidiaries) of shares of Monmouth Common Stock representing more than 20% of Monmouth Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person that, if consummated in accordance with its terms, would result in such person beneficially owning more than 20% of Monmouth Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any person of assets (including any equity securities of any subsidiary of Monmouth) that constitute more than 20% of the consolidated assets of Monmouth and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving Monmouth as a result of which the holders of Monmouth Common Stock immediately prior to the consummation of such transaction would cease to hold at least 80% of the total voting power of Monmouth or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.
Under the Merger Agreement, “Superior Proposal” means a bona fide, written, unsolicited Takeover Proposal (with all references to “20%” or 80% in the definition of Takeover Proposal being deemed to be references to “50%”) that (i) is on terms that Monmouth’s board of directors determines in good faith (after consulting with Monmouth’s financial advisors and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the Takeover Proposal and the person making the Takeover Proposal that Monmouth’s board of directors (or any committee) deems relevant, to be more favorable from a financial point of view to the shareholders of Monmouth than the transactions contemplated by the Merger Agreement (taking into account any amendments to which ILPT has committed in writing pursuant to its match right) and (ii) is determined by Monmouth’s board of directors to be reasonably likely of being consummated.
Conditions to Completion of the Merger
The respective obligations of Monmouth, ILPT and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by law, waiver, on or prior to the Closing Date, of the following conditions:
•	Approval of the Merger by the affirmative vote of the holders of at least two-thirds of the shares of Monmouth Common Stock outstanding on the record date; and
•
Absence of any law, regulation, temporary restraining order, preliminary or permanent injunction or other order issued by a governmental entity of competent jurisdiction after the date of the Merger Agreement that makes consummation of the Merger illegal or otherwise prohibits the consummation of the Merger.

The obligations of ILPT and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by law, waiver by ILPT, on or prior to the Closing Date, of the following conditions:
•	Accuracy of Monmouth’s representations and warranties, subject to customary materiality and Company Material Adverse Effect qualifications with respect to certain representations and warranties;
•	Monmouth’s performance or compliance in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing;
•	Receipt of a certificate from an executive officer of Monmouth confirming the satisfaction of the two immediately preceding conditions; and
•
Receipt of a tax opinion of Stroock & Stroock & Lavan LLP or other nationally recognized tax counsel to Monmouth, dated as of the Closing Date, upon which ILPT may rely, to the effect that, for all taxable periods of Monmouth commencing with Monmouth’s taxable year that ended on September 30, 2017, (i) Monmouth has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) Monmouth’s prior, current and proposed ownership, organization and method of operation have enabled Monmouth to continue to meet the requirements for qualification and taxation as a REIT under the Code (A) for all such taxable periods through and including its most recently completed taxable year and (B) for its final taxable year commencing immediately after the end of its most recently completed taxable year and concluding with (and inclusive of) the Effective Time.
The obligations of Monmouth to effect the Merger is subject to the satisfaction or, to the extent permitted by law, waiver by Monmouth, on or prior to the Closing Date, of the following conditions:
•
Accuracy of ILPT’s and Merger Sub’s representations and warranties, subject to customary materiality and Parent Material Adverse Effect qualifications with respect to certain representations and warranties;

•	ILPT’s performance or compliance in all material respects with all agreements and covenants required to be performed by it under the Merger Agreement prior to the Closing; and
•	Receipt of a certificate from an executive officer of ILPT confirming the satisfaction of the two immediately preceding conditions.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger by Monmouth’s common shareholders:
(a)	by mutual written consent of ILPT and Monmouth;
(b)
by either ILPT or Monmouth, if the Merger is not consummated on or before the Outside Date of May 5, 2022, provided that a party whose breach of any of its regulatory efforts obligations has been a principal cause of the failure of the Merger to be consummated by the Outside Date may not invoke this termination right;

(c)
by either ILPT or Monmouth, if, after the date of the Merger Agreement, any governmental entity of competent jurisdiction issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action has become final and non-appealable, provided that a party whose breach of any of its regulatory efforts obligations has been a principal cause of such order or action may not invoke this termination right;

(d)
by either ILPT or Monmouth, if the approval of the Merger by Monmouth’s common shareholders is not obtained upon a vote taken thereon at a meeting of Monmouth’s shareholders (or at any adjournment or postponement thereof);

(e)
by either ILPT or Monmouth, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Merger Agreement, and such breach or failure to perform would result in a failure of a closing condition with respect to representations and warranties and covenants, generally subject to a 45 day cure period, provided that a party may not invoke this termination right if it is then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement;

(f)
before the approval of the Merger by Monmouth’s common shareholders, by ILPT, if Monmouth’s board of directors or any committee thereof effects a Recommendation Withdrawal, fails to recommend against any then-pending tender or exchange offer that constitutes a Takeover Proposal within certain specified time periods, or, upon ILPT’s written request, fails to reaffirm, upon certain specified circumstances and within certain specified time periods, its recommendation that Monmouth’s common shareholders approve the Merger; or

(g)
before the approval of the Merger by Monmouth’s common shareholders, by Monmouth in order to enter into a definitive agreement with respect to a Superior Proposal, in accordance with the conditions described under “The Merger Agreement—Nonsolicitation and Recommendation Withdrawal” above.

In the event of any valid termination of the Merger Agreement, all obligations of the parties will terminate, and there will be no liability on the part of any party with respect thereto, except for the confidentiality provisions related to ILPT’s access to information and the provisions related to expenses, public announcements, effect of termination, termination fees, and general provisions. However, none of ILPT, Merger Sub or Monmouth will be released from any liabilities or damages arising out of any willful and material breach of the Merger Agreement or fraud prior to such termination.

Termination Fees; Expense Reimbursement
Monmouth has agreed to pay ILPT a termination fee of $72 million if (i) the Merger Agreement is terminated by either party for failure of the Merger to be consummated by the Outside Date or for the failure to obtain the requisite approval of the Merger by Monmouth’s common shareholders or by ILPT for Monmouth’s material breach of its representation, warranties, covenants or agreements, (ii) a Takeover Proposal is first publicly proposed or announced after the date of the Merger Agreement and not withdrawn or abandoned as of such termination (in the case of termination for the Outside Date or for Monmouth’s material breach of its representation, warranties, covenants or agreements) or as of the meeting of Monmouth’s shareholders (in the case of termination for failure to obtain requisite approval of Monmouth’s common shareholders), and (iii) Monmouth enters into a definitive agreement with respect to and consummates a transaction constituting a Takeover Proposal with any person within 12 months after such termination. For purposes of this paragraph, each reference to “20%” or “80%” in the definition of Takeover Proposal will be deemed to be a reference to “50%.”
In addition, Monmouth has also agreed to pay ILPT a termination fee of $72 million if Monmouth terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal or if ILPT terminates the Merger Agreement for Monmouth’s board of directors’ Recommendation Withdrawal, failure to recommend against a Takeover Proposal or failure to reaffirm its recommendation, in each case as required by the Merger Agreement.
If the Merger Agreement is terminated for the failure to obtain the requisite approval of the Merger by Monmouth’s common shareholders, Monmouth will reimburse ILPT and its affiliates for all of their out-of-pocket fees and expenses actually incurred or accrued in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in an amount not to exceed $10 million. This expense reimbursement will be credited against the termination fee of $72 million payable by Monmouth, if such termination fee is payable.
Governing Law
The Merger Agreement is governed by the laws of the State of Maryland.

SHAREHOLDER PROPOSALS
If the Merger is completed, Monmouth will not hold an annual meeting of shareholders in 2022 because Monmouth will cease to exist upon completion of the Merger. However, if the Merger Agreement is terminated for any reason, Monmouth expects to convene and hold the 2022 annual meeting of shareholders. A date has not been set for any such 2022 annual meeting. In the event the Merger Agreement is terminated and Monmouth holds a 2022 annual meeting, Monmouth will make a public announcement of the annual meeting date in connection with its proxy statement for such meeting.
In the event Monmouth holds a 2022 annual meeting, shareholders interested in presenting a proposal for inclusion in the proxy statement for the 2022 annual meeting may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in Monmouth’s proxy statement for the 2022 annual meeting, shareholder proposals must be received at Monmouth’s principal executive offices by July 18, 2022 (unless the date of the 2022 annual meeting is changed by more than 30 days from the date of Monmouth’s 2021 annual meeting of shareholders, in which case the deadline is a reasonable time before Monmouth begins to print and send its proxy materials for its 2022 annual meeting of shareholders). Under Monmouth’s current bylaws, nominations of individuals for election to Monmouth’s board of directors and the proposal of other business to be considered by Monmouth’s shareholders at its 2022 annual meeting of shareholders, but not included in Monmouth’s proxy statement, may be made by a person who is a shareholder of record at the time of giving notice and at the time of such meeting, who delivers notice along with the additional information and materials required by Monmouth’s current bylaws to Monmouth’s secretary at its principal executive offices not earlier than July 18, 2022 and not later than August 17, 2022. However, in the event that the 2022 annual meeting of shareholders is advanced more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2021 annual meeting of shareholders, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of the mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of the mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of the mailing of the notice of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS
Pursuant to rules of the SEC, a company may deliver to multiple shareholders sharing the same address a single copy of its proxy materials unless the company has received prior instructions to the contrary. This procedure is referred to as householding. Each shareholder subject to householding that receives printed proxy materials will continue to receive a separate proxy card or voting instruction card. Upon written or oral request, Monmouth will promptly mail a separate copy of the proxy statement in separate envelopes to any shareholder at a shared address to which a single copy of the proxy statement was delivered in a single envelope. Conversely, upon written or oral request, Monmouth will cease delivering separate copies of the proxy statement in separate envelopes to any shareholder at a shared address to which multiple copies of such proxy materials were delivered in the past. If you received a single set of these documents, but you would prefer to receive your own copy, you may direct requests for separate copies to Monmouth’s proxy solicitor, MacKenzie Partners, at the following address and telephone number: 1407 Broadway, 27th Floor, New York, NY 10018, or call (800) 322-2885. If you are a shareholder who receives multiple copies of Monmouth’s proxy materials, you may request householding by contacting Monmouth’s investor relations department or Monmouth’s proxy advisor in the same manner and requesting a householding consent form.

OTHER MATTERS
Pursuant to Monmouth’s bylaws and Maryland law, no business may be brought before the Special Meeting except as set forth in the notice.

WHERE YOU CAN FIND MORE INFORMATION
Monmouth files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us, which can be accessed at www.sec.gov. In addition, documents Monmouth files with the SEC will be available free of charge by accessing Monmouth’s website at www.mreic.reit. The information found on, or otherwise accessible through, Monmouth’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document Monmouth files with or furnishes to the SEC.
In addition, the SEC allows Monmouth to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or later filed. This proxy statement contains summaries of certain provisions contained in some of Monmouth’s documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.
This proxy statement incorporates by reference the documents listed below that Monmouth has previously filed with the SEC; provided, however, that Monmouth is not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Monmouth’s financial condition and other matters.
•	Annual Report on Form 10-K for the year ended September 30, 2021;
•
Current Reports on Form 8-K filed on October 7, 2021, October 18, 2021, November 5, 2021, November 8, 2021, December 6, 2021, and December 17, 2021 (two filings) (other than documents or portions of those documents not deemed to be filed); and

•	Proxy Statement for Monmouth’s 2021 Annual Meeting of Shareholders on Schedule 14A, filed with the SEC on November 15, 2021.
In addition, Monmouth incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Monmouth will provide you with copies of these documents, without charge, upon written or oral request to:
Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733
Attention: Investor Relations
(732) 577-9996
Email: mreic@mreic.com
If you are a shareholder and would like to request documents, please do so by February 3, 2022 to receive them before the Special Meeting. If you request any documents from Monmouth, such documents will be mailed to you by first class mail, or another equally prompt means, within one business day after receiving your request, as applicable.

If you have any questions about the Merger or how to submit your proxy, or you need additional copies of this proxy statement, the enclosed proxy card or voting instructions, you can also contact MacKenzie Partners, Monmouth’s proxy solicitor, at the following addresses and telephone numbers:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com
This document is Monmouth’s proxy statement for the Special Meeting. Monmouth has not authorized anyone to give any information or make any representation about the Merger that is different from, or in addition to, that contained in this proxy statement or in any of the materials that Monmouth has incorporated by reference into this proxy statement. Therefore, if anyone does give you different, additional, or inconsistent information, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 5, 2021

AMONG

INDUSTRIAL LOGISTICS PROPERTIES TRUST,

MAPLE DELAWARE MERGER SUB LLC

AND

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

A-xc

A-xci

A-xcii

This AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2021 (this “Agreement”), is by and among Industrial Logistics Properties Trust, a Maryland real estate investment trust (“Parent”), Maple Delaware Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company” and, together with Parent and Merger Sub, each a “party” and collectively, the “parties”).
RECITALS
WHEREAS, the parties wish to effect a business combination in which the Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);
WHEREAS, the Board of Directors of the Company has (a) unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and in the best interests of, the Company and its stockholders, (c) duly and validly authorized the execution and delivery of this Agreement by the Company, (d) directed that the Merger be submitted for consideration at the Company Stockholders Meeting (as defined herein), and (e) subject to Section 6.3, resolved to recommend approval of the Merger by the stockholders of the Company and to include such recommendation in the Proxy Statement (as defined herein);
WHEREAS, the Board of Trustees of Parent has (a) approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (b) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, and in the best interests of, Parent and its shareholders; and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into support agreements with Parent and Merger Sub (the “Support Agreements”), pursuant to which such stockholders have agreed, in their capacity as stockholders of the Company, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their Company Common Shares in favor of the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS
Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving entity of the Merger under the DLLCA (the “Surviving Entity”).
Section 1.2 Closing; Effective Time.
(a) The closing of the Merger (the “Closing”) will take place remotely by electronic exchange of documents and signatures at 8:00 a.m., New York City time, on the fifth Business Day after the day on which the last of the conditions set forth in Article VII to be satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the “Condition Satisfaction Date”), unless another time, date or place is agreed to in writing by the parties; provided, that Parent shall have the right (i) by providing written notice to the Company no later than the Condition Satisfaction Date, to extend the Closing Date once to a date no later than 90 days after the date of this Agreement (the “Extended Closing Date”) and (ii) by providing at least three (3) Business Days written notice to the Company at any time after the Condition Satisfaction Date, to accelerate the then-scheduled Closing Date to a date specified by Parent in such written notice (which date, for the avoidance of doubt, may not be later than the Extended Closing Date). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall (i) file (A) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) articles of merger with respect to the Merger (the “Articles of Merger”) and (B) with the Secretary of State of the State of Delaware (the “DE SOS”) a certificate of merger with respect to the Merger (the “Certificate of Merger”), in each case, executed in accordance with, and in such form as is required by, the relevant provisions of the MGCL and the DLLCA and (ii) make any other filings, recordings or publications required to be made by the parties under the MGCL and the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is accepted for record by the DE SOS, or at such later date or time as may be agreed by the parties hereto and specified in the Articles of Merger and the Certificate of Merger (the time at which the Merger becomes effective is hereinafter referred to as the “Effective Time”).
Section 1.3 General Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Entity.
Section 1.4 Certificate of Formation; Limited Liability Company Agreement. At the Effective Time, the certificate of formation of Merger Sub shall, by virtue of the Merger, be the certificate of formation of the Surviving Entity following the Effective Time until thereafter amended in accordance with its terms and applicable Law, except that references to Merger Sub’s name shall be replaced by references to a name to be determined by Parent prior to the Closing. At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity and shall continue to be the limited liability company agreement of the Surviving Entity following the Effective Time until thereafter amended in accordance with the Constituent Documents of the Surviving Entity and applicable Law, except that references to Merger Sub’s name shall be replaced by references to a name to be determined by Parent prior to the Closing. This Section 1.4 shall be subject to the obligations of Parent and the Surviving Entity under Section 6.8.
Section 1.5 Managers and Officers of the Surviving Entity. As of the Effective Time, any managers of Merger Sub, at the Effective Time, shall be the managers of the Surviving Entity until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Entity. As of the Effective Time, the officers of Merger Sub, at the Effective Time, shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Entity.
Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) The limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as the limited liability company interests of the Surviving Entity.
(b) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock”, and each, a “Company Common Share”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled or converted pursuant to Section 1.6(d)) shall be converted into the right to receive twenty one dollars ($21.00) in cash, without interest (the “Merger Consideration”), subject to any applicable withholding Tax specified in Section 2.2.
(c) All of the Company Common Shares (other than any Company Common Shares to be canceled pursuant to Section 1.6(d)) shall be canceled and shall cease to exist, and each holder of a certificate theretofore representing any Company Common Shares (each, a “Common Certificate”) or non-certificated Company Common Shares represented by book-entry (“Common Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.1(c), without interest (subject to any applicable withholding Tax specified in Section 2.2).

(d) Each Company Common Share or Company Preferred Share owned by the Company, Parent or Merger Sub, in each case immediately prior to the Effective Time, shall automatically be canceled and retired and cease to exist as of the Effective Time and no consideration shall be paid in exchange therefor.
(e) Each share of 6.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Preferred Stock”, and each, a “Company Preferred Share”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Preferred Stock Consideration and shall be canceled and cease to exist.
(f) Each holder of a certificate theretofore representing any Company Preferred Shares (each, a “Preferred Certificate” and, together with the Common Certificates, the “Certificates”) or non-certificated Company Preferred Shares represented by book-entry (“Preferred Book-Entry Shares” and, together with the Common Book-Entry Shares, “Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Consideration upon surrender of such Preferred Certificates or Preferred Book-Entry Shares in accordance with Section 2.1(c), without interest (subject to any applicable withholding Tax specified in Section 2.2).
Section 1.7 Treatment of Options and Restricted Stock Awards.
(a) At the Effective Time:
(i) each Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and the holder thereof shall be entitled to receive, within ten (10) Business Days after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the product of (A) the aggregate number of Company Common Shares subject to such Option, multiplied by (B) the excess, if any, of the Merger Consideration over the applicable exercise price per Company Common Share under such Option (subject to any applicable withholding Tax as provided in Section 2.2); provided, however, that, each Option that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price for Company Common Shares subject to such Option that equals or exceeds the Merger Consideration shall be canceled without any cash or other consideration being paid or provided in respect thereof; and
(ii) each Restricted Stock Award outstanding as of immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive within ten (10) Business Days after the Effective Time, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest and subject to any applicable withholding Tax as provided in Section 2.2, equal to the sum of (A) the product of (x) the number of Company Common Shares subject to such Restricted Stock Award and (y) the Merger Consideration and (B) any accumulated and unpaid dividends with respect to such Restricted Stock Award.
(b) The parties agree that, following the Effective Time, no holder of an Option or a Restricted Stock Award or participant in any Incentive Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any of the Company Subsidiaries or the Surviving Entity.
(c) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee of the Company Board administering Incentive Plans) shall adopt such resolutions as are necessary or appropriate for the treatment of the Options and Restricted Stock Awards as provided in this Section 1.7.
Section 1.8 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the Company Common Stock or Company Preferred Stock is changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, combination or exchange of shares, stock split, reverse stock split or a stock dividend or dividend payable in any other securities or any similar transaction or any transaction having the effect of any of the foregoing, the Merger Consideration and/or the Preferred Stock Consideration, as applicable, shall be appropriately and proportionately adjusted, without duplication, to provide to the holders of Company Common Stock and Company Preferred Stock and the holders of Options and Restricted Stock Awards, to the extent permitted without adverse tax consequences under Section 409A of the

Code, the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration and/or Preferred Stock Consideration, as applicable; provided, that nothing in this Section 1.8 shall be deemed to permit or authorize the Company to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.
Section 1.9 Appraisal Rights. No dissenters’ rights, appraisal rights or rights of objecting stockholders shall be available with respect to the Merger or to the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.
Section 1.10 Tax Treatment. The parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), (a) the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Parent, in exchange for the Aggregate Merger Consideration (and any other applicable amounts) and the assumption of all of the Company’s liabilities, immediately followed by the distribution of the Aggregate Merger Consideration (and any other applicable amounts) by the Company to the holders of equity interests in the Company in liquidation of the Company pursuant to Revenue Ruling 69-6, 1969-1 C.B. 104, Section 331(a) of the Code and Section 562(b)(1) of the Code, and (b) this Agreement constitutes, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes pursuant to which the distribution (or deemed distribution) of the Aggregate Merger Consideration (and any other applicable amounts) to the holders of equity interests in the Company in complete liquidation of the Company is effectuated.
ARTICLE II
PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING
Section 2.1 Payment and Exchange of Certificates.
(a) Following the date of this Agreement and in any event not less than five (5) Business Days prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for purposes of, among other things, paying the Merger Consideration and the Preferred Stock Consideration. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Certificates and Book-Entry Shares, cash in an amount sufficient to pay the aggregate Merger Consideration to which all holders of Company Common Shares become entitled pursuant to Section 1.6(b) and to pay the aggregate Preferred Stock Consideration to which all holders of shares of Company Preferred Stock become entitled pursuant to Section 1.6(e) (the “Aggregate Merger Consideration”). The Aggregate Merger Consideration and any proceeds thereof are hereinafter referred to as the “Payment Fund.”
(b) The Paying Agent shall invest the cash included in the Payment Fund as directed in writing by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest and/or (iii) commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to Parent and shall be income of Parent. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount sufficient to fully satisfy such cash payment obligations.
(c) Promptly, and in any event no later than three (3) Business Days, following the Effective Time, Parent shall cause the Paying Agent to provide to each Person that is a holder of record of Certificates or Book-Entry Shares as of the Effective Time (other than Certificates or Book-Entry Shares representing Company Common Shares or Company Preferred Shares to be canceled pursuant to Section 1.6(d)) notice advising such holders of the effectiveness of the Merger, which notice shall include: (i) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the applicable Certificates or Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(e)) or the surrender of such Book-Entry Shares to the Paying Agent (which is deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other evidence reasonably acceptable to Parent or the Paying Agent, if any, of such surrender), as applicable; and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(e)) or the Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration or the Preferred Stock Consideration, as applicable, that such holder is entitled to receive as a result of the Merger. All such materials contemplated by this Section 2.1(c) shall be consistent with the terms of this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company.
(d) Upon surrender to the Paying Agent of (i) Company Common Shares or Company Preferred Shares that are represented by Certificates, by physical surrender of such Certificate (or affidavits of loss in lieu of the Certificates, as provided in Section 2.1(e)) together with the above-described letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent and (ii) Company Common Shares or Company Preferred Shares that are Book-Entry Shares, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of such Book-Entry Shares (or such other evidence, if any, of surrender with respect to such Book-Entry Shares), in each case, pursuant to such materials and instructions as contemplated by Section 2.1(c), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable to such holders, the Merger Consideration payable in respect of such Company Common Shares pursuant to Section 1.6(b) or the Preferred Stock Consideration payable in respect of such Company Preferred Shares pursuant to Section 1.6(e), as applicable, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If delivery of the Merger Consideration or the Preferred Stock Consideration is to be made to a Person holding a Certificate other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of delivery of the Merger Consideration or the Preferred Stock Consideration to a Person other than the registered holder of the surrendered Certificate or establish to the reasonable satisfaction of the Surviving Entity and the Paying Agent that all Taxes have been paid or are not applicable.
(e) If a Certificate or a certificate representing Company Preferred Shares has been lost, stolen or destroyed, Parent and the Surviving Entity will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided that the Surviving Entity may require the Person to whom any Merger Consideration or Preferred Stock Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Entity a bond in such reasonable amount as it may direct or otherwise indemnify the Surviving Entity in a manner reasonably satisfactory to the Surviving Entity against any claim that may be made against the Surviving Entity or the Paying Agent with respect to the Certificate claimed to have been lost, stolen or destroyed.
(f) On or promptly after the Effective Time (but in any event not later than the later of (i) the first payroll date after the Effective Time or (ii) three (3) Business Days after the Effective Time), Parent and/or the Surviving Entity shall pay through their payroll systems (or deliver through an alternative method) the cash payments described in Section 1.7(a) to the holders of Options and Restricted Stock Awards; provided, however, that in the case of any amounts that constitute non-qualified deferred compensation under Section 409A of the Code, Parent and/or the Surviving Entity shall pay such amounts in a manner and at the earliest possible time that will not trigger a tax or penalty under Section 409A of the Code.
(g) At any time which is more than one (1) year after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or its designee any portion of the Payment Fund that had been deposited with the Paying Agent and has not been disbursed in accordance with this Article II (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the Payment Fund has been delivered to Parent or its designee, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or similar Laws) for payment of the Merger Consideration or the Preferred Stock Consideration upon surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Any portion of the Payment Fund deposited with the Paying Agent remaining unclaimed by holders of Company

Common Shares five (5) years after the Effective Time shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Entity, Parent, Merger Sub, any of their respective Affiliates or the Paying Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered to Parent in accordance with the immediately preceding sentence or to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.
(h) From and after the Effective Time, the Surviving Entity shall not record on the stock transfer books of the Company or the Surviving Entity any transfers of shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares are presented for transfer, they shall be canceled and exchanged for the Merger Consideration or the Preferred Stock Consideration in respect of the Company Common Shares or Company Preferred Stock, as applicable, represented thereby.
Section 2.2 Withholding Rights. Each Person making any payment pursuant to this Agreement shall be entitled to deduct and withhold from any amounts otherwise payable to any other Person hereunder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction. To the extent that amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as disclosed (I) in the Company SEC Documents filed with or furnished to the SEC after January 1, 2019, and publicly available prior to the date of this Agreement, or (II) in the draft of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 that has been provided to Parent on or prior to the date of this Agreement (including any financial statements or schedules included or incorporated by reference therein but excluding any general disclosures under the headings “Risk Factors” or “Forward-Looking Statements” (or other similar headings) of such filings, or any other statements that are similarly cautionary, predictive or forward-looking in nature, in each case, other than any specific factual information contained therein); or (y) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth in this Article III.
Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite power and authority, including through Permits or otherwise, to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement, except to the extent that any failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for any jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Constituent Documents of the Company and each of its Significant Subsidiaries as in effect on the date of this Agreement, such Constituent Documents are in full force and effect and none of the Company or its Significant Subsidiaries is in material violation of any provision of its respective Constituent Documents.
Section 3.2 Corporate Authorization.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject, in the case of consummating the Merger, to obtaining the affirmative vote of the holders of two-thirds of all the issued and outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting in favor of the approval and adoption of the Merger and this Agreement as contemplated by Section 6.2 (the “Requisite Stockholder Vote”). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Company Board, and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby, except that consummation of the Merger is subject to approval of the Merger by the Requisite Stockholder Vote, and to the effectiveness of the Articles of Merger with the SDAT pursuant to the MGCL and the effectiveness of the Certificate of Merger with the DE SOS pursuant to the DLLCA.
(b) The Company Board, at a meeting duly called and held and at which a quorum of directors was present, has unanimously (i) approved and declared it advisable and in the best interests of the Company to enter into this Agreement providing for the Merger, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and (iii) resolved, subject to Section 6.3, to recommend approval of the Merger by the holders of the Company Common Stock (such recommendation, the “Company Board Recommendation”) and that approval of the Merger be submitted for consideration at the Company Stockholders Meeting.
(c) This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, the other parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability is subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”). The Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement or approve the Merger or other transactions to which the Company is a party contemplated hereby.
Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, notice to or filing with any Governmental Entity, other than (a) the filing of the Articles of Merger with the SDAT, the Certificate of Merger with the DE SOS and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable federal or state securities Laws or “blue sky” Laws in connection with this Agreement, (c) compliance with any applicable requirements of the NYSE in connection with this Agreement, (d) those consents, approvals, notices or filings as may be required as a result of the business or identity of Parent or any of its Affiliates, and (e) any other consents, approvals, notices or filings the failure of which to be obtained or made has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of the Company or any of the Company Subsidiaries, (b) assuming receipt of the Requisite Stockholder Vote and compliance with the matters referred to in Section 3.3 and Section 4.3 (and assuming the accuracy and completeness of Section 4.3), violate or conflict with any provision of any applicable Law, Order or Company Permit, (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled, or require consent by any Person, under any Contract or (d) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, except in the case of clause (b), (c) or (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Capitalization.
(a) The authorized capital stock of the Company consists of (i) three hundred million (300,000,000) shares of Company Common Stock, par value $0.01 per share, (ii) twenty-six million six hundred thousand (26,600,000) shares of Company Preferred Stock, par value $0.01 per share, and (iii) two hundred million (200,000,000) shares of excess stock, par value $0.01 per share (“Excess Stock”). As of the close of business on November 4, 2021 (the “Company Capitalization Date”), (A) 98,339,416 Company Common Shares were issued and outstanding (inclusive of a total of 25,804 unvested Company Common Shares issued pursuant to Restricted Stock Awards), (B) 21,985,616 Company Preferred Shares were issued and outstanding and (C) no shares of Excess Stock were issued and outstanding. As of the Company Capitalization Date, (1) Options to purchase an aggregate of 884,978 Company Common Shares (754,978 of which were exercisable) were issued and outstanding, and (2) 1,153,826 Company Common Shares were reserved and available for issuance pursuant to the Incentive Plans. All outstanding shares of capital stock of the Company have been, and all Company Common Shares that may be issued pursuant to any Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of Company Common Shares that have not yet been issued, will be) fully paid and nonassessable, and were not (or, in the case of Company Common Shares that have not yet been issued, will not be) issued in violation of the Constituent Documents of the Company. From the Company Capitalization Date to the execution of this Agreement, the Company has not issued any Options, Restricted Stock Awards or other Company Securities, except for the issuance of Company Common Shares pursuant to the exercise of Options outstanding as of the Company Capitalization Date in accordance with their terms.
(b) Except as set forth in Section 3.5(a), as of the Company Capitalization Date, there are no outstanding (i) shares of capital stock or other equity securities of the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of the Company or (iii) options, restricted stock units, restricted stock, stock appreciation rights, phantom equity, or other equity or equity-based rights or other rights to acquire from the Company, or other obligations of the Company to issue or pay cash valued by reference to, any capital stock, other equity securities or securities convertible into or exercisable or exchangeable for capital stock or other equity securities of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no binding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Company Subsidiary or controlled Affiliate of the Company owns any Company Common Shares or Company Preferred Shares. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matter on which holders of Company Common Shares may vote (whether together with such holders of Company Common Shares or as a separate class).
(c) Except for the Support Agreements and any proxies solicited by the Company with respect to the Company Stockholders Meeting, neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Company Securities or which restrict the transfer of any such shares, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
(d) All dividends or other distributions on the Company Common Shares and Company Preferred Shares that have been authorized or declared prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
(e) The Company Board has adopted resolutions and taken such other actions as may be required to suspend the Company DRIP as of or prior to the date of this Agreement.
Section 3.6 Company Subsidiaries.
(a) Section 3.6 of the Company Disclosure Schedule lists, as of the date of this Agreement, each of the Company’s Subsidiaries (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), its jurisdiction of incorporation, formation or domicile, and whether such Company Subsidiary is (i) a

“qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each, a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each, a “Taxable REIT Subsidiary”), (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary, (iv) an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 or (v) an entity taxable as a partnership under Subchapter K of the Code.
(b) All of the outstanding capital stock of, or other equity securities or ownership interests in, each of the Company Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests (other than restrictions under the Securities Act and the Exchange Act). All outstanding shares of capital stock or other equity securities or ownership interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of the Constituent Documents of such Company Subsidiary.
(c) There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exercisable or exchangeable for shares of capital stock or other equity securities or ownership interests in any Company Subsidiary or (ii) options, restricted stock units, restricted stock, stock appreciation rights, phantom equity, or other equity or equity-based rights or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other equity securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other equity securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no binding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Securities.
(d) Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company Subsidiaries is duly qualified, authorized or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, authorization or licensing necessary, except to the extent that any failure to be so qualified, authorized or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any Company Subsidiary Securities or which restrict the transfer of any such shares.
Section 3.7 Company SEC Filings, etc.
(a) The Company has timely filed or furnished all reports, schedules, forms, registration statements and other documents required to be filed by the Company with the SEC since January 1, 2018, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) (together with any documents furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed or furnished with the SEC subsequent to the date hereof, collectively, the “Company SEC Documents”). Each of the Company SEC Documents, as they may have been amended prior to the date of this Agreement, complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (including, in each case, any rules and regulations promulgated thereunder) applicable to such Company SEC Document, and none of the Company SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Company SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted, or with respect to Company SEC Documents filed subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC or the staff of the SEC with respect to any of the Company SEC Documents. None of the Company Subsidiaries are required to file any forms, reports, registrations, statements or other documents with the SEC.
(b) Except with respect to the requirement to hold an annual meeting of stockholders during 2021, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(c) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent copies of any such material disclosure made by management to the Company’s independent auditors and the audit committee of the Company Board since January 1, 2019. Since January 1, 2020, no complaints from any source alleging a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or any Company Subsidiary, regarding questionable accounting, auditing or legal compliance matters have, to the knowledge of the Company, been received by the Company, except for any of the foregoing which has no reasonable basis. There has been no change in the Company’s internal control over financial reporting that has occurred since January 1, 2020, that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Company’s internal control over financial reporting.
(d) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Documents.
Section 3.8 Company Financial Statements. Each of the consolidated balance sheets (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries, as at the respective dates thereof, and each of the consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and cash flows of the Company and the Company Subsidiaries included in or incorporated by reference in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated results of their operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole, and to the absence of footnotes not required by GAAP to be included in the unaudited statements), in each case, in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 3.9 Information Supplied. The Proxy Statement will not, at the date it is filed with the SEC, at the date it is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.10 Absence of Certain Changes or Events. Since December 31, 2020, there has not been any event, change, circumstance or effect that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of the Company Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, other than: (a) liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2021, included in the Company SEC Documents or in the notes thereto; (b) liabilities or obligations that were incurred since June 30, 2021, in the ordinary course of business; (c) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (d) liabilities or obligations arising or incurred in connection with the transactions contemplated hereby or the transactions contemplated by the Prior Merger Agreement. Notwithstanding clause (d) above, (i) the Prior Merger Agreement has been validly terminated, (ii) the Company has satisfied its expense reimbursement obligations under the Prior Merger Agreement and (iii) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will require the Company, Parent or Merger Sub to make any payments under or pursuant to the Prior Merger Agreement.
Section 3.12 Compliance with Laws.
(a) Since January 1, 2019, the business and operations of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws, except where the failure to so conduct such business and operations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The Company and the Company Subsidiaries have all Permits required to carry on their business as conducted on the date of this Agreement (the “Company Permits”), except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All of the Company Permits are valid and in full force and effect in accordance with their terms and, to the knowledge of the Company, there is no Action to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or threatened that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Company Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries are, and each of their respective businesses as being conducted is, and since January 1, 2019, has been conducted, in compliance in all respects with such Company Permits and the Company and the Company Subsidiaries have fulfilled and performed all of their obligations in all respects with respect thereto, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) There is, and since January 1, 2019 has been, no Action to which the Company or any Company Subsidiary is subject before any Governmental Entity pending or, to the knowledge of the Company,

threatened regarding whether the Company or any of the Company Subsidiaries has violated any applicable Laws, nor any investigation by any Governmental Entity pending or, to the knowledge of the Company, threatened with respect to possible violations of any applicable Laws, except for Actions relating to violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.13 Litigation. As of the date of this Agreement, there is, and since January 1, 2019 has been, no Action pending against, or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, any present or former officer, director or employee of the Company or any Company Subsidiary, in their capacities as such, or any of the Company Properties before any Governmental Entity (other than insurance claims litigation or arbitration) or any Order outstanding against the Company or any Company Subsidiary, except in each case for those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no Action to which the Company or any Company Subsidiary is a party pending, or to the knowledge of the Company, threatened, or any Order outstanding against the Company or any Company Subsidiaries, in each case that would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.
Section 3.14 Insurance Matters. Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies held by, or for the benefit of, the Company and the Company Subsidiaries as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect, (b) all premiums due and payable thereon have been paid, (c) the Company and the Company Subsidiaries are in compliance in all material respects with the terms of such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action, and no event has occurred that, with or without notice or the lapse of time or both, would constitute a material breach or default, or permit termination or modification of, any such insurance policies, and (d) no written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such insurance policy other than in connection with ordinary course renewals. There is, and since January 1, 2019, has been no material claim by the Company or any Company Subsidiary pending under any such insurance policies that has been denied or disputed by the insurer and would, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 3.15 Properties.
(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each real property owned, leased or subleased (including under a ground lease or sublease) by the Company or any Company Subsidiary as of the date hereof, together with the applicable Company or Company Subsidiary owning, leasing or subleasing such property (each, a “Company Property” and, collectively, the “Company Properties”). Except as would not reasonably be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary, as applicable, has good, marketable and insurable indefeasible fee simple title or valid leasehold interest in and to the respective Company Properties, free and clear of Liens, except for Permitted Liens. The Company has made available to Parent true and complete copies of each material lease and sublease (including each material ground lease and sublease) for the Company Properties under which the Company or a Company Subsidiary is a tenant or subtenant, including all material guaranties and amendments thereto.
(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material lease, sublease and other agreement (including each material ground lease and sublease of which the Company or any Company Subsidiary is either the lessor or lessee thereunder) pursuant to which the Company or any Company Subsidiary leases, subleases or otherwise permits the use and/or occupancy of any Company Property or any portion thereof by either the Company, any Company Subsidiary or a third party (each, a “Facility Lease”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, each Facility Lease is valid, binding and in full force and effect and, subject to the Bankruptcy and Equity Exception, enforceable by the Company or the applicable Company Subsidiary party thereto. The Company has made available to Parent true and complete copies of each Facility Lease, including all material guaranties and amendments thereto.
(c) Except as set forth in the Facility Leases, none of the Company Properties is subject to any option, right of first refusal or other contractual right (pursuant to a Facility Lease or otherwise) to sell, dispose of, lease or sublease, directly or indirectly, all or any portion thereof or any direct or indirect interest therein to any Person (other than pursuant to this Agreement).
(d) Section 3.15(d) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material Contract (including any letter of intent, option or forward purchase Contract), together with the Company or Company Subsidiary, as applicable, party thereto, to (i) sell, transfer, assign or otherwise dispose of any Company Property; or (ii) purchase or otherwise acquire any real property (or direct or indirect interest therein) that would, upon consummation of such purchase or acquisition, constitute a Company Property (each, a “Property Transfer Contract”). The Company has made available to Parent true and complete copies of each Property Transfer Contract.
(e) Section 3.15(e) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each material Contract for the provision by a third party to the Company, any Company Subsidiary and/or any Company Property of (i) property management or similar services (each, a “Property Management Contract”) and (ii) development, construction or similar services (each, a “Development Contract”). The Company has made available to Parent true and complete copies of each Property Management Contract and each Development Contract (including all amendments thereto).
(f) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Entity; (ii) neither the Company nor any Company Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding (or similar proceeding in the nature of eminent domain) that is pending or, to the knowledge of the Company, threatened with respect to any of the Company Properties, (B) zoning, building or similar Law that is or will be violated by the current maintenance, operation or use of any of the Company Properties or any portion thereof or (C) any unrepaired casualty damage to any Company Property that is the obligation of the Company or a Company Subsidiary to repair; (iii) as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice under any PILOT or similar agreement claiming that (A) the Company or any Company Subsidiary is in default of any obligations thereunder or (B) any tax abatements shall no longer be applicable to Company Property; (iv) as of the date of this Agreement, the payments required under the Facility Leases are being collected under such Facility Leases without offset, counterclaim or deduction; (v) as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice from any tenant under a Facility Lease claiming the Company or the applicable Company Subsidiary is in default in its obligations as the landlord under a Facility Lease, or from any fee owner under any lease claiming the Company or the applicable Company Subsidiary is in default in its obligations as the tenant under such lease; and (vi) to the knowledge of the Company, there exists no default by any tenant under any Facility Lease or by any fee owner under any lease.
(g) The Company has not received written notice of, nor does the Company have any knowledge of, any latent defects or adverse physical conditions affecting any of the Company Properties or any portion thereof, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
(h) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them and (ii) neither the Company’s nor the Company Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(i) Except as would not reasonably be material to the Company and the Company Subsidiaries, taken as a whole, there are no brokerage commissions or finders’ fees payable by the Company or any Company Subsidiary with respect to any Facility Lease. Section 3.15(i) of the Company Disclosure Schedule sets forth all outstanding obligations of the Company or any Company Subsidiary for brokerage commissions with respect to any Facility Lease.
Section 3.16 Opinions of Financial Advisors. The Company Board has received an opinion from J.P. Morgan Securities LLC, dated as of November 4, 2021 and addressed to the Company Board, to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Shares in the Merger is fair, from a financial point of view, to such holders. The Company Board has received an opinion from CSCA Capital Advisors, LLC (together with J.P. Morgan Securities LLC, the “Company Financial Advisors”), dated as of November 4, 2021 and addressed to the Company Board, to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Shares in the Merger is fair, from a financial point of view.
Section 3.17 Taxes.
(a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are true, complete and correct in all material respects. The Company and each Company Subsidiary has timely paid (or had timely paid on their behalf), or made adequate provisions in accordance with GAAP for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and each Company Subsidiary with respect to each taxable year ending on or after September 30, 2017 have been made available to Parent or its Representatives. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity in any jurisdiction where the Company or such Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is or may be subject to Tax by such jurisdiction, which notice or claim has not yet been resolved.
(b) The Company (i) for all taxable years commencing with the taxable year ended September 30, 2014, through its taxable year ended September 30, 2021, has been organized and operated in conformity with the requirements to qualify for taxation as a REIT under the Code, and has satisfied all requirements to qualify, and has qualified, as a REIT for each such year, (ii) has operated since October 1, 2021, and will operate in a manner to enable the Company to continue to meet the requirements for qualification for taxation as a REIT through and including the Company’s final taxable year concluding with (and inclusive of) the Effective Time (assuming the Closing of the Merger occurs in accordance with the terms of this Agreement), and (iii) has not taken any action that would, or omitted to take any action the omission of which would, reasonably be expected to result in the Company’s failure to qualify as a REIT and, to the knowledge of the Company, no challenge to the Company’s status as a REIT is pending or threatened.
(c) (i) There are no audits, investigations by any Governmental Entity or other proceedings pending or threatened in writing with regard to any material amount of Taxes or material Tax Returns of the Company or any Company Subsidiary; (ii) no deficiency for any material amount of Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Entity, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither the Company nor any Company Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Other than with respect to Taxable REIT Subsidiaries, each Company Subsidiary has been, since it became a Company Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.
(e) Neither the Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or rules similar to) Sections 337(d) or 1374 of the Code (including through application of Treasury Regulation Section 1.337(d)-7) nor has it disposed of any such asset during its current taxable year.
(f) Since their respective inceptions, (i) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 856(c)(7), 856(g)(5)(C), 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6), 857(b)(7), 857(f), 860(c) or 4981 of the Code, or Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7, and (ii) the Company has not, and none of the Company Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property.
(g) Neither the Company nor any Company Subsidiary (other than a Taxable REIT Subsidiary or any subsidiary of a Taxable REIT Subsidiary) has engaged at any time in any “prohibited transaction” within the meaning of Section 857(b)(6) of the Code or engaged in any transaction that would give rise to “redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income” as each is described in Section 857(b)(7) of the Code.
(h) The Company and the Company Subsidiaries (i) have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, 1473, 1474, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws), (ii) have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws, and (iii) have in all material respects complied with all material reporting requirements (including maintenance of required records with respect thereto) with respect to such payments.
(i) There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary (x) for any breach of any Company Tax Protection Agreements or (y) that the Merger could give rise to a material liability of the Company or a Company Subsidiary under any Company Tax Protection Agreement. As used herein, “Company Tax Protection Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of interests in a Company Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, the Company or any Company Subsidiary has agreed to (A) maintain a minimum level of debt, continue to maintain a particular debt, provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, or allocate a minimum level of debt to a particular partner or partners or (B) retain or not dispose of assets or dispose of assets in a particular manner; or (iii) any Person is required to be given the opportunity to guaranty, indemnify or assume debt of such Company Subsidiary Partnership or any direct or indirect subsidiary of such Company Subsidiary Partnership (or to maintain any such guaranty, indemnification or assumption), or is, pursuant to such required opportunity, so guaranteeing or indemnifying or has so assumed, such debt. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is treated as a partnership for United States federal income tax purposes.
(j) There are no material Tax Liens upon any property or assets of the Company or any Company Subsidiary except Permitted Liens.
(k) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely the Company and the Company Subsidiaries) with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any material liability thereunder for amounts due in respect of periods prior to the Closing Date.
(l) Neither the Company nor any Company Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Entity or entered into any written agreement with a Governmental Entity with respect to any material Taxes, and neither the Company nor any Company Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Entity.
(m) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) or otherwise.
(n) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(o) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code or Treasury Regulation 1.337(d)-7(f)(2)), or a member of a “separate affiliated group” of a “distributing corporation” or a “controlled corporation” (all within the meaning of Sections 355 or 356 of the Code), since December 7, 2015.
(p) No written power of attorney that has been granted by the Company or any Company Subsidiary (other than to the Company or a Company Subsidiary) currently is in force with respect to any matter relating to material Taxes.
(q) The Company does not own a direct or indirect interest in any entity that is treated as a REIT for U.S. federal (and applicable state and local) income tax purposes.
(r) The Company does not have any earnings and profits attributable to any non-REIT year of the Company or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder.
(s) The Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) the Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) the Company’s net capital gain for such year.
(t) The aggregate basis of the assets of the Company and the Company Subsidiaries (other than Taxable REIT Subsidiaries) exceeds the amount of the liabilities of the Company and the Company Subsidiaries (other than Taxable REIT Subsidiaries), by not less than $350 million, all as determined for United States federal income tax purposes.
Section 3.18 Employee Benefit Plans and Related Matters; ERISA.
(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of the material Company Benefit Plans, including all Company Benefit Plans subject to ERISA. With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of such Company Benefit Plan (with any amendments), if written, or a description of the material terms of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor and all schedules thereto, (iv) the most recent IRS determination or opinion letter and (v) all current summary plan descriptions.
(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the

Company Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the knowledge of the Company, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan. Each Company Benefit Plan has been established, maintained, funded, administered and operated in all material respects with its terms and with applicable Law, including ERISA and the Code. All contributions required to be made to any Company Benefit Plan (or related trusts) by applicable Law or by any plan document or other Contract have been timely made or paid in full or, to the extent not required to be made or paid on or before the Effective Time, have been fully reflected on the books and records of the Company, except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.
(c) None of the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates (i) contributes to, sponsors or maintains, or has any current or contingent liability (including as an ERISA Affiliate) or (ii) has in the past six (6) years sponsored, maintained, contributed to or had, or has any liability that remains unsatisfied in respect of any, (A) “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA, (B) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (C) plan, program, Contract, policy, arrangement or agreement that provides for post-retirement, or post-termination health, life insurance or other welfare type benefits (other than pursuant to Section 601 of ERISA and Section 4980B of the Code (COBRA) or similar state law for which the covered Person pays the full premium cost of coverage), except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA or other similar state law. Except as provided in Section 3.18(c) of the Company Disclosure Schedule, no Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (ii) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).
(d) There are no Actions pending, or to the knowledge of the Company, threatened in writing with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except in each case as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.
(e) Except (i) as provided in Section 1.7 with respect to the Options and the Restricted Stock Awards or (ii) as set forth in Section 3.18(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) (A) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any compensation or benefit to any current or former employee, officer, trustee, director or other service provider of the Company or any of the Company Subsidiaries or result in the forgiveness of any such individual’s Indebtedness, (B) result in an obligation to fund compensation or benefits under any Company Benefit Plan or limit or restrict the right to merge, amend, terminate any Company Benefit Plan or (C) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).
(f) No Company Benefit Plan provides for, and neither the Company nor any Company Subsidiaries have an obligation to provide, any gross up, reimbursement or indemnification for taxes or any related interest or penalties incurred under Code Sections 4999 or 409A.
Section 3.19 Employees; Labor Matters.
(a) Neither the Company nor any of the Company Subsidiaries is a party to, bound by or, as of the date of this Agreement, engaged in ongoing negotiations with respect to any collective bargaining agreement or other similar Contract, arrangement or understanding with any labor union or labor organization, and, as of the date hereof, there are no labor unions or other organizations representing, or, to the knowledge of the Company, purporting to represent or attempting to represent, any employees of the Company or any of the Company Subsidiaries in their capacity as such.

(b) Since January 1, 2019, there has not occurred or, to the knowledge of the Company, been threatened any strike, slowdown, work stoppage, concerted refusal to work overtime, lockout, or other material labor dispute against or affecting the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any union organizing campaign or activity with respect to any employees of the Company or any of the Company Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no, and since January 1, 2019, have been no, labor grievances, labor arbitrations, unfair labor practice charges or other labor-related litigation, and there is, and since January 1, 2019, has been, no representation petition pending or, to the knowledge of the Company, threatened in writing with respect to any employee of the Company or any of the Company Subsidiaries, in each case, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) The Company and the Company Subsidiaries are, and since January 1, 2019, have been in compliance with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, occupational health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees under the Fair Labor Standards Act and any applicable state or local Laws), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, child labor, plant closures and layoffs, employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) The Company has provided to Parent, with respect to each officer or employee of the Company or any of the Company Subsidiaries, a good faith estimate (based on the assumptions stated therein) of the aggregate amount of payments that, if such officer or employee were terminated without “Cause” by the Company or any Company Subsidiary immediately after the Effective Time in accordance with Section 6.6, the Company or any Company Subsidiary would be obligated to make to such officer or employee upon his or her termination of employment (excluding, for the avoidance of doubt, any payments relating to Options or Restricted Stock Awards of such officer or employee).
Section 3.20 Environmental Matters.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and since January 1, 2019, have been, in compliance with all Environmental Laws, which has included obtaining, maintaining and complying with all Company Permits required thereunder; (ii) neither the Company nor any of the Company Subsidiaries has received any written notice, demand, request for information, citation, summons or order from, and no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law; (iii) to the knowledge of the Company, no Release of, contamination by, or exposure of any Person to any Hazardous Substance exists or has occurred at, on, above, under or from any Company Property or any other location that is reasonably likely to result in any material cost, liability or obligation of the Company or any Company Subsidiary under any applicable Environmental Law; (iv) other than pursuant to Contracts entered into in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has agreed to indemnify or hold harmless any other Person for any violation of Environmental Law or any liability concerning Hazardous Substances; and (v) no real property currently owned, leased or operated by the Company or any of the Company Subsidiaries is listed on the National Priorities List or the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any similar state list or cleanup program.
(b) The Company has furnished to Parent all environmental audits, assessments and reports and other material environmental, health or safety documents completed after January 1, 2018 and prior to the date hereof that are in its possession relating to the Company’s or Company Subsidiaries’ past or current properties, facilities or operations.

Section 3.21 Intellectual Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries own, or license or otherwise possess sufficient rights to use, all Intellectual Property used in or material to the respective businesses of the Company and each of the Company Subsidiaries as conducted on the date of this Agreement and (ii) all patents and all registrations for trademarks, service marks and copyrights owned by the Company or the Company Subsidiaries are valid and subsisting.
(b) Since January 1, 2019, (i) there have not been any claims pending or, to the knowledge of the Company, threatened in writing by or against any Person (A) alleging that any of the Company or the Company Subsidiaries or their respective businesses as conducted on the date of this Agreement infringes, misappropriates, or otherwise violates the Intellectual Property of any Person; (B) alleging that any Person infringes, misappropriates, or otherwise violates any Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries; or (C) contesting the validity, use, ownership, enforceability or registrability of any Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries; (ii) the Company and the Company Subsidiaries have not infringed, misappropriated or otherwise violated, and the operation of the business of the Company and the Company Subsidiaries does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person; and (iii) to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries, in each case of clauses (i) through (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) Since January 1, 2019, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has experienced any material compromise to the security, confidentiality, integrity or availability of computers, computing hardware, platforms, software, software services, firmware, systems, middleware, network, computer or operating systems, information technology devices, servers, facilities, workstations, routers, hubs, switches, data websites, communications lines, file servers, printers or any other information technology infrastructure, equipment or systems owned, leased or controlled by the Company or any Company Subsidiary.
Section 3.22 Material Contracts.
(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract (and any amendments, supplements and modifications thereto), other than any Company Benefit Plan, to which the Company or any of the Company Subsidiaries is a party as of the date of this Agreement, or by which the Company, any of the Company Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (all Contracts described in clauses (i) through (x) of this Section 3.22(a), the “Material Contracts”), which:
(i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;
(ii) is required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act and has not been so disclosed prior to the date hereof;
(iii) to the extent material to the business of the Company and the Company Subsidiaries, taken as a whole, relates to the management of any Company Property or portion thereof which is not terminable on ninety (90) days’ notice or less without liability for any penalty or other payment;
(iv) contains covenants of the Company or any of the Company Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area, in each case, in a manner that is material to the Company and the Company Subsidiaries, taken as a whole;
(v) (A) provides for a partnership or joint venture or a material strategic alliance, collaboration, co-promotion, co-marketing or similar arrangement (including any tenancy-in-common arrangement or understanding) between the Company or any Company Subsidiary and a third party, or (B) to the extent material to the business of the Company and the Company Subsidiaries, taken as a whole, involves a sharing of the Company’s, the Company Subsidiaries’ or any other Person’s revenues, profits, losses, costs or liabilities with any other Person (other than the Company or any of the Company Subsidiaries);
(vi) provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease(by merger, by purchase or sale of assets or stock, by lease or otherwise), or that limits or purports to limit the ability of the Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of, (A) any real property (including any Company Property or any portion thereof) or (B) any other material asset of the Company or any Company Subsidiary with a fair market value or purchase price greater than $20,000,000;
(vii) contains continuing material obligations of the Company or a Company Subsidiary involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of real property, assets, capital stock or other equity interests, including any “earn-out” provisions or other contingent payment obligations that would reasonably be expected to result in any material payment obligation by the Company or any of the Company Subsidiaries after the date of this Agreement;
(viii) relates to any Indebtedness for borrowed money in excess of $1,000,000 (provided, that Section 3.22(a) of the Company Disclosure Schedule sets forth only (A) the principal Contract relating to any such Indebtedness or (B) in the case of a mortgage, the applicable Company Property encumbered by such mortgage, the outstanding principal amount of such mortgage as of November 4, 2021, and whether such mortgage is subject to any “lock-out” or similar provision as of September 28, 2021);
(ix) provides for any swap, forward, futures, warrant, option or other derivative or hedging transaction, including any interest rate cap, interest rate collar, interest rate swap or other similar Contract or agreement; or
(x) provides for (A) annual aggregate payments or other consideration to the Company or any of the Company Subsidiaries of more than $1,000,000 or (B) annual aggregate payments or other consideration by the Company or any of the Company Subsidiaries of more than $2,500,000.
(b) The Company has made available to Parent a true and complete copy of each Material Contract. Each Material Contract is a valid and binding obligation of the Company or the Company Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, in full force and effect and enforceable in accordance with its terms, except (i) as such enforceability is subject to the Bankruptcy and Equity Exception, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) for any such Material Contract that is in effect on the date hereof but will expire in accordance with its terms prior to the Closing Date. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any other party is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would result in a material violation or material breach of, or give the Company, a Company Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of performance of, or to cancel or terminate or modify, any Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2021 through the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received written notice of any actual or alleged material breach of any Material Contract.
Section 3.23 Brokers and Finders’ Fees. Except for the Company Financial Advisors, there is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries who is entitled to any fee or commission from the Company or any of the Company Subsidiaries in connection with the transactions contemplated hereby.
Section 3.24 Takeover Statutes. No “fair price”, “moratorium”, “business combination,” “control share acquisition” or other similar anti-takeover Laws (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL) (each, a “Takeover Statute”) or any anti-takeover provision in the Constituent Documents of the Company are applicable to the Merger or the other transactions contemplated by this Agreement or the Support Agreements. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is party or otherwise bound.
Section 3.25 Affiliate Transactions. As of the date hereof, there are no transactions, or series of related transactions, Contracts, arrangements or understandings of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that have not been so disclosed.
Section 3.26 Investment Company Act. Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.
Section 3.27 No Other Representations and Warranties; Disclaimer.
(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of the Company Subsidiaries or their respective businesses or operations or (ii) any oral or written information presented to Parent, Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information relating to Parent that may have been made available to the Company or any of its Affiliates or Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as set forth in this Article IV.
Section 4.1 Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each of Parent and Merger Sub has all requisite power and authority, including through Permits or otherwise, to own, lease and operate its properties and assets and to carry on its business as being conducted on the date of this Agreement, except to the extent that any failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation or real estate investment trust and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Constituent Documents of Parent and Merger Sub are in full force and effect and neither Parent nor Merger Sub is in material violation of any provision of its respective Constituent Documents.
Section 4.2 Authorization.
(a) Each of Parent and Merger Sub have all necessary corporate, real estate investment trust, limited liability company or other similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by all necessary corporate, limited liability company or other similar action on the part of Parent and Merger Sub, and no other corporate, limited liability company or other similar action on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The Board of Trustees of Parent and the managers and sole member of Merger Sub have (i) approved and declared it advisable, and in the best interests of, Parent or Merger Sub, as the case may be, to enter into this Agreement providing for the Merger, upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance by Parent or Merger Sub, as the case may be, of this Agreement and the consummation of the transactions to which Parent or Merger Sub, as the case may be, is a party contemplated hereby, upon the terms and subject to the conditions set forth herein.
(c) No vote or other action of any members or Affiliates of Parent or the holders of any class or series of capital stock or other equity interest of any Subsidiary of Parent (including Merger Sub) is required by Law, the Constituent Documents of Parent or any Subsidiary of Parent or otherwise in order for Parent and Merger Sub to consummate the transactions to which they are a party contemplated hereby.
Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Merger and the other transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, notice to or filing with any Governmental Entity, other than (a) the filing of the Articles of Merger with the SDAT, the filing of the Certificate of Merger with the DE SOS and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (b) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or “blue sky” Laws in connection with this Agreement, (c) compliance with any applicable requirements of the NYSE in connection with this Agreement, (d) those consents, approvals, notices or filings as may be required as a result of the business or identity of the Company or any of its Affiliates and (e) any other consents, approvals, notices or filings the failure of which to be obtained or made has not had, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or the Constituent Documents of Merger Sub, (b) assuming compliance with the matters referred to in Section 3.3 (and assuming the accuracy and completeness of Section 3.3) and Section 4.3, violate or conflict with any provision of any applicable Law or Order, (c) violate or conflict with or result in any breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under any Contract or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.5 Capitalization; Interim Operations of Merger Sub. Merger Sub (i) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (ii) has not conducted any business prior to the date of this Agreement and (iii) has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or in connection with the transactions contemplated by this Agreement. All of the issued and outstanding limited liability company interests of Merger Sub are owned directly by Parent.
Section 4.6 Information Supplied. The information supplied or to be supplied in writing by Parent or Merger Sub specifically for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, at the time the Proxy Statement is filed with the

SEC, at the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting, or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 4.7 Litigation. As of the date of this Agreement, there is no Action pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any present or former officer, director or employee of Parent or of any of its Subsidiaries, in their capacities as such, before any Governmental Entity (other than insurance claims litigation or arbitration) or any Order outstanding against Parent or any of its Subsidiaries, except in each case for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 4.8 Brokers and Finders’ Fees. There is no investment banker, broker, finder or other similar intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions to which Parent or Merger Sub is a party contemplated hereby.
Section 4.9 Ownership of Company Common Shares. Neither Parent nor any of the Parent Subsidiaries owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any Company Common Stock or other securities of the Company (other than this Agreement).
Section 4.10 Financing.
(a) Parent is a party to and has accepted a fully executed commitment letter dated November 5, 2021 (together with all exhibits and schedules thereto, the “Commitment Letter”), pursuant to which the Financing Entities party thereto have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Commitment Letter is collectively referred to in this Agreement as the “Financing.” Parent has delivered to the Company a true, complete and correct copy of the fully executed Commitment Letter.
(b) Except as expressly set forth in the Commitment Letter, there are no conditions precedent to the obligations of the Financing Entities to provide the Financing or any contingencies that could permit the Financing Entities to reduce the total amount of the Financing, including any condition or other contingency relating to the amount of availability of the Financing pursuant to any “flex” provision. Assuming satisfaction or waiver (to the extent permitted by applicable Law) of the conditions in Section 7.1 and Section 7.2, as of the date hereof, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all material terms and conditions to be satisfied by it in the Commitment Letter on or prior to the Closing Date or that the Financing will not be available to Parent on the Closing Date, nor does Parent have knowledge that any of the Financing Entities will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letter that could affect the availability, conditionality, enforceability, termination or amount of the Financing.
(c) The Financing, when funded in accordance with the Commitment Letter and giving effect to any “flex” provision in or related to the Commitment Letter (including with respect to fees and original issue discount), shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letter, including the payment of the Merger Consideration and any fees and expenses of or payable by Parent or Merger Sub pursuant to the terms of this Agreement and the Commitment Letter and to prepay, repay, refinance or satisfy and discharge all outstanding indebtedness of the Company and the Company Subsidiaries that is required pursuant to its terms to be prepaid, repaid, refinanced or satisfied and discharged at the Closing (such amounts, collectively, the “Merger Amounts”).
(d) The Commitment Letter constitutes a legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other party thereto and is in full force and effect subject to Bankruptcy and Equity Exceptions. To the knowledge of Parent, as of the date hereof, no event has occurred which, with or without notice, lapse of time, or both, constitutes, or could reasonably be expected to constitute, a default, breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letter. Parent or an Affiliate thereof on its behalf has paid in full any and all commitment fees and other fees required to be paid pursuant to the terms of the Commitment Letter on or before the date of this Agreement, and will pay in full any such amounts due after the date of this Agreement as and when due. The Commitment Letter has not been materially modified, amended or altered as of the date hereof; the Commitment Letter will not be amended, modified or altered at any time through the Closing, except as permitted by Section 6.20 (with any such amendment, modification or alteration promptly notified in writing to the Company); and, as of the date hereof, the commitment under the Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of Parent, no termination, reduction, withdrawal or rescission thereof is contemplated.
(e) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any Affiliate or any other financing or other transactions be a condition to any of Parent’s obligations under this Agreement.
Section 4.11 Interested Stockholder. At the time immediately preceding the date of this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates is, with respect to the Company, an “interested stockholder” as such term is defined in Section 3-601 of the MGCL.
Section 4.12 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. As of the Effective Time, assuming (i) the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Section 7.1 and Section 7.2 and (ii) any estimates, projections or forecasts of the Company or the Company Subsidiaries that have been provided by the Company to Parent have been prepared in good faith based upon assumptions that were, at the time made, reasonable, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Aggregate Merger Consideration and the other amounts payable in accordance with this Agreement (including any repayment or refinancing of any indebtedness that may be required in connection with the Merger and the other transactions contemplated by this Agreement), the Surviving Entity and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.12, (i) the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (x) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (y) such Person has not incurred debts beyond its ability to pay such debts as such debts become absolute and mature and (z) such Person does not have unreasonably small capital with which to conduct its business as such business is now conducted and (ii) “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.
Section 4.13 Absence of Certain Arrangements. Other than this Agreement and the Support Agreements, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Merger Sub any of their respective Affiliates, on the one hand, and any trustee, officer, employee or shareholder of the Company, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Entity after the Effective Time.
Section 4.14 No Other Representations and Warranties; Disclaimer.
(a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses or operations, or (ii) any oral or written information presented to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Each of Parent and Merger Sub acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and the Company Subsidiaries, (ii) has had access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries which it and its Affiliates and Representatives have requested to review, (iii) has had access to the electronic data room maintained by the Company through IntraLinks, Inc. for purposes of the transactions contemplated hereby, (iv) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (v) has conducted its own independent investigation of the Company and the Company Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated hereby.
(c) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.
ARTICLE V
CONDUCT OF BUSINESS
Section 5.1 Conduct of Business by the Company.
(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1 of the Company Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement (it being agreed that no action or failure to take action with respect to matters specifically addressed by the provisions of Section 5.1(b) or (c) shall constitute a breach under this Section 5.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 5.1(b) or (c)), unless Parent shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall maintain the Company’s qualification as a REIT under the Code and use its commercially reasonable efforts to (i) conduct its business in all material respects in the ordinary course consistent with past practice, and (ii) to the extent consistent with clause (i), use its commercially reasonable efforts to preserve intact in all material respects its business organization and goodwill and relationship with customers, suppliers, third party payors, Governmental Entities and others with which it has material business dealings and maintain its material assets and properties in adequate working condition, ordinary wear and tear and any damage caused by casualty or other reason outside of the Company’s and Company Subsidiaries’ reasonable control excepted.
(b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1 of the Company Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement (it being agreed that no action or failure to take action with respect to matters specifically addressed by the provisions of Section 5.1(c) shall constitute a breach under this Section 5.1(b) unless such action or failure to take action would constitute a breach of such provision of Section 5.1(c)), unless Parent shall otherwise consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed, except in the case of Sections 5.1(b)(ii) (it being understood that the foregoing shall not apply to the payment of, or limit the ability of the Company or any Company Subsidiary to pay, REIT Qualifying Dividends pursuant thereto), (iii), (v), or (xx) (in connection with any of the foregoing Sections), which consent may be given or withheld in Parent’s sole discretion), the Company shall not, and shall not permit any Company Subsidiaries to:
(i) amend or propose or agree to amend any of the Constituent Documents of the Company, or materially amend or propose or agree to materially amend any of the Constituent Documents of any Company Subsidiary, or waive the stock ownership limit under the charter of the Company;

(ii) authorize, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock or other equity interests, except for (A) dividends or distributions by any wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary, (B) the declaration and payment by the Company of quarterly cash dividends on its outstanding Company Common Stock, in the ordinary course of business consistent with past practice, for each quarter that is completed between the date of this Agreement and the Closing Date in an amount not exceeding $0.18 per share during each such quarter and (C) the declaration and payment by the Company of quarterly cash dividends on its outstanding Company Preferred Stock in an amount equal to $0.3828125 per share; provided that notwithstanding the restriction on dividends and other distributions in this Section 5.1(b), the Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for the Company to maintain its qualification for taxation as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law) (“REIT Qualifying Dividends”); provided, further, notwithstanding the foregoing, any REIT Qualifying Dividends with respect to any Company Common Share paid by the Company prior to the Effective Time (whether pursuant to the foregoing proviso or Section 5.1(c)) in excess of the dividends paid to the holders of the Company Common Stock under the preceding clause (B) shall reduce the Merger Consideration allocable to such Company Common Share on a dollar-for-dollar basis;
(iii) adjust, split, combine or reclassify any of the capital stock or other ownership interests of the Company or any of the Company Subsidiaries, or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of capital stock or other ownership interests of the Company or any of the Company Subsidiaries;
(iv) repurchase, redeem or otherwise acquire any shares of the capital stock or other ownership interests of the Company or any of the Company Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except for the withholding of shares to satisfy withholding Tax obligations in respect of Restricted Stock Awards in accordance with their terms and the Incentive Plans in effect on the date of this Agreement;
(v) issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or equity interests other securities (including any options, restricted stock, warrants or any similar equity or equity-based award or security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company, except for (A) the issuance of Company Common Shares in connection with the exercise of Options or the vesting or settlement of Restricted Stock Awards outstanding as of the date of this Agreement in accordance with the terms of the applicable Company Benefit Plan as in effect as on the date of this Agreement or (B) issuances by a wholly owned Company Subsidiary of capital stock to the Company or another wholly owned Company Subsidiary;
(vi) merge or consolidate with any other Person, acquire any material assets or material properties or make a material investment (whether through the acquisition of stock, assets or otherwise) in any other Person, except for (A) acquisitions set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule and (B) any such actions between or among the Company and/or any wholly owned Company Subsidiaries;
(vii) sell, mortgage, pledge, assign, transfer, subject to a material Lien, except for a Permitted Lien, effect a deed or assignment in lieu of foreclosure with respect to or otherwise dispose of any Company Properties or material assets of the Company or any Company Subsidiaries (including capital stock or other equity interests of any Company Subsidiary), except for dispositions set forth in Section 5.1(b)(vii) of the Company Disclosure Schedule;

(viii) make any loan, advance, capital contribution, or other investment in any Person, except (A) by the Company or any of the Company Subsidiaries to or in the Company or any of the Company Subsidiaries or (B) pursuant to Contracts in effect prior to the execution and delivery of this Agreement and set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule;
(ix) create, incur, refinance, replace, prepay, assume or guarantee any Indebtedness for borrowed money or issue any debt securities, except for (A) any Indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries, (B) any Indebtedness under the Company’s Existing Credit Agreement and margin loan facility, (C) any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness of the Company or any Company Subsidiary (including Indebtedness incurred to repay or refinance related fees, expenses, premiums and accrued interest), provided that such Indebtedness shall provide for repayment or ability to prepay without penalty on or before the Closing Date, (D) guarantees or credit support provided by the Company or any of its Subsidiaries for other Indebtedness of the Company or any of its Subsidiaries, to the extent such Indebtedness is (I) in existence on the date of this Agreement or (II) incurred in compliance with this Section 5.1(b)(ix), (E) any Indebtedness incurred pursuant to Material Contracts in effect prior to the execution of this Agreement (or amendments, replacements, renewals, extensions or refinancings thereof, provided that such amendments, replacements, renewals, extensions or refinancings shall provide for repayment or ability to prepay without penalty on or before the Closing Date), (F) any Indebtedness of the Company or any Company Subsidiary of up to $250 million, including without limitation for the purpose of financing the acquisitions, renovations and expansions set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule (provided that such Indebtedness shall provide for repayment or ability to prepay without penalty on or before the Closing Date) and (G) the potential Indebtedness set forth in Section 5.1(b)(ix) of the Company Disclosure Schedule;
(x) make or commit to make capital expenditures in excess of $1,000,000 in the aggregate, other than (A) in conjunction with emergency repairs, (B) as required by Law or pursuant to the terms of any Indebtedness, Facility Lease or Material Contract in effect as of the date of this Agreement or otherwise permitted by this Section 5.1(b) or (C) in accordance with the capital expenditure budget set forth in Section 5.1(b)(x) of the Company Disclosure Schedule;
(xi) except as required by Contracts in effect prior to the execution and delivery of this Agreement or Company Benefit Plans or as permitted by Section 5.1(b)(xi) of the Company Disclosure Schedule, (A) materially increase the compensation or other benefits payable or provided to the Company’s or any Company Subsidiary’s current or former directors, employees or officers; (B) enter into or amend any employment, change of control, severance or retention agreement with any employee, director or officer of the Company or any Company Subsidiary; (C) award, or commit to pay or award, any bonus or incentive compensation (other than payment of bonuses and incentive compensation in the ordinary course of business consistent with past practice for completed bonus periods); (D) hire, engage, or terminate (other than for cause) the employment of any officer or employee of the Company or any of the Company Subsidiaries (other than hiring of replacements for any such officer or employee who voluntarily resigns, or dies or becomes disabled); (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any directors, employees or officers; or (F) establish, adopt, enter into, amend or terminate any material Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as is required to comply with Section 409A of the Code;
(xii) (A) waive, release, assign, settle or compromise any Action against the Company or the Company Subsidiaries pending before or threatened to be brought before a Governmental Entity, except (1) as required by any Contract in effect prior to the date of this Agreement, (2) for any settlements or compromises involving total payments of less than $2,500,000 in the aggregate (it being understood that this subclause (2) shall be in addition to and not in limitation of subclause (1) above and subclauses (3) and (4) below), (3) with respect to any Actions relating to this Agreement or the transactions contemplated hereby or any alternative thereto, in accordance with Section 6.11, or (4) as permitted by Section 5.1(b)(xii) of the Company Disclosure Schedule, or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;
(xiii) except in the ordinary course of business consistent with past practice, (A) modify, renew or amend in a way that is materially adverse to the Company or any Company Subsidiary, or waive, release, compromise or assign any material rights or claims of the Company or any Company Subsidiary under, or terminate any Material Contract, Facility Lease, Property Transfer Contract or Development Contract (other than any expiration in accordance with the terms of such contract or an automatic renewal of any such contract, except, with respect to any automatic renewal of a Facility Lease, only after providing prior written notice to, and reasonably consulting with, Parent if the Company or other applicable Company Subsidiary has the right to terminate such Facility Lease on the date such Facility Lease otherwise would have renewed), or waive, release, compromise or assign any material rights or material claims under any of the foregoing contracts, (B) enter into any successor agreement to an expiring Material Contract, Facility Lease, Property Transfer Contract or Development Contract, or any management agreement or broker agreement, that changes the terms of the expiring contract in a way that is materially adverse to the Company or any Company Subsidiary or (C) enter into any new management agreement, broker agreement or agreement that would have been a Material Contract, Facility Lease, Property Transfer Contract or Development Contract if it were entered into at or prior to the date hereof;
(xiv) except as required by applicable Law or changes in GAAP, materially change any of its financial accounting policies;
(xv) enter into or modify in a manner materially adverse to the Company any Company Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any closing agreement related to a material amount of Taxes; knowingly surrender any right to claim any material Tax refund; or except in the ordinary course of business consistent with past practice, give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary to preserve (y) the Company’s qualification as a REIT under the Code or (z) the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xvi) (A) terminate, cancel, amend or modify any insurance policy maintained by it covering the Company or any of the Company Subsidiaries or their respective properties if, as a result, the Company or any of the Company Subsidiaries would not be in compliance with any Facility Lease or Material Contract; provided, however, that in no event shall the Company terminate, cancel, amend or modify the Company’s directors’ and officers’ liability insurance policies in effect on the date hereof;
(xvii) enter into any material new line of business;
(xviii) subject to the last proviso contained in Section 5.1(b)(ii), take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause the Company to fail to qualify for taxation as a REIT or cause any Company Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; provided, however, that if an action required to be taken pursuant to this Section 5.1(b)(xviii) would be otherwise prohibited by another clause of this Section 5.1(b), the Company shall, after reasonable notice to and good faith consultation with Parent, take such required action pursuant to this Section 5.1(b)(xviii);
(xix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than as provided in Section 1.10, or make any filing in connection with any bankruptcy or reorganization under United States federal bankruptcy laws or any similar state or federal law; or

(xx) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
(c) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the last proviso contained in Section 5.1(b)(ii)), nothing in this Agreement shall prohibit the Company from taking any action, or refraining to take any action, at any time or from time to time, (i) if, in the reasonable judgment of the Company Board and upon advice of nationally recognized REIT Tax counsel, and after reasonable notice to and good faith consultation with Parent, such action or inaction is reasonably necessary for the Company to (A) avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law), (B) preserve the Company’s qualification as a REIT under the Code or (C) preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, or (ii) in good faith to respond to the actual or anticipated effects of COVID-19 or any Contagion Event; provided, that any such action taken by the Company pursuant to this clause (ii) must be consistent with the Company’s actions taken prior to the date hereof in response to COVID-19 or, to the extent not consistent with the Company’s past practices in response to COVID-19, may be taken (I) only after reasonable notice to and good faith consultation with Parent and (II) only if commercially reasonable.
Section 5.2 No Control of Other Parties’ Business.
(a) Nothing contained in this Agreement shall give (i) Parent or Merger Sub, directly or indirectly, the right to control or direct the Company or any Company Subsidiary’s operations prior to the Effective Time, or (ii) the Company, directly or indirectly, the right to control or direct Parent or any of Parent’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, (i) the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations and (ii) Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1 Preparation of the Proxy Statement.
(a) As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable. Parent shall furnish to the Company all information relating to Parent as may be reasonably requested by the Company in connection with the preparation, filing and mailing of the Proxy Statement. Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company shall use its reasonable best efforts to cause the Proxy Statement to be distributed to the stockholders of the Company. No filing of, or amendment or supplement to the Proxy Statement, as applicable, shall be made by the Company, and no response to any comments or requests of the SEC or its staff with respect thereto shall be submitted by the Company, without providing Parent a reasonable opportunity to review and comment thereon and giving due consideration to inclusion in the Proxy Statement, or any such response, of comments reasonably proposed by Parent. The Company shall notify Parent promptly of the receipt of any comments from the staff of the SEC with respect to the Proxy Statement and of any request by the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information. The Company shall respond promptly to any comments or requests from the staff of the SEC and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the staff of the SEC, on the other hand, with respect to the Proxy Statement.
(b) If at any time prior to obtaining the Requisite Stockholder Vote any information relating to the Company or Parent, or any of their respective Affiliates, directors, trustees or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, distributed to the stockholders of the Company.
(c) The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, except that the Company shall not be responsible for statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement. Parent and the Company shall make any other necessary filings with respect to the Merger under the Securities Act and Exchange Act and the rules and regulations thereunder.
Section 6.2 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the staff of the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence distribution of the Proxy Statement, the Company, acting through the Company Board, and in accordance with applicable Law (including legal duties of the Company Board) and the rules and regulations of NYSE, shall (a) unless this Agreement has been validly terminated pursuant to Article VIII, duly call, give notice of, convene and hold a meeting of the stockholders of the Company for the purpose of obtaining the Requisite Stockholder Vote (the “Company Stockholders Meeting”) and, except to the extent the Company Board has effected a Recommendation Withdrawal in compliance with Section 6.3, use reasonable best efforts to solicit the Requisite Stockholder Vote; provided, however, that the Company shall, in consultation with Parent, be permitted to adjourn the Company Stockholders Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required to be provided to the stockholders of the Company is provided or as otherwise required by applicable Law, (ii) if as of the time at which the Company Stockholders Meeting is scheduled there are insufficient shares of Company Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (iii) for the purpose of soliciting additional proxies, if proxies granted by the time of the Company Stockholders Meeting are insufficient to obtain the Requisite Stockholder Vote; provided, further, that solely in the case of clauses (ii) and (iii), without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholders Meeting (as so adjourned) be held on a date that is more than thirty (30) days after the date for which the Company Stockholders Meeting was originally scheduled; and (b) subject to Section 6.3(d), include in the Proxy Statement the Company Board Recommendation. The Company shall engage a proxy solicitor in connection with the solicitation of proxies for the Company Stockholders Meeting, which proxy solicitor shall be selected from Section 6.2 of the Company Disclosure Schedule or otherwise reasonably acceptable to Parent. At Parent’s reasonable request, the Company shall keep Parent reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the Company Stockholders Meeting.
Section 6.3 No Solicitation.
(a) The Company agrees that it shall, and shall cause the Company Subsidiaries and its and their respective directors and officers to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. The Company also agrees that it will, within five (5) Business Days after the date of this Agreement, (i) request each Person that has executed a confidentiality agreement in connection with any Takeover Proposal or its consideration of any Takeover Proposal (and for which such a request has not previously been made) to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of the Company Subsidiaries and (ii) terminate any data room or other diligence access of such Person. Except as permitted by Section 6.3(b), the Company shall not, and shall cause each of the Company Subsidiaries and its and their respective directors and officers not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal or (ii) enter into, engage in, continue or otherwise participate in any discussions (except, in response to an inquiry from any Person, solely to notify such Person of the existence of the provisions of this Section 6.3(a)) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person, solely to the extent necessary to allow such Person to submit a Takeover Proposal on a confidential basis.
(b) Notwithstanding the provisions of Section 6.3(a), at any time prior to obtaining the Requisite Stockholder Vote, in response to an unsolicited written Takeover Proposal received after the execution and delivery of this Agreement, which did not arise as a result of a material breach of the Company’s obligations under Section 6.3(a), (i) the Company and its Representatives may contact the Person or group of Persons making such Takeover Proposal (and its Representatives) to clarify the terms and conditions thereof and (ii) if the Company Board determines in good faith (after consultation with the Company Financial Advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to lead to a Superior Proposal and the failure to take such actions would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, the Company and its Representatives may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person or group of Persons making such Takeover Proposal (and its Representatives), provided that (1) prior to so furnishing such information the Company has entered into a confidentiality agreement with such Person or group of Persons on terms not less restrictive in the aggregate to such Person or group of Persons than the provisions of the Confidentiality Agreement are to Parent, its Affiliates and their respective Representatives (provided that such confidentiality agreement need not include any standstill provision) and (2) all such information has previously been provided or made available to Parent or its Representatives or is provided or made available to Parent or its Representatives prior to or substantially concurrently with the time it is provided to such Person or group of Persons; and (B) participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
(c) Except as permitted by Section 6.3(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose or resolve to withhold, withdraw or modify or qualify in a manner adverse to Parent, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) authorize, approve, adopt or recommend, or publicly propose or resolve to authorize approve, adopt or recommend, any Takeover Proposal, (any action described in these clauses (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”), or (iv) allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than a confidentiality agreement referred to in Section 6.3(b)) providing for or with respect to any Takeover Proposal; provided, however, that the delivery by the Company, the Company Board or any committee thereof of any notice specified in Section 6.3(e) shall not be deemed to be or constitute a Recommendation Withdrawal.
(d) Notwithstanding the provisions of Section 6.3(c), at any time prior to obtaining the Requisite Stockholder Vote, and subject in each case to the prior compliance with Section 6.3(e), (i) in response to an Intervening Event, the Company Board and/or any authorized committee thereof may make a Recommendation Withdrawal if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law; or (ii) in response to a bona fide written Takeover Proposal that did not arise from a material breach of the Company’s obligations under this Section 6.3, if the Company Board determines in good faith (after consultation with the Company Financial Advisors and outside legal counsel) that such Takeover Proposal constitutes a Superior Proposal and that, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law, (A) the Company Board and/or any authorized committee thereof may make a Recommendation Withdrawal and/or (B) the Company may terminate this Agreement pursuant to Section 8.1(d)(ii) in order to, concurrently with or immediately after such termination, enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company shall pay to Parent the Company Termination Fee payable pursuant to Section 8.3(b) prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may not make a Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.1(d)(ii), unless (i) if such Recommendation Withdrawal is being made in response to an Intervening Event, the Company shall have provided to Parent five (5) Business Days prior written notice setting forth in reasonable detail information describing the Intervening Event and advising Parent that the Company Board intends to take such action and specifying the reasons therefor; (ii) if such Recommendation Withdrawal or termination is being made as a result of a Superior Proposal, the Company shall have provided to Parent five (5) Business Days prior written notice advising Parent that the Company Board intends to take such action and specifying the reasons therefor as well as the identity of the Person(s) making such Superior Proposal and the material terms and conditions of any Superior Proposal (including copies of all agreements or documents evidencing such Superior Proposal, including the proposed acquisition agreement and financing commitments, if any); and (iii) (A) during such five (5) Business Day period, if requested by Parent, the Company shall have engaged in negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and (B) at the end of such five (5) Business Day period the Company Board determines in good faith (after consultation with the Company Financial Advisors and outside legal counsel), after taking into account any such amendments that Parent shall have agreed in writing to make prior to the end of such five (5) Business Day period, that (1) the failure to make a Recommendation Withdrawal in response to such Intervening Event would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law or (2) such Takeover Proposal continues to constitute a Superior Proposal and the failure to make a Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.1(d)(ii), as applicable, would, or would be reasonably likely to, be inconsistent with its directors’ duties under applicable Law; provided, that any amendment to the financial terms or any other material term or condition of such a Superior Proposal, shall require the Company to deliver to Parent a new notice pursuant to this Section 6.3(e) and result in a new negotiation period, as contemplated by this Section 6.3(e); provided, further, that any such new negotiation period shall be a period of two (2) Business Days.
(f) In addition to the obligations of the Company set forth in the other provisions of this Section 6.3, the Company shall as promptly as practicable (and in any event within forty eight (48) hours after receipt) advise Parent orally and in writing of the receipt of any Takeover Proposal or any inquiry, offer or proposal from any Person seeking to have discussions or negotiations or requesting information with respect to any Takeover Proposal and the material terms and conditions of any such Takeover Proposal (including the identity of the Person making such Takeover Proposal and copies of all material agreements or documents evidencing such Takeover Proposal, including the acquisition agreement and financing commitments, if any). The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status (including whether the Company has entered into discussions or negotiations or provided any information with respect to any such Takeover Proposal) and material terms of any such Takeover Proposal (including any material change to the terms thereof) and promptly provide Parent with copies of all material agreements or documents evidencing any such Takeover Proposal, inquiry, offer or proposal, including financing commitments, if any.
(g) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its directors’ duties under applicable Law, (iii) informing any Person of the existence of the provisions contained in this Section 6.3 in response to an unsolicited inquiry from such Person or (iv) providing factual information the Company’s stockholders, so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to the Company Board Recommendation or the Company Board or a committee thereof reaffirms the Company Board Recommendation concurrently with such factual communication; provided that any disclosure made pursuant to Item 1012(a) of Regulation M-A, Rule 14d-9 or Rule 14e-2(a), or pursuant to the preceding clause (ii) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Takeover Proposal, shall be deemed to be a Recommendation Withdrawal unless the response of the

Company Board or an authorized committee thereof, or such disclosure, as applicable, expressly reaffirms the Company Board Recommendation to the Company Stockholders in such disclosure; it being understood that a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be deemed to be or constitute a Recommendation Withdrawal.
(h) For purposes of this Agreement:
“Intervening Event” means an event, development or change in circumstances material to the Company and the Company Subsidiaries, taken as a whole, that was not known to the Company Board (or if known, the material consequences of which were not known by the Company Board) as of or prior to the execution of this Agreement, which becomes known to the Company Board after the date of this Agreement, but prior to obtaining the Requisite Stockholder Vote; provided, however, that the following shall not constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof, (ii) any change in the price of the Company Common Shares or the Company Preferred Shares, in and of itself, or (iii) the fact that the Company and the Company Subsidiaries exceeds any internal or published projections, estimates or expectations of the Company and the Company Subsidiaries’ consolidated revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, however, that the underlying causes of such change or fact shall not be excluded by clauses (ii) and (iii)).
“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of transactions, (i) any direct or indirect purchase or other acquisition by any Person (other than Parent or any of its Subsidiaries) of shares of Company Common Stock representing more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person that, if consummated in accordance with its terms, would result in such Person beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person of assets (including any equity securities of any Company Subsidiary) that constitute more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company as a result of which the holders of the Company Common Stock immediately prior to the consummation of such transaction would cease to hold at least eighty percent (80%) of the total voting power of the Company or any surviving entity (or any direct or indirect parent company thereof) immediately following such transaction.
“Superior Proposal” means a bona fide, written, unsolicited Takeover Proposal (with all references to “20%” or 80% in the definition of Takeover Proposal being deemed to be references to “50%”) that (i) is on terms that the Company Board determines in good faith (after consulting with the Company Financial Advisors and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the Takeover Proposal and the Person making the Takeover Proposal that the Company Board (or any committee thereof) deems relevant, to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (taking into account any amendments to which Parent has committed in writing pursuant to Section 6.3(e)) and (ii) is determined by the Company Board to be reasonably likely of being consummated.
Section 6.4 Access to Information. The Company shall, and shall cause each of the Company Subsidiaries to, afford Parent and the Representatives of Parent reasonable access (which may be limited to remote access if reasonably required to protect the health and safety of any officer or employee of the Company or any of the Company Subsidiaries in response to a Contagion Event) during normal business hours to its and its Subsidiaries’ assets, properties, books, records, Contracts and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent and the Representatives of Parent all other information concerning the Company and the Company Subsidiaries’ business, assets, properties, Contracts and personnel as Parent may reasonably request in good faith in connection with the transactions contemplated by this Agreement, including the Sales Activities and the Financing or Replacement Financing or integration planning; provided that the Company may restrict the foregoing access to those Persons who have entered into a confidentiality agreement with the Company if they are not the subject of confidentiality obligations in favor of the Company or to the extent required by applicable Law. Notwithstanding the foregoing, neither the Company nor any of the Company Subsidiaries shall be required to provide such access or furnish such information to the extent doing so would (i) in light of any Contagion Event, jeopardize the health and safety of any officer or employee of the Company or any of the Company Subsidiaries, (ii) constitute a violation of applicable Law, (iii) result in the disclosure of any trade secrets, (iv) cause a breach of any confidentiality obligations to any third party or (v) waive or jeopardize the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection; provided, however, that, at Parent’s request, the Company and Parent shall use commercially reasonable efforts to communicate, or make reasonable substitute arrangements, if applicable and as may be mutually agreed, to make available, the applicable information or documents to Parent in a manner that would not have the effect set forth in the applicable clause. In conducting any inspection of any properties of the Company and the Company Subsidiaries, Parent and its Representatives shall not (A) interfere with the business of the Company or any of the Company Subsidiaries conducted at such property or (B) damage any property or any portion thereof. Prior to the Effective Time, neither Parent nor Merger Sub, nor any of their respective Representatives, shall have the right to conduct invasive environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries without the Company’s consent. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.
Section 6.5 Reasonable Best Efforts.
(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the transactions contemplated hereby as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date), including (i) using reasonable best efforts to take, or cause to be taken, all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits in connection with the transactions contemplated by this Agreement, (iii) taking all reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings), and (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and the avoidance of each and every impediment under any antitrust, merger control, competition, trade regulation or other Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible.
(b) To the extent permissible under applicable Law, each of the Company, Parent and Merger Sub shall, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication received by such party from, any Governmental Entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other substantive communication given by it to any Governmental Entity or, in connection with any proceeding by any private party, with any other Person (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger), (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, any such Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.
(c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated hereby on the terms set forth in this Agreement as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date).
(d) Notwithstanding the foregoing, the obligations set forth in Section 6.5(a), (b) and (c) shall not apply to any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by or related to this Agreement, which is the subject of Section 6.11.
Section 6.6 Employee Matters. Except as otherwise agreed in writing between Parent and any employee of the Company or any Company Subsidiary, the employment of each employee of the Company or any Company Subsidiary will be terminated as of immediately after the Effective Time and the parties hereby agree that such termination will entitle each such employee to receive termination and severance compensation and benefits under the applicable employment, change in control, severance and termination protection plan or agreement between the Company or any of the Company Subsidiaries and such employee, in each case, as in effect as of the date of this Agreement or, to the extent permitted by Section 5.1(b), entered into or amended, modified or supplemented after the date of this Agreement, and Parent shall cause each such plan or agreement to be honored in accordance with its terms. Nothing herein shall (a) give any employee, officer, manager, director or consultant of the Company or any Company Subsidiary any right to continue in the employment or service of the Surviving Entity, Parent or another continuing employer designated by Parent, (b) other than as provided in any applicable employment agreement or other Contract, interfere with or restrict in any way the rights of the Surviving Entity, Parent or another continuing employer designated by Parent to discharge or terminate the services of any employee, officer, manager, director or consultant of the Company or any of the Company Subsidiaries at any time for any reason whatsoever, with or without cause, (c) be construed as requiring the Surviving Entity, Parent or another continuing employer designated by Parent to continue to employ any such employee for any period of time after the Effective Time, or (d) other than as provided in any applicable employment agreement or other Contract, to give any person any right to any specific terms or conditions of employment.
Section 6.7 Expenses. Subject to Sections 6.18 and 6.19, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses.
Section 6.8 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Entity to, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the MGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors) and the Constituent Documents of the Company in effect on the date of this Agreement, to indemnify, defend and hold harmless (and advance expenses, provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors and officers of the Company and the Company Subsidiaries, and any fiduciaries under any Company Benefit Plan (each, an “Indemnified Party”), against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of (in whole or in part), relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement or the Merger or arising out of or pertaining to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.
(b) From and after the Effective Time, Parent and the Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding or investigation relating to any circumstances, developments or matters in existence at or prior to the Effective Time, or acts or omissions occurring at or prior to the Effective Time (each, a “Claim”), for which indemnification could be sought by an Indemnified Party hereunder, unless (i) (A) such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and (B) such settlement, compromise or consent does not include or provide for any acknowledgement or other statement of fault or wrongdoing by any Indemnified Party, or (ii) such Indemnified Party otherwise consents in writing to such settlement, compromise or consent (such consent not to be unreasonably conditioned, withheld or delayed). Parent, the Surviving Entity and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. In the event of any Claim, Parent shall have the right to assume the defense thereof, except that if legal counsel for the Indemnified Party advises that there are issues which raise actual or potential conflicts of interest between Parent and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to it, and Parent shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party pursuant to Section 6.8(a); provided, however, that Parent shall be obligated pursuant to this Section 6.8(b) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used).
(c) For a period of six (6) years after the Effective Time, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, honor the provisions in the Company’s Constituent Documents in effect as of the date of this Agreement providing for indemnification, advancement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law.
(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or (ii) of this sentence so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 6.8.
(e) From and after the Effective Time, Parent and the Surviving Entity shall comply with, and shall not, directly or indirectly, amend, modify, limit or terminate, the advancement of expenses, exculpation and indemnification provisions of any agreements between the Company and any of the Indemnified Parties in effect as of the date of this Agreement.
(f) In the event that the Company’s directors’ and officers’ liability insurance policies in effect on the date hereof (the “D&O Insurance”) shall have lapsed prior to the Effective Time or its runoff coverage under the D&O Insurance otherwise would not survive for a period of not less than six (6) years after the Effective Time, Parent shall cause the Surviving Entity to procure and maintain, for a period of not less than six (6) years after the Effective Time, directors’ and officers’ liability insurance policies of at least the same coverage and amounts with reputable and financially sound carriers containing terms no less advantageous to such former directors or officers and that does not result in gaps or lapses of coverage with respect to matters occurring on or prior to the Effective Time; provided, that in no event shall Parent or the Surviving Entity be required to pay annual premiums in the aggregate of more than an amount equal to 300% of the current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided further that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Entity shall procure and maintain for such six-year period the most advantageous policies as can be reasonably obtained for the Maximum Amount. In lieu of the foregoing (and in the event that the D&O Insurance shall have lapsed prior to the Effective Time or its runoff coverage under the D&O Insurance otherwise would not survive for a period of not less than six (6) years after the Effective Time), prior to the Effective Time, Parent or the Company shall have the option to cause coverage to be extended under the Company’s D&O Insurance by obtaining a six-year “tail” policy or policies on terms and conditions no less advantageous than the Company’s existing D&O Insurance, subject to the limitations set forth in the provisos above in this Section 6.8(f), and such “tail” policy or policies shall satisfy the provisions of this Section 6.8(f).
(g) This Section 6.8 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Entity. Each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and, following the Effective Time, shall be entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Entity, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then Parent or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Entity. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company, the Constituent Documents of any of the Company Subsidiaries or the Surviving Entity or under any applicable Contracts, insurance policies or Laws.
Section 6.9 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.9 shall not apply to any release or public statement (i) made or proposed to be made by the Company in accordance with Section 6.3, (ii) made or proposed to be made by Parent in response to any release or statement of the Company described in clause (i), (iii) in connection with any dispute between the parties regarding or relating to this Agreement or the transactions contemplated hereby or (iv) so long as the statements regarding this Agreement and the transactions contemplated hereby in such release or public statement are not inconsistent with previous releases or public statements by the Company and/or Parent in accordance with this Section 6.9.
Section 6.10 Notification. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, and (b) any Action commenced, or, to such party’s knowledge, threatened in writing against such party or any of its Subsidiaries that relates to the transactions contemplated hereby. Failure to comply with this Section 6.10 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 6.10.
Section 6.11 Stockholder Litigation. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of their respective Subsidiaries that relate to this Agreement, the Merger or the other transactions contemplated by or related to this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Parent and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 6.12 Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (and derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.13 Delisting of Company Stock. Each of the parties agrees to cooperate with each other and use reasonable best efforts in taking, or causing to be taken, all actions necessary to delist the Company Common Stock and the Company Preferred Stock from NYSE and terminate the registration thereof under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
Section 6.14 Dividends. In the event that a distribution with respect to shares of Company Common Stock or Company Preferred Stock permitted under the terms of this Agreement has a record date prior to the Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of Company Common Stock or Company Preferred Stock on the Closing Date immediately prior to the Effective Time.
Section 6.15 DRIP. The Company DRIP shall remain suspended from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1.
Section 6.16 Takeover Statutes. The Company shall use its reasonable best efforts (a) to take all action necessary so that no Takeover Statute or any stockholder rights plan, “poison pill” antitakeover plan or similar device becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute or stockholder rights plan, “poison pill” antitakeover plan or similar device becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or stockholder rights plan, “poison pill”antitakeover plan or similar device on the Merger and the other transactions contemplated by this Agreement.
Section 6.17 Tax Matters.
(a) The Company shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 7.2(d), and (ii) deliver to Company Tax Counsel, or other tax counsel to the Company delivering the opinion referred to in Section 7.2(d), a tax representation letter, dated as of the Closing Date, and signed by an officer of the Company, substantially in the form attached as Section 6.17(a) of the Company Disclosure Schedule, containing representations of the Company reasonably necessary or appropriate to enable such counsel to render the tax opinion described in Section 7.2(d).
(b) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any consideration, including the Merger Consideration and the Preferred Stock Consideration, or amounts payable to holders of Company Common Shares or Company Preferred Shares, all Transfer Taxes (but specifically excluding any Taxes payable by any Person contemplated by Section 2.1(d) in connection with the surrender of Certificates).
(c) Parent and the Company shall, upon written request, use commercially reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated in this Agreement).

(d) The Company shall use reasonable efforts to deliver to Parent, at or prior to the Closing (but no more than twenty (20) Business Days prior to the Closing), a properly completed and executed Internal Revenue Service Form W-9.
Section 6.18 Sales Activities.
(a) Subject to Section 6.18(c), prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent, and shall cause the Company Subsidiaries and its and their respective Representatives to use their respective reasonable best efforts to provide to Parent, all cooperation reasonably requested in writing by Parent in connection with any sales or marketing efforts relating to potential sales of any Company Property (the “Sales Activities”), including using reasonable best efforts to:
(i) upon reasonable notice, allow reasonable access (in accordance with and subject to the limitations of Section 6.4) to Parent, any potential acquirers of Company Properties, and their Representatives, including surveyors, appraisers and other third party diligence providers, at reasonable times and locations mutually agreed;
(ii) reasonably cooperate with Parent and any potential acquirers of Company Properties by sending out mutually agreed requests for, coordinating the receipt of and cooperating with Parent to seek to obtain, estoppels and SNDAs from tenants under any leases, ground lease estoppels and consents from fee owners under any Facility Leases and estoppels and consents pursuant to any PILOT documents, and providing reasonably requested information regarding Company Properties (in accordance with and subject to the limitations of Section 6.4);
(iii) promptly (and, in any event, within three (3) Business Days after receipt) notify Parent if the Company, any Company Subsidiary or, to the knowledge of the Company, any of their respective Representatives receives any reasonable bona fide offer or inquiry in writing from a third party relating to the purchase or sale of any Company Property and provide to Parent copies of any such offer or inquiry (including any material correspondence), subject to existing confidentiality obligations; and
(iv) in furtherance of the Sales Activities, (A) execute and deliver term sheets, letters of intent, purchase and sale agreements and/or other instruments with third parties relating to the sale of any Company Property on market terms determined by Parent (provided, that the consummation of any such transaction is conditioned upon the Closing), (B) send out reasonable requests for right of first offer or right of first refusal waivers or documentations with tenants under any Facility Lease in connection with any pending sales offers or sales processes, (C) provide customary certificates and other customary closing documents as may be reasonably requested in writing by any potential acquirers of Company Properties (provided that no obligation of the Company or any Company Subsidiary under any such certificate or document shall be effective until the Closing) and (D) reasonably assist Parent and any potential acquirers of Company Properties in obtaining title insurance in connection with the Sales Activities, including by providing customary non-imputation title affidavits, title affidavits or similar documents reasonably required by a nationally-recognized title company for (1) the deletion of any standard or pre-printed exceptions in any title insurance policies or proforma or (2) the satisfaction of any requirement set forth in any title commitment and, to the extent appropriate, appraisals of the Company Properties.
(b) Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented costs and expenses incurred by them or their respective Representatives in connection with the Sales Activities or with any such cooperation, and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses, liabilities, damages, claims costs and expenses actually suffered or incurred by them in connection with the Sales Activities, any action taken by them pursuant to Section 6.18(a), and any information used in connection therewith (other than in respect of the accuracy of information provided to Parent in writing by the Company or the Company Subsidiaries specifically in connection with their obligations pursuant to Section 6.18(a)).
(c) Notwithstanding anything to the contrary in this Section 6.18, neither the Company nor any of the Company Subsidiaries shall be required to take any action contemplated by Section 6.18(a) to the extent (i) doing so would in light of any Contagion Event, jeopardize the health and safety of any officer or employee of the Company or any of the Company Subsidiaries, (ii) such action would constitute a violation of applicable Law or any organizational document of the Company or any Company Subsidiary, (iii) such action could cause a breach of any contractual obligations to any third party, (iv) the incurrence of any obligations or liabilities is not contingent upon the consummation of the Closing, (v) such action contemplates or would require the Company Board to pass resolutions or consents, (vi) such action could reasonably be expected to adversely affect the classification of the Company or any Subsidiary of the Company as a REIT, Qualified REIT Subsidiary, Taxable REIT Subsidiary, partnership or a disregarded entity, as the case may be, or cause the Company to incur entity level income or excise Taxes under the Code (or applicable state Law) or (vii) such action could result in any Tax being imposed on any holder of Company Common Stock or Company Preferred Stock. Notwithstanding anything to the contrary in this Agreement, (A) such actions (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent or Merger Sub under this Agreement, including the amount of or timing of payment of the Merger Consideration and/or the Preferred Stock Consideration, (B) none of the representations, warranties or covenants of the Company or any of the Company Subsidiaries shall be deemed to apply to, or be deemed to be breached or violated by, the transactions or cooperation contemplated by this Section 6.18, and (C) neither the Company nor the Company Board shall be deemed to have made a Recommendation Withdrawal or entered into or agreed to enter or consummated any agreement relating to a Takeover Proposal as a result of providing any cooperation or taking any actions contemplated by this Section 6.18 and no action taken pursuant to this Section 6.18 shall be subject to, or deemed to breach, Section 6.3 or Section 6.4. In conducting any Sales Activities, Parent and its Representatives shall not, and shall cause any potential acquirers of Company Properties and their Representatives not to, (1) unreasonably interfere with the business of the Company or any of the Company Subsidiaries or (2) damage any property or any portion thereof. None of the Company, the Company Subsidiaries, or their respective Representatives shall be required to provide any confidential information to any potential acquirer of Company Properties pursuant to Section 6.18(a) unless the applicable potential acquirer of Company Properties executes a customary confidentiality agreement reasonably satisfactory to the Company.
Section 6.19 Financing Cooperation.
(a) Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts, to provide customary cooperation, to the extent reasonably requested by Parent in writing, in connection with the offering, arrangement, syndication, consummation or issuance of the Financing or Alternative Financing or Replacement Financing obtained in accordance with Section 6.20 (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates), including, to the extent so requested, using reasonable best efforts to:
(i) furnish to Parent and the Financing Parties historical financial statements and other pertinent financial information regarding the Company and the Company Subsidiaries to the extent reasonably requested by Parent and customary in connection with the Financing;
(ii) furnish to Parent and the Financing Parties customary information regarding the Company and the Company Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company or the Company Subsidiaries) to the extent reasonably available to the Company or the Company Subsidiaries and reasonably requested by Parent;
(iii) provide reasonable and customary assistance to Parent in the preparation of (A) customary offering documents, offering memoranda, roadshow presentations, bridge teasers, syndication documents and other syndication materials, including information memoranda and lender presentations for any portion of the Financing, (B) materials for rating agency presentations and (C) other marketing materials reasonably requested by Parent and reasonably necessary for the Financing or Alternative Financing or Replacement Financing obtained in accordance with Section 6.20;
(iv) make appropriate members of senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in a reasonable number of meetings (including one-on-one meetings or conference calls with Financing Parties, underwriters or ratings agencies), drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions and other syndication activities, provided that any such meeting or communication may be conducted virtually by videoconference or other media;
(v) cause the Company’s independent auditors to deliver (A) customary “comfort letters” (including customary “negative assurances” comfort) in connection with the Financing and (B) customary consent to use of their audit reports in any materials reasonably necessary for the Financing;
(vi) provide customary authorization letters (including customary confirmations and undertakings reasonably requested by Parent) authorizing the distribution of Company information to prospective lenders in connection with a syndicated bank financing (including customary representations with respect to presence or absence of material nonpublic information and accuracy of the information contained therein);
(vii) cooperate with Parent and Merger Sub in their obtaining customary corporate and facilities credit ratings;
(viii) provide customary prepayment notices within the time period contemplated by (A) the Existing Credit Agreement and (B) any other agreements relating to Indebtedness of the Company or any of the Company Subsidiaries as Parent may reasonably request;
(ix) provide customary documents reasonably requested by Parent relating to (A) the repayment of (1) the Existing Credit Agreement and (2) any other agreements relating to Indebtedness of the Company or any of the Company Subsidiaries as Parent may reasonably request, and (B) the release of related Liens (if any), including using reasonable best efforts to obtain customary payoff letters in respect of the Existing Credit Agreement and such other agreements relating to Indebtedness of the Company or any of the Company Subsidiaries at least five (5) Business Days prior to the Closing Date;
(x) provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any Company Subsidiary as soon as practicable but in any event at least five (5) Business Days prior to the Closing Date, in each case as reasonably requested by Parent at least ten (10) Business Days prior to the Closing Date;
(xi) cooperate with due diligence of the Financing Parties, to the extent customary and reasonable;
(xii) consent to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or the Company Subsidiaries or the Company’s or the Company Subsidiaries’ reputation or goodwill;
(xiii) provide customary and reasonable assistance requested by Parent in connection with Parent’s preparation of pro forma financial statements and pro forma financial information;
(xiv) provide customary certificates and other customary closing documents as may be reasonably requested in writing by the Financing Parties (provided that no obligation of the Company or any Company Subsidiary under any such certificate or document shall be effective until the Closing);
(xv) cause the taking of corporate actions and organizational changes reasonably requested by Parent and within the control of the Company that are reasonably necessary to permit the completion of the Financing;
(xvi) reasonably assist in the preparation of, and executing and delivering at Closing, the Definitive Agreements and any indentures, notes and purchase agreements relating to the Financing, including assisting with the execution and delivery as of the Closing (but not prior to the Closing) of any guarantee and collateral documents and customary closing certificates as may be reasonably requested by Parent and required by the Commitment Letter or the Financing (provided that no obligation of the Company or any Company Subsidiary under any such document, agreement or certificate shall be effective until the Closing) and otherwise use commercially reasonable efforts to provide customary and reasonable assistance requested by Parent in connection with satisfying the conditions precedent set forth in the Definitive Agreements;
(xvii) reasonably cooperate with Parent’s legal counsel in connection with any legal opinion that such legal counsel may be required to deliver in connection with the Financing, including using reasonable best efforts to furnish documents required to satisfy any customary negative assurance opinion required in connection with the Financing;
(xviii) to the extent necessary or advisable, reasonably cooperate to facilitate the pledging of collateral and the executing and delivering of customary pledge and security documents (and any other customary documents or instruments required for the creation and perfection of security interests in the collateral securing the Financing as may be reasonably requested by Parent) or other customary definitive financing documents reasonably requested by the Financing Parties (including customary guarantees and other deliverables), in each case required in connection with the Financing and effective as of the Closing (but not prior to the Closing);
(xix) provide customary and reasonable assistance to Parent and Merger Sub in obtaining required consents, landlord waivers and estoppels, estoppels and SNDAs from tenants under any leases, ground lease estoppels and consents from fee owners under any Facility Leases, estoppels and consents pursuant to any PILOT documents and surveys and title insurance as reasonably requested by Parent or Merger Sub, including by using reasonable best efforts to provide customary non-imputation title affidavits, title affidavits or similar documents required by a nationally-recognized title company for (A) the deletion of any standard or pre-printed exceptions in any title insurance policies or proforma or (B) the satisfaction of any requirement set forth in any title commitment and, to the extent appropriate, appraisals of the Company Properties; and
(xx) take any other actions reasonably requested by Parent and necessary to permit the Financing Parties to conduct customary field examinations for third party reports and environmental assessments, and, to the extent appropriate, appraisals of the Company Properties.
(b) The foregoing notwithstanding, none of the Company nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.19 that would: (i) require the Company or the Company Subsidiaries or and of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Financing (other than any customary authorization letters), except (A) resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing and (B) as expressly provided in Section 6.19(a), (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing prior to the Closing or have any obligation of the Company or any of its Affiliates under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or shareholders of the Company or any of its Affiliates to incur any personal liability, (v) conflict with the organizational documents of the Company or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which the Company or any of its Affiliates is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the Company to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, or (ix) require the Company to prepare or deliver any Excluded Information. Nothing contained in this Section 6.19 or otherwise shall require the Company or any of its Affiliates, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Parent shall, promptly on request by the Company, reimburse the Company or any of its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with the Financing or with any such cooperation, and shall indemnify and hold harmless the Company and its Affiliates and their respective Representatives from and against any and all losses actually suffered or incurred by them in connection with the Financing, any action taken by them at the request of Parent or its Representatives pursuant to this Section 6.19, and any information used in connection therewith (other than information provided to Parent in writing by the Company or the Company Subsidiaries specifically in connection with their obligations pursuant to Section 6.19(a)).
(c) The parties hereto acknowledge and agree that the provisions contained in this Section 6.19 represent the sole obligation of the Company and the Company Subsidiaries with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent any of its Affiliates be a condition to any of Parent’s obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, the breach by the Company of any of the covenants required to be performed thereby under this Section 6.19 shall not be considered in determining the satisfaction of the condition set forth in Section 7.2(b) unless such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at the Closing.
(d) All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its Representatives pursuant to this Section 6.19 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements reasonably satisfactory to the Company.
Section 6.20 Financing.
(a) Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Merger Amounts. In furtherance and not in limitation of the foregoing, Parent shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letter as promptly as possible but in any event prior to the Outside Date, including by (i) maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter), (iii) satisfying on a timely basis all conditions in the Commitment Letter and the Definitive Agreements and complying with its obligations thereunder and (iv) enforcing its rights under the Commitment Letter. Parent shall comply with its obligations, and enforce its rights, under the Commitment Letter and Definitive Agreements in a timely and diligent manner.
(b) In the event any portion of the Financing contemplated by the Commitment Letter becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative financing sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to fund the Merger Amounts and which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Commitment Letter as of the date hereof. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to arrange and consummate the Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing if there exists any actual or, to the knowledge of Parent, threatened breach, default, repudiation, cancellation or termination by any party to the Commitment Letter or any Definitive Agreement and a copy of any written notice or other written communication from any Financing Party or other financing source with respect to any actual or threatened breach, default, repudiation, cancellation or termination by any party to the Commitment Letter or any Definitive Agreement of any provision thereof. The foregoing notwithstanding, compliance by Parent with this Section 6.20 shall not relieve Parent of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(c) Parent shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), consent or agree to any amendment, termination or modification to, or any waiver of any provision under, the Commitment Letter or the Definitive Agreements, if such amendment, modification or waiver (i) decreases the aggregate amount of the Financing (except to the extent Parent has arranged Alternative Financing or Replacement Financing obtained in accordance with Section 6.20(b) or (d), as applicable), (ii) could reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement, (iii) materially and adversely impacts the ability of Parent to enforce its rights against the other parties to the Commitment Letter or the Definitive Agreements, or (iv) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing; provided, that Parent and Merger Sub may amend the Commitment Letter or the Definitive Agreements to add lenders, lead and other arrangers, bookrunners, syndication and other agents or other entities who had not executed the Commitment Letter as of the date of this Agreement. Upon any amendment or modification of the Commitment Letter requiring the consent of the Company, Parent shall provide a copy thereof to the Company and, to the extent such amendment, replacement, supplement or modification has been made in compliance with this Section 6.20(c), the term “Commitment Letter” means the applicable Commitment Letter as so amended or modified. Notwithstanding the foregoing, compliance by Parent with this Section 6.20(c) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available. To the extent Parent obtains Alternative Financing or Replacement Financing pursuant to Section 6.20(b) or (d), as applicable, or amends, replaces, supplements, modifies or waives any of the Financing pursuant to this Section 6.20(c), references to the “Financing,” “Financing Parties” and “Commitment Letter” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing and/or Replacement Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.
(d) Parent shall have the right from time to time prior to the Closing Date to obtain in replacement or supplement of the Commitment Letter for all or a portion of the Financing other debt commitment letters from alternative lenders and/or equity commitment letters (the “Replacement Financing”) that provide for at least the same amount of funding as contemplated by the Commitment Letter and provided that such Replacement Financing (i) is not subject to any condition precedent materially less favorable than the conditions precedent contained in the Commitment Letter as of the date hereof and (ii) could not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Upon any such replacement or supplement, Parent shall provide a copy thereof to the Company and, to the extent such replacement or supplement has been made in compliance with this Section 6.20 the term “Commitment Letter” means the applicable Commitment Letter as so replaced or supplemented. Notwithstanding the foregoing, compliance by Parent with this Section 6.20(d) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.
ARTICLE VII
CONDITIONS
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Law, waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder Approval. The Requisite Stockholder Vote shall have been obtained.
(b) No Injunctions or Restraints, Illegality. No Law shall be in effect, and no temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity of competent jurisdiction after the date of this Agreement shall be in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.
Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by Parent on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.10 shall be true and correct in all respects as of the Closing Date as though made on and as of the

Closing Date, (ii) the representations and warranties of the Company set forth in Section 3.5(a) shall be true and correct in all respects, subject only to de minimis inaccuracies, as of the Closing Date as though made on the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.5(b), (c) and (d), Section 3.6(b) and (c) and Section 3.23 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and (iv) all other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, in each case, that to the extent any representation and warranty is made as of an earlier date, such representation and warranty shall be required to be true and correct in the manner set forth in the foregoing clause (i), (ii), (iii) or (iv), as applicable, as of such earlier date.
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement prior to the Closing.
(c) Officer’s Certificate. Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(b).
(d) REIT Opinion. Parent shall have received a written opinion of Company Tax Counsel or other nationally recognized tax counsel to the Company, dated as of the Closing Date, upon which Parent may rely, and substantially in the form attached as Section 7.2(d) of the Company Disclosure Schedule, to the effect that, for all taxable periods of the Company commencing with the Company’s taxable year that ended on September 30, 2017, (i) the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) the Company’s prior, current and proposed ownership, organization and method of operation have enabled the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code (x) for all such taxable periods through and including its most recently completed taxable year and (y) for its final taxable year commencing immediately after the end of its most recently completed taxable year and concluding with (and inclusive of) the Effective Time (taking into account those certain tax consequences described in Section 1.10). Such opinion shall be subject to customary exceptions, assumptions, and qualifications and based on representations contained in an officer’s certificate executed by the Company and described in Section 6.17(a).
Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2(a), Section 4.8, Section 4.12 and Section 4.13 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and (ii) all other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, in each case, that to the extent any representation and warranty is made as of an earlier date, such representation and warranty shall be required to be true and correct in the manner set forth in the foregoing clause (i) or (ii), as applicable, as of such earlier date.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 7.3(a) and Section 7.3(b).
Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated hereby, or as a basis for terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in this Article VII to be satisfied, if such failure was principally caused by such party’s breach of this Agreement, failure to act in good faith or failure to use its reasonable best efforts to consummate the Merger or the other transactions contemplated hereby in accordance with Section 6.5.
ARTICLE VIII
TERMINATION AND AMENDMENT
Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Vote (with any termination by Parent also being an effective termination by Merger Sub):
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company, by written notice to the other, if:
(i) the Merger shall not have been consummated on or before May 5, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any of its obligations under Section 6.5 has been a principal cause of the failure of the Merger to be consummated by the Outside Date;
(ii) after the date of this Agreement, any Governmental Entity of competent jurisdiction issues an Order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose breach of any of its obligations under Section 6.5 has been a principal cause of such Order or action; or
(iii) the Requisite Stockholder Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof.
(c) by Parent, by written notice to the Company:
(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by the Company by the Outside Date or (B) if reasonably capable of being cured by the Company by the Outside Date, has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent of such breach, and, in each case, would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or
(ii) prior to obtaining the Requisite Stockholder Vote, if the Company Board or any committee thereof shall have (1) effected a Recommendation Withdrawal, (2) failed to recommend against any then-pending tender or exchange offer that constitutes a Takeover Proposal within the earlier of two (2) Business Days prior to the Company Stockholders Meeting and ten (10) Business Days after it is announced or (3) failed, within ten (10) Business Days after a written request by Parent following the public announcement of a Takeover Proposal, to reaffirm the Company Board Recommendation, which request may be made only once with respect to any such Takeover Proposal except that Parent may make an additional request after any material change in the terms of such Takeover Proposal;
(d) by the Company, by written notice to Parent:
(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is reasonably incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (B) if reasonably capable of being cured by Parent or Merger Sub by the Outside Date, has not been cured by Parent or Merger Sub, as the case may be, within forty-five (45) days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, and, in each case, would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder; or
(ii) prior to obtaining the Requisite Stockholder Vote, in connection with a Superior Proposal pursuant to, and subject to the terms and conditions of, Section 6.3(d) and (e).
Section 8.2 Effect of Termination. In the event of any valid termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 (Access to Information) and the provisions of Section 6.7 (Expenses), Section 6.9 (Public Announcements), this Section 8.2 (Effect of Termination), Section 8.3 (Termination Fees) and Article IX (General Provisions), each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of any willful and material breach of this Agreement or fraud prior to such termination.
Section 8.3 Termination Fees.
(a) In the event that this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(c)(i) and (i) a Takeover Proposal was first publicly proposed or announced by any Person after the date of this Agreement and not withdrawn or abandoned as of such termination (in the case of a termination pursuant to Section 8.1(b)(i) or Section 8.1(c)(i)) or the time of the Company Stockholders Meeting (in the case of a termination pursuant to Section 8.1(b)(iii)), and (ii) the Company enters into a definitive agreement with respect to and consummates a transaction constituting a Takeover Proposal with any Person within twelve (12) months after such termination of this Agreement, then, on the date of consummation of such transaction, the Company shall pay or cause to be paid to Parent (or its designees) the Company Termination Fee (less any amount paid by the Company to Parent pursuant to Section 8.3(f)) by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(a), each reference to “20%” or “80%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.
(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, prior to or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.
(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Parent the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent.
(d) The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (i) if Parent receives the Company Termination Fee from the Company when such Company Termination Fee is due pursuant to this Section 8.3, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Company Related Parties”) and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and none of Parent, Merger Sub or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any other Company Related Party arising out of this Agreement, the Merger or any matters forming the basis for such termination; provided that the foregoing shall not limit the obligations of the Company set forth in the last sentence of this Section 8.3(d). For the avoidance of doubt, while Parent and Merger Sub may pursue both a grant of specific performance (solely in accordance with Section 9.12) and the payment of the Company Termination Fee (solely in accordance with this Section 8.3) or monetary damages, under no circumstances shall Parent and Merger Sub be entitled to receive both a grant of specific performance requiring the Company to consummate the Merger and any money damages, including all or any portion of the Company Termination Fee, and while the Company may pursue both a grant of specific performance and the payment of monetary damages, under no circumstances shall the Company be entitled to receive both a grant of specific performance requiring the Parent and Merger to consummate the Merger and any money damages. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay any amount that may become due pursuant to this Section 8.3 within the time periods specified in this Section 8.3, the Company shall pay the reasonable and documented out-of-pocket costs and expenses (including reasonable and documented legal fees and expenses of outside counsel) incurred by Parent and Merger Sub in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
(e) Notwithstanding anything to the contrary set forth in this Agreement (including Section 8.3(d)), nothing herein shall relieve any party from any liability or damages resulting from any fraud or any willful and material breach of this Agreement.
(f) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii), the Company shall reimburse Parent and its Affiliates, by wire transfer of immediately available funds to an account designated by Parent no later than two (2) Business Days after submission of reasonable documentation therefor, for all of their out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial advisors, lenders, experts and consultants) actually incurred or accrued in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, in an amount not to exceed $10,000,000.
(g) If the Company becomes obligated to pay the Company Termination Fee under this Section 8.3, then, if requested by Parent, the Company shall deposit into escrow an amount in cash equal to the Company Termination Fee with an escrow agent selected by the Company that is reasonably acceptable to Parent pursuant to a written escrow agreement (the “Company Termination Fee Escrow Agreement”) reflecting the terms set forth in this Section 8.3(g) and otherwise reasonably acceptable to the escrow agent. The Company Termination Fee Escrow Agreement shall provide that the Company Termination Fee in escrow or the applicable portion thereof shall be released to Parent on an annual basis based upon the delivery by Parent to the escrow agent of any one (or a combination) of the following: (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of Parent determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to Parent such maximum amount stated in the accountant’s letter; (ii) a letter from Parent’s counsel indicating that Parent received a private letter ruling from the IRS holding that the receipt by Parent of the Company Termination Fee would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Parent the remainder of the Company Termination Fee; or (iii) a letter from Parent’s counsel indicating that Parent has received a tax opinion from its outside counsel or accountant, respectively, to the effect that the receipt by Parent of the Company Termination Fee should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to Parent the remainder of the Company Termination Fee. The Company Termination Fee Escrow Agreement shall further provide that, at the end of the third calendar year beginning after the date on which the Company’s obligation to pay the Company Termination Fee arose (or earlier if directed by Parent), any remaining amount then being held in escrow by the escrow agent shall be disbursed to the Company. The parties agree to cooperate in good faith to amend this Section 8.3(g) at the reasonable request of Parent in order to (A) maximize the portion of the applicable Company Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve Parent’s chances of securing the favorable private letter ruling from the

IRS described in this Section 8.3(g) or (C) assist Parent in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 8.3(g). The Company Termination Fee Escrow Agreement shall provide that Parent shall bear all costs and expenses under the Company Termination Fee Escrow Agreement. The Company shall not be a party to the Company Termination Fee Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Company Termination Fee Escrow Agreement (other than any Taxes imposed on the Company in connection therewith).
Section 8.4 Procedure for Termination. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of the Company, to the extent permitted by Law, action by the Company Board or a duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.
Section 9.2 Disclosures. For purposes of the representations and warranties of Company, Parent and Merger Sub contained herein, disclosure in any section of the Company Disclosure Schedule, or other document delivered by the Company, Parent or Merger Sub, as applicable, in connection with the Merger shall qualify and apply to (a) the corresponding Section or subsection of this Agreement and (b) the other sections or subsections of this Agreement, to the extent that it is reasonably apparent from the face of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule or other document delivered by the Company, Parent or Merger Sub, as applicable, pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
Section 9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by email in the form of a .pdf attachment (provided that any such email notice must contain the following “all caps” notation in the subject line “MERGER AGREEMENT OFFICIAL NOTICE”), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Parent or Merger Sub, to:

c/o Industrial Logistics Properties Trust
255 Washington Street
Newton, MA 02458
Attention:	John G. Murray
Email:	jmurray@rmrgroup.com

with a copy to (which shall not constitute notice):

The RMR Group LLC
255 Washington Street, Suite 300
Newton, MA 02458
Attention:	Jennifer B. Clark
E-mail:	jclark@rmrgroup.com

and

Hunton Andrews Kurth LLP
200 Park Avenue
New York, NY 10166
Attention:	Laurie A. Grasso
Steven M. Haas
E-mail:	lgrasso@huntonak.com
shaas@huntonak.com

If to the Company, to:

Monmouth Real Estate Investment Corporation
101 Crawfords Corner Road, Suite 1405
Holmdel, NJ 07733
Attention:	Michael P. Landy, Chief Executive Officer
Email:	mlandy@mreic.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Robin Panovka
Sabastian V. Niles
Mark A. Stagliano
Email:	RPanovka@wlrk.com
SVNiles@wlrk.com
MAStagliano@wlrk.com

and

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention:	Jeffrey S. Lowenthal
James Z. Fang
Email:	jlowenthal@stroock.com
jfang@stroock.com

Section 9.4 Interpretation.
(a) When a reference is made in this Agreement to a Section, clause or Schedule, such reference shall be to a Section or clause of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import will be deemed to refer to November 5, 2021. Whenever the content of this Agreement permits, the masculine gender will include the feminine and neuter genders, and a reference to singular or plural will be interchangeable with the other. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the word “or” is used in this Agreement, it shall be construed in the inclusive sense of “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States of America. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. If the day by which an action is required or permitted to be taken under this Agreement is a non-Business Day, then such action may be taken on the next succeeding Business Day.
(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(c) The words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall include, when used with reference to documents or other materials required to be provided or made available to Parent or Merger Sub, any documents or other materials posted to the electronic data room maintained by the Company through IntraLinks, Inc. or filed or furnished to the SEC and publicly available, in each case as of 9:00 a.m., Eastern Time, on the date of this Agreement.
Section 9.5 Counterparts; Effectiveness. This Agreement may be executed and delivered in two (2) or more counterparts, including by facsimile or other form of electronic transmission, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.
Section 9.6 Entire Agreement; No Third Party Beneficiaries.
(a) This Agreement (including any Exhibits), the Company Disclosure Schedule, the Confidentiality Agreement and the Commitment Letter constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.
(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 6.8 and Section 9.13; and (ii) from and after the Effective Time, the rights of holders of Company Common Shares, Company Preferred Shares, Options and Restricted Stock Awards to receive the Merger Consideration, the Preferred Stock Consideration or other payments set forth in Article II.
(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.10(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that (a) Parent may assign this Agreement or any or all of its rights and obligations hereunder to any Affiliate, joint venture or partnership without the prior written consent of the Company, in which case Parent shall promptly notify the Company of such assignment and the identity of such assignee, and Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder, provided that no such assignment shall be permitted if it would reasonably be expected to prevent, delay or impede the consummation of the transactions contemplated by this Agreement; and (b) Parent and Merger Sub may grant a security interest in their respective rights under this Agreement, in whole or in part, in connection with the Financing. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 9.9 Amendment. This Agreement may be amended by the parties at any time before or after the Requisite Stockholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 9.10 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors or trustees, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 9.11 Governing Law and Venue; Waiver of Jury Trial.
(a) This Agreement and any disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of law thereof.
(b) EACH OF THE PARTIES HERETO IRREVOCABLY (I) AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE AND THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS), SHALL BE BROUGHT AND EXCLUSIVELY VENUED IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND, NORTHERN DIVISION, OR, ONLY IF THAT COURT LACKS SUBJECT MATTER JURISDICTION, IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND; (II) SUBMITS TO THE PERSONAL JURISDICTION OF THE COURTS REFERRED TO IN THE PRECEDING

CLAUSE (I) (AND TO THE JURISDICTION OF ANY COURT TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS); AND (III) WAIVES, AND AGREES NOT TO ASSERT AS A DEFENSE IN ANY SUCH ACTION OR PROCEEDING, LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON-CONVENIENS, AND AGREES NOT TO SEEK TRANSFER TO ANY OTHER VENUE. EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-308 (OR ANY SUCCESSOR THERETO). THE PARTIES AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY EXHIBITS) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY EXHIBITS), THE COMPANY DISCLOSURE SCHEDULE AND THE CONFIDENTIALITY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY EXHIBITS). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT (INCLUDING ANY EXHIBITS) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).
Section 9.12 Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding anything to the contrary in this Agreement, the Company shall not be entitled to seek specific performance to cause Parent and Merger Sub to consummate the Merger and the Closing and to make the payments contemplated by this Agreement unless (A) the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing; provided, that those conditions are then capable of being satisfied at the Closing), and (B) the Company has confirmed by written notice to Parent that the date the Closing should have occurred pursuant to Section 1.2(a) has occurred and that the Company is ready, willing and able to consummate the Merger on the date of such written notice.
Section 9.13 Certain Financing Provisions. The Company, on behalf of itself, the Company Subsidiaries and each of its controlled Affiliates, hereby: (a) agrees that any legal action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof, and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, and agrees not to bring or support any such legal action against any Financing Party in any forum other than such courts, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to the Financing, (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (d) agrees that none of the Financing Parties shall have any liability to the Company, the Company Subsidiaries and each of their respective Affiliates relating to or arising out of this Agreement, the Financing or any of the agreements (including the Commitment Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (subject to the last sentence of this Section 9.13), and (e) agrees that the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.13 and that this Section 9.13 may not be amended without the written consent of the Financing Entities. Notwithstanding the foregoing, nothing in this Section 9.13 shall in any way limit or modify the rights and obligations of Parent under this Agreement, or any Financing Party’s obligations to Parent under the Commitment Letter.
Section 9.14 Definitions. As used in this Agreement:
“Action” means any action, claim, suit, complaint, arbitration, subpoena, injunction or proceeding.
An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Merger Consideration” has the meaning set forth in Section 2.1(a).
“Agreement” has the meaning set forth in the preamble hereto.
“Alternative Financing” has the meaning set forth in Section 6.20(b).
“Articles of Merger” has the meaning set forth in Section 2.1(b).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(c).
“beneficially own” (and the related term “beneficial ownership”) has the meaning given under Section 13(d) of the Exchange Act.
“Book-Entry Shares” has the meaning set forth in Section 1.6(f).
“Business Day” means any day other than a Saturday, a Sunday or any day on which the SEC or banking institutions in the City of New York are authorized or required by Law or executive order to be closed.
“Bylaws” means the Bylaws of the Company, as in effect as of the date of this Agreement.
“Certificate of Merger” has the meaning set forth in Section 2.1(b).
“Certificates” has the meaning set forth in Section 1.6(f).
“Claim” has the meaning set forth in Section 6.8(b).
“Closing Date” has the meaning set forth in Section 1.2(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment Letter” has the meaning set forth in Section 4.10(a).
“Common Book-Entry Shares” has the meaning set forth in Section 1.6(c).
“Common Certificate” has the meaning set forth in Section 1.6(c).
“Closing” has the meaning set forth in Section 1.2(a).
“Company” has the meaning set forth in the preamble hereto.
“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, retiree medical or life insurance, stock bonus, stock purchase, restricted stock, stock option or other equity or equity-based arrangement, phantom equity, collective bargaining, employment, individual consulting or contracting, termination, retention, incentive, bonus, change in control, separation pay, stay, retention, salary continuation, or severance agreement, plan, program, policy, arrangement or contract) (x) under which any current or former director, officer, employee or other service provider of the Company or any of the Company Subsidiaries has any present or future right to benefits, (y) that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of the Company Subsidiaries or which the Company or any of the Company Subsidiaries has any obligation to maintain, sponsor or contribute, or (z) otherwise with respect to which the Company or any of the Company Subsidiaries has (or could incur) any direct or indirect liability, whether contingent or otherwise (including on behalf of an ERISA affiliate).
“Company Board” means the Board of Directors of the Company.
“Company Board Recommendation” has the meaning set forth in Section 3.2(b).
“Company Capitalization Date” has the meaning set forth in Section 3.5(a).
“Company Common Share” has the meaning set forth in Section 1.6(a).
“Company Common Stock” has the meaning set forth in Section 1.6(a).
“Company Disclosure Schedule” has the meaning set forth in Article III.
“Company DRIP” means the Dividend Reinvestment and Stock Purchase Plan of the Company.
“Company Financial Advisors” has the meaning set forth in Section 3.16.
“Company Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Company Material Adverse Effect has occurred: (a) changes or fluctuations in the United States or global economy or any securities, capital, credit or financial markets or market conditions, including changes in interest rates, inflation and credit conditions; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism), or any acts of civil disobedience or unrest or responses thereto; (c) changes that are the result of factors generally affecting the real estate industry or the geographic areas in which the Company or any of the Company Subsidiaries operate; (d) any loss of, or adverse change in, the relationship of the Company or any of the Company Subsidiaries with its lessees, employees, suppliers, financing sources, business partners, regulators or other third parties caused by the identity of Parent, the execution of this Agreement or the announcement, negotiation, existence or performance of the transactions contemplated by this Agreement (provided, that this clause (d) shall not apply to the use of Company Material Adverse Effect in Section 3.4 (or Section 7.2(a) as it relates to Section 3.4)); (e) changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board or any applicable Law or interpretation, application or enforcement of any of the foregoing; (f) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues, earnings, cash flow, funds from operations or other metrics for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect, to the extent not otherwise excluded hereunder; (g) the suspension of trading in securities on the NYSE or a decline in the price, or a change in the trading volume, of the Company Common Stock on the NYSE; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such suspension or decline has resulted in, or contributed to, a Company Material Adverse Effect, to the extent not otherwise excluded hereunder; (h) any event, change, circumstance or effect resulting from or relating to COVID-19 or any Contagion Event arising therefrom; (i) any event, change, circumstance or effect resulting from or relating to any earthquakes, hurricanes, tornados or other weather conditions, natural disasters, Contagion Events (other than COVID-19, which is the subject of clause (h)) or force majeure events; (j) any change or announcement of a potential change in the credit rating of the Company or any of the Company Subsidiaries or any of their securities; provided that the exception in this clause (j) shall not preclude a determination that any event, change, circumstance or effect underlying such change or announcement of a potential change has resulted in, or contributed to, a Company Material Adverse Effect, to the extent not otherwise excluded hereunder; or (k) compliance by the Company with the terms of this Agreement, including the failure of the Company to take any action as a result of restrictions in Article V of this Agreement, or any actions taken, or failure to take any action, which Parent has requested in writing or to which Parent has consented in writing; provided that the exceptions in clauses (a), (b), (c), (e) and (i) shall not apply to the extent such event, change, circumstance or effect disproportionately and adversely affects the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same industry in which the Company and the Company Subsidiaries operate.
“Company Permits” has the meaning set forth in Section 3.12(b).
“Company Preferred Share” has the meaning set forth in Section 1.6(e).
“Company Preferred Stock” has the meaning set forth in Section 1.6(e).
“Company Property” has the meaning set forth in Section 3.15(a).
“Company Related Parties” has the meaning set forth in Section 8.3(d).
“Company SEC Documents” has the meaning set forth in Section 3.7(a).
“Company Securities” has the meaning set forth in Section 3.5(b).
“Company Stockholders Meeting” has the meaning set forth in Section 6.2.
“Company Subsidiaries” has the meaning set forth in Section 3.6.
“Company Subsidiary” has the meaning set forth in Section 3.6.
“Company Subsidiary Partnership” has the meaning set forth in Section 3.17(i).
“Company Subsidiary Securities” has the meaning set forth in Section 3.6.
“Company Tax Counsel” means Stroock & Stroock & Lavan LLP.
“Company Tax Protection Agreements” has the meaning set forth in Section 3.17(i).
“Company Termination Fee” means $72,000,000.
“Company Termination Fee Escrow Agreement” has the meaning set forth in Section 8.3(g).
“Condition Satisfaction Date” has the meaning set forth in Section 1.2(a).
“Confidentiality Agreement” means the the Non-Disclosure, Standstill and Non-solicitation Agreement, dated as of February 5, 2021, by and between the Company and Parent.
“Contagion Event” means any outbreak, ongoing effect, worsening or additional wave of any contagious disease, epidemic or pandemic (including COVID-19) or any state of emergency, martial law, shelter-in-place, quarantine, stay-at-home, social distance, shut down, closure, sequester, masking, vaccine or similar directive, policy, recommendation, guidance or other action by any Governmental Entity or quasi-governmental authority in response or related thereto.
“Constituent Documents” means, with respect to any entity, the articles or certificate of incorporation, the bylaws of such entity, or any similar charter or other governing documents of such entity.
“Contract” means, with respect to any Person, all contracts, agreements, leases and other binding instruments to which such Person is a party.
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence, evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.
“D&O Insurance” has the meaning set forth in Section 6.8(f).
“DE SOS” has the meaning set forth in Section 2.1(b).
“Definitive Agreements” has the meaning set forth in Section 6.20(a).
“Development Contract” has the meaning set forth in Section 3.15(e).
“DLLCA” has the meaning set forth in the recitals hereto.

“Effective Time” has the meaning set forth in Section 1.2(b).
“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, Order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of law (including common law) regulating or relating to the protection of human health or safety with respect to exposure to Hazardous Substances, the environment and natural resources, including, without limitation, laws relating to the protection of ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation, wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release and/or threatened release of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.
“Excess Stock” has the meaning set forth in Section 3.5(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 15, 2019, by and among the Company, as borrower, Bank of Montreal, as administrative agent, and the other lenders, guarantors and parties from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof).
“Extended Closing Date” has the meaning set forth in Section 1.2(a).
“Facility Lease” has the meaning set forth in Section 3.15(b).
“Financing” has the meaning set forth in Section 4.10(a).
“Financing Entities” means each debt provider (including each agent and arranger) that commits to provide Financing to Parent pursuant to the Commitment Letter; provided that neither Parent nor any of its Affiliate shall be a Financing Entity.
“Financing Parties” means each Financing Entity, and their respective Representatives and Affiliates and their respective successors and assigns; provided that neither Parent nor any of its Affiliates shall be a Financing Party.
“GAAP” means the United States generally accepted accounting principles.
“Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any regulatory authority or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, arbitral body, judicial or administration functions of the government.
“Hazardous Substance” means any substance, chemical, material or waste which is now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “regulated substance,” “contaminant,” or “pollutant” (or words of similar import) within the meaning of or regulated or addressed under any Environmental Law. Without limitation of the generality of the foregoing, Hazardous Substance includes the following: significant mold; petroleum and petroleum products and compounds containing them or derived from them, including gasoline, diesel fuel, oil, and other fuels and petroleum products or fractions thereof; pesticides and herbicides; radon; carcinogenic materials; explosives; flammable materials; infectious materials; corrosive materials; mutagenic materials; radioactive materials; polychlorinated biphenyls (PCBs), and compounds containing them; per- and polyfluoroalkyl substances (PFAS); lead and lead-based paint; asbestos or asbestos containing materials in any form that is or could become friable; underground or aboveground storage tanks, whether empty or containing any substance; any medical products or devices, including those materials defined as “medical waste” or “biological waste” under relevant statutes or regulations pertaining to any Environmental Law; and any other substance the presence of which on, under, or about the Real Property is regulated by or prohibited by any Governmental Entity.
“Incentive Plans” means the Amended and Restated 2007 Incentive Award Plan of the Company, as amended and restated on May 18, 2017 and any other Company employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.

“Indebtedness” means, with respect to any Person, without duplication, all obligations of or undertakings by (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) by such Person (a) for borrowed money (including deposits or advances of any kind to such Person), (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases, synthetic lease obligations or to pay the deferred and unpaid purchase price of property or equipment (other than trade payables entered into in the ordinary course of business), (d) pursuant to securitization or factoring programs or arrangements, (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries), (f) in the nature of net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (g) in the nature of letters of credit, bank guarantees, security or performance bonds or similar Contracts or arrangements entered into by or on behalf of such Person, (h) for all Indebtedness of other Persons secured by a Lien on property or assets owned or acquired by such first Person, whether or not the indebtedness secured thereby has been assumed, (i) for the deferred purchase price of property or services already delivered (other than trade debt and trade payables incurred in the ordinary course of business and not overdue), including any “earn-out” or similar payments (contingent or otherwise) for past acquisitions, and (j) for all guarantees of such Person of any indebtedness of any other Person described in clauses (a) through (g), other than a wholly owned Subsidiary of such Person.
“Indemnified Party” has the meaning set forth in Section 6.8(a).
“Intellectual Property” means: (a) trademarks, service marks, logos, trade names and trade dress, (b) domain names, (c) copyrights and other works of authorship (whether or not copyrightable), database rights and moral rights, (d) software and computer programs (whether in object code or source code form), data, databases, tools, firmware, systems, and related documentation, (e) patents, (f) trade secrets, know-how, and other confidential or proprietary information, ideas, formulas, source code, compositions, processes, technologies, methods, algorithms, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and proposals, pricing and cost information and customer and supplier data, lists and information, (g) all other intellectual property and proprietary information and rights, including in each of (a) through (f), whether protected, created or arising under the Laws of the United States or any other jurisdiction, and (h) all registrations and applications for registration of any of the foregoing.
“IRS” means the Internal Revenue Service.
“knowledge” means (a) with respect to Parent, the actual knowledge of John Murray and Richard Siedel, and (b) with respect to the Company, the actual knowledge of the individuals named in Section 9.1 of the Company Disclosure Schedule.
“Law” means any statute, law, act, code, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.
“Liens” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.
“Material Contract” has the meaning set forth in Section 3.22(a).
“Merger” has the meaning set forth in the recitals hereto.
“Merger Amounts” has the meaning set forth in Section 4.10(c).
“Merger Consideration” has the meaning set forth in Section 1.6(b), subject to adjustment pursuant to Section 1.8, if applicable.
“Merger Sub” has the meaning set forth in the preamble hereto.
“MGCL” has the meaning set forth in the recitals hereto.
“NYSE” means The New York Stock Exchange.
“Option” means any option to purchase Company Common Shares granted under any of the Incentive Plans or otherwise.

“Order” means any order, writ, injunction, decree or judgment issued, promulgated or entered by any Governmental Entity.
“other party” means, with respect to the Company, Parent and Merger Sub, and with respect to Parent or Merger Sub, the Company, in each case unless the context otherwise requires.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Parent” has the meaning set forth in the preamble hereto.
“Parent Material Adverse Effect” means any event, change, circumstance or effect that has prevented, materially delayed or materially impaired, or would prevent, materially delay or materially impair, the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.
“parties” has the meaning set forth in the preamble hereto.
“Paying Agent” has the meaning set forth in Section 2.1(a).
“Permit” means governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, waivers, clearances, decisions, orders and approvals.
“Permitted Liens” means (a) any Liens for Taxes or other governmental charges (i) not yet due and payable, (ii) the amount or validity of which is being contested in good faith or (iii) for which appropriate reserves have been established or funds are otherwise be available in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens (i) the amount or validity of which is being contested in good faith and for which appropriate reserves have been established or funds are otherwise available in accordance with GAAP or (ii) that are filed or otherwise apply in the ordinary course of business and the responsibility of which is a tenant under a Facility Lease, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the current use or operation of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith, and (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report.
“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity.
“Preferred Certificate” has the meaning set forth in Section 1.6(f).
“Preferred Book-Entry Shares” has the meaning set forth in Section 1.6(f).
“Preferred Stock Consideration” means the amount of $25.00 in cash plus all accumulated and unpaid dividends to, but not including, the Closing Date, per share of Company Preferred Stock, subject to adjustment pursuant to Section 1.8.
“Prior Merger Agreement” means that Amended and Restated Agreement and Plan of Merger, dated as of August 15, 2021, by and among Equity Commonwealth, EQC Maple Industrial LLC and the Company.
“Property Management Contract” has the meaning set forth in Section 3.15(e).
“Property Transfer Contract” has the meaning set forth in Section 3.15(d).
“Proxy Statement” has the meaning set forth in Section 6.1(a).
“Qualified REIT Subsidiary” has the meaning set forth in Section 3.6.
“Qualifying REIT Income” has the meaning set forth in Section 8.3(g).
“Recommendation Withdrawal” has the meaning set forth in Section 6.3(c).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“REIT Qualifying Dividends” has the meaning set forth in Section 5.1(b)(ii).
“Replacement Financing” has the meaning set forth in Section 6.20(d).
“Representatives” means, with respect to any party, such party’s officers, directors, trustees and employees and any advisors, attorneys, consultants or other representatives (acting in such capacity) of such party.
“Requisite Stockholder Vote” has the meaning set forth in Section 3.2(a).
“Restricted Stock Award” means a restricted stock award in respect of a Company Common Share granted under any of the Incentive Plans or otherwise.
“Sales Activities” has the meaning set forth in Section 6.18(a).
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).
“SDAT” has the meaning set forth in Section 1.2(b).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Significant Subsidiary” means any Company Subsidiary that qualifies as a “Significant Subsidiary” under Item 1.02(a)(w) of Regulation S-X of the SEC.
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Superior Proposal” has the meaning set forth in Section 6.3(h).
“Support Agreements” has the meaning set forth in the recitals hereto.
“Surviving Entity” has the meaning set forth in Section 1.1.
“Takeover Proposal” has the meaning set forth in Section 6.3(h).
“Takeover Statute” has the meaning set forth in Section 3.24.
“Tax” means any and all taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Taxing Authority, including any income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other Taxing Authority).
“Taxable REIT Subsidiary” has the meaning set forth in Section 3.6.
“Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes and filed with any Taxing Authority, including any elections, declarations, schedules or attachments thereto, and any amendments thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
“Transfer Taxes” has the meaning set forth in Section 6.17(b).
(The remainder of this page is left blank.)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
INDUSTRIAL LOGISTICS PROPERTIES TRUST

By:	/s/ John G. Murray
	Name:	John G. Murray
	Title:	President and Chief Executive Officer

MAPLE DELAWARE MERGER SUB LLC

By:	/s/ John G. Murray
	Name:	John G. Murray
	Title:	President and Chief Executive Officer

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Michael P. Landy
	Name:	Michael P. Landy
	Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B

November 4, 2021
The Board of Directors
Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road
Suite 1405
Holmdel, New Jersey 07733
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the “Company Common Stock”), of Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and a wholly-owned subsidiary of the Acquiror (“Merger Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company, Acquiror and Merger Sub, will be converted into the right to receive $21.00 per share in cash (the “Consideration”).
In connection with preparing our opinion, we have (i) reviewed a draft dated November 3, 2021 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or
B-1

other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company, or any material financial advisory or other material commercial or investment banking relationships with the Acquiror or RMR Group, a controlling affiliate of the Acquiror. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

B-2

Annex C

CONFIDENTIAL
November 4, 2021
Board of Directors
Monmouth Real Estate Investment Corporation
Bell Works, 101 Crawfords Corner Road
Suite 1405
Holmdel, NJ 07733
Ladies and Gentlemen:
CSCA Capital Advisors, LLC, the broker-dealer subsidiary of CS Capital Advisors, LLC (together with CS Capital Advisors, LLC, “CSCA”), understands that Monmouth Real Estate Investment Corporation (the “Company”), a Maryland corporation, intends to enter into a transaction pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among, the Company, Parent, a Maryland real estate investment trust (“Parent”), and Maple Delaware Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”) for the purpose of effecting the Merger (as defined below). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.
CSCA understands that Monmouth is a fully integrated and self-managed real estate company specializing in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. CSCA also understands that Parent is a NYSE listed real estate investment trust owns and leases industrial and logistics properties throughout the United States. Parent is externally managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company.
1. We understand the following: Pursuant to the terms of the Merger Agreement, the Company will be merged with and into Merger Sub (the “Merger”), and Merger Sub will continue as the surviving entity. Pursuant to the Merger, (i) each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock”, and each, a “Company Common Share”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $21.00 in cash (the “Merger Consideration”) (ii) each share of 6.125% Series C Cumulative Redeemable Preferred Stock of the Company (such shares, collectively, the “Company Preferred Stock”, and each, a “Company Preferred Share”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to $25.00 in cash plus all accumulated and unpaid accrued dividends to, but not including, the Closing Date (the “Preferred Stock Consideration”), (iii) each stock option outstanding immediately prior to the Effective Time (each, an “Option”), whether vested or unvested, shall be canceled and the holder thereof shall then become entitled to receive the excess, if any, of the Merger Consideration over the applicable exercise price per Company Common Share under such Option, without interest, and (iv) each restricted stock award outstanding immediately prior to the Effective Time (each, a “Restricted Stock Award”), shall be canceled and the holder thereof shall then become entitled to receive the Merger Consideration in respect of each share of Company Common Share subject to such Restricted Stock Award together with any accumulated and unpaid dividends with respect thereto, without interest. The terms and conditions of the Merger are more fully set forth in the Merger Documents (as defined below). All dollar amounts described herein are in U.S. dollars.
In accordance with the terms of our fairness opinion engagement letter dated November 4, 2021 (the “Fairness Opinion Engagement Letter”), you have requested that CSCA render an opinion to the Board of Directors of the Company (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company Common Stock.

In connection with this Opinion, CSCA has reviewed and considered such financial and other matters as CSCA has deemed relevant and appropriate under the circumstances. CSCA’s procedures, investigations and financial analysis with respect to the preparation of this Opinion included, among other things, the following:
(i)
CSCA reviewed the Company’s (i) audited financial information for the twelve-month periods ended September 30, 2018, 2019, and 2020, respectively, (ii) a draft of the unaudited financial information for the three-month and twelve-month periods ended September 30, 2021, and (iii) projected financial information relating to the business, earnings, cash flow, assets, liabilities and capitalization. All of the foregoing information was prepared and provided to us by Company management;

(ii)
CSCA reviewed certain publicly available audited and unaudited financial statements and other publicly available business, financial and other information of the Company including but not limited to the Annual Report filed on Form 10-K for the fiscal year ended September 30, 2020 and related supplementary financial information thereto, and the Quarterly Report on Form 10-Q and related supplementary information for each of the fiscal quarters ended June 30, 2021, March 31, 2021, and December 31, 2020;

(iii)
CSCA reviewed other non-public financial and operating information of the Company including detailed 5-year financial projections prepared by management, information relating to its existing leases, existing debt and related prepayment penalties, historical capital expenditures and related projections, historical re-leasing history and related projections, pending property acquisitions (as to which there can be no assurance of such acquisitions closing) and related leases and financing, among others;

(iv)	CSCA reviewed drafts of the Merger Agreement, the most recent draft dated November 4, 2021, and the Disclosure Schedules thereto, (collectively, the “Merger Documents”);
(v)
CSCA compared certain publicly available financial information of the Company with similar publicly available information of other comparable publicly traded industrial and net lease REITs, all as CSCA deemed relevant to its analysis;

(vi)	CSCA reviewed the terms, to the extent publicly available, of certain comparable transactions, and compared such terms to the terms of the Merger, all as CSCA deemed relevant to its analysis;
(vii)	CSCA reviewed the stock price history of each of the Company and compared such prices to the terms of the Merger, all as CSCA deemed relevant to its analysis;
(viii)	CSCA performed various financial analyses as CSCA deemed appropriate, using generally accepted analytical valuation methodologies; and
(ix)
CSCA performed such other analyses, inquiries and investigations and consideration of such other factors as CSCA deemed appropriate for the purposes of this Opinion, including its knowledge of REITs, the industrial real estate sector, as well as its experience in connection with similar transactions and securities valuation generally.

For purposes of rendering this Opinion, CSCA has assumed, without independently verifying or confirming, at the direction of the Company, that the terms of the Merger will conform in all material respects with those set forth in the Merger Documents. CSCA has also assumed that the Merger Documents provided to it in draft form are ultimately executed in final form consistent in all material respects with the most recent drafts provided and that the Merger and all related transactions described in or contemplated by the Merger Documents occur in all material respects as described in and contemplated by such agreements. CSCA has also assumed in all respects material to its analyses that the representations and warranties of the parties to any agreement entered into in connection with the Merger will be true and correct, that the parties to such agreements will perform all of the covenants and agreements required to be performed by it under such agreements, and that all conditions to the consummation of the Merger will be satisfied without any material modification or waiver thereof. CSCA has also assumed that all governmental, regulatory, stockholder and other consents and approvals contemplated by the Merger will be obtained and that in the course of obtaining any of those consents, no restrictions or conditions (including any divestiture requirements) will be imposed or waivers made that would have an adverse effect on any of the Company, Merger Sub, or Parent or the contemplated Merger, except as provided in the Merger Documents.

For purposes of this Opinion, CSCA has, with your consent, assumed and relied upon, without independent verification, and has been advised by management of the Company as to, the accuracy and completeness of all projections provided by management and all financial and other information publicly available to, furnished to, or otherwise made available to or discussed with CSCA including, without limitation, the items listed above as reviewed by and/or discussed with CSCA and the financial statements and forecasts as provided by management of the Company. With respect to financial information, at the Company’s direction, CSCA has assumed without independent verification that (i) such financial information, projections and other information were reasonably prepared (to the extent prepared by management of the Company) on a basis that reflects the best currently available estimates and good faith judgment of the management of the Company, (ii) such financial information and projections are a reasonable basis to evaluate the Company, and at the Company’s direction we have relied upon such financial information and projections for purposes of our analyses and this Opinion and (iii) there has been no material adverse change in the assets, financial condition, business or prospects of the Company. CSCA assumes no responsibility for and expresses no opinion as to the forecasts or the assumptions on which they were made. CSCA has also assumed that as to all legal matters pertaining to the Company, the Company has been appropriately advised by the Company’s legal counsel.
CSCA was not engaged to, and therefore did not, independently verify the accuracy or completeness of any of the information provided to CSCA, nor does it express any opinion with respect thereto. CSCA has relied upon the assurances of the management of the Company that management is not aware of any information or facts that would make the information provided or otherwise made available to CSCA incomplete, materially inaccurate or misleading. CSCA has not performed any independent evaluation, valuation, audit or appraisal of assets or liabilities (contingent or otherwise, including contractual rights or obligations), or physical inspection of any assets, of the Company and CSCA did not attempt to assess or value any of the intangible assets of the Company; nor has CSCA obtained or been furnished with any such valuations, audits or appraisals. In addition, CSCA has not evaluated, or obtained the evaluations of, the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.
For the purposes of its analyses and review, CSCA made numerous assumptions based on its judgment and experience and without seeking independent verification with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger Agreement. The analyses performed by CSCA are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.
CSCA is not expressing any opinion with respect to any alternatives to the Merger or other strategic alternatives that may be available to the Company or otherwise. This Opinion also does not address the merits of the underlying decision by the Company to engage in the Merger or the manner in which to effect the Merger or the relative merits of its decision not to proceed with any alternative strategies or transactions that may be available to the Company. Further, CSCA was not engaged to, and did not, independently assess or consider, and this Opinion does not address, any tax, regulatory, legal and accounting matters relating to the Merger Documents, the Merger or the consequences of the Merger on the Company, Parent or any stockholder of the Company or stockholder of Parent.
This Opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Company Common Shares and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officer, director or employee of any party to the Merger, or class of such persons, relative to the Merger Consideration.
This Opinion is necessarily based on CSCA’s assessment of economic, market, financial, regulatory and other conditions and circumstances as they exist and which can be evaluated, and the information made available to CSCA, on and as of the date hereof. CSCA has prepared this Opinion effective as of the date hereof. It should be understood that subsequent developments may affect this Opinion, and CSCA does not have any obligation and accepts no responsibility to update, revise or reaffirm this Opinion and it expressly disclaims any responsibility to do so. CSCA shall not be required to update this Opinion as a consequence of any changes in projections, financial information, Company performance, or other circumstances.

CSCA is a recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes from which conflicting interest or duties, or a perception thereof, may arise. CSCA is acting as non-exclusive financial advisor to the Company in connection with the Merger and will receive a non-contingent fee from the Company for its services pursuant to the Fairness Opinion Engagement Letter, payable at the time it renders this Opinion. In addition, the Company has agreed to reimburse CSCA for certain reasonable out-of-pocket expenses and indemnify CSCA for certain liabilities arising out of the Fairness Opinion Engagement Letter. Pursuant to the terms of the Fairness Opinion Engagement Letter, CSCA may be paid additional fees at CSCA’s standard hourly rates for any time incurred should CSCA be called upon to support its findings or provide further services related to this Opinion subsequent to the delivery of this Opinion. Pursuant to a separate engagement agreement with the Company dated January 13, 2021, subsequently amended on August 15, 2021, and subsequently further amended on November 4, 2021 (the “Engagement Agreement”), CSCA will also receive a success fee from the Company, which fee is contingent upon the consummation of the Merger. Pursuant to a separate advisory agreement with the Company dated December 8, 2020, (the “Advisory Agreement”), CSCA has and will receive quarterly retainers from the Company until such agreement is terminated. In addition, the Engagement Agreement and the Advisory Agreement provide that CSCA will be reimbursed for certain reasonable out-of-pocket expenses and CSCA will be indemnified for certain liabilities arising out of its engagement pursuant to the Engagement Agreement and the Advisory Agreement. In the two years preceding the date of this Opinion, CSCA has provided certain financial advisory services for the Company, having received $2,224,520 for such services, including reimbursement of expenses. In the two years preceding the date of this Opinion, CSCA has not provided investment banking and advisory services to, or received any compensation from, Parent but may in the future provide such services to Parent for which it may receive customary fees and reimbursement of expenses.
This Opinion was approved by a fairness committee consisting of senior members of management of CSCA in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Subject to the next to last sentence of the next paragraph, it is understood that this Opinion is solely for the exclusive use of the Board of Directors of the Company in their consideration of the Merger and may not be used for any other purpose. There are no intended third party beneficiaries to this Opinion, and no person or entity other than the Board of Directors of the Company is permitted to rely on this Opinion. This Opinion does not constitute a recommendation to the Company, to the Board of Directors of the Company, the Company’s stockholders, or any other person or entity, as to whether or not to approve the Merger or to take any other action in connection with the Merger or otherwise, including how any member of the Board of Directors of the Company, or any holder of Company Common Stock, should vote with respect to the Merger.
This Opinion may not be disclosed, summarized, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with CSCA’s prior written approval; however, this Opinion may, without CSCA’s prior written approval, be reproduced in full in any filing by the Company or Parent with the Securities and Exchange Commission if such inclusion is required by law, rule or regulation. If narrative reference or a description of this Opinion is to be included in a filing by the Company or Parent with the Securities and Exchange Commission as referred to in the prior sentence, such reference or description shall be subject to CSCA’s prior written approval, not to be unreasonably withheld or delayed.
Based upon and subject to all of the foregoing, CSCA is of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Shares in the Merger is fair, from a financial point of view.
Very truly yours,

/s/ CSCA Capital Advisors, LLC

CSCA Capital Advisors, LLC

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION
Special Meeting of Shareholders
February 17, 2022 at 11:00 AM Eastern Time
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The shareholder of Monmouth Real Estate Investment Corporation, a Maryland Corporation (“Monmouth”), executing the reverse of this Proxy Card (the “Shareholder”), hereby appoints Eugene W. Landy, Michael P. Landy, and Kevin Miller, and each or any of them, as proxies of the Shareholder, with full power of substitution in each or any of them, to attend the special meeting of shareholders (the “Special Meeting”) of Monmouth, to be held virtually via the Internet at www.virtualshareholdermeeting.com/MNR2022SM on February 17, 2022 at 11:00 AM Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Special Meeting and to otherwise represent the Shareholder at the Special Meeting with all powers possessed by the Shareholder if personally present at the Special Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of Monmouth’s board of directors.

The Shareholder hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Special Meeting.

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